As filed with the Securities and Exchange Commission on June 2, 2023.

Registration No. 333-272123

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

Amendment No. 1
to
FORM S-1

____________________________

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________

MAISON SOLUTIONS INC.
(Exact name of Registrant as specified in its charter)

____________________________

Delaware	5411	84-2498797
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

127 N Garfield Ave, Monterey Park, California 91754
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices

____________________________

John Xu
President and Chief Executive Officer
Maison Solutions Inc.
127 N Garfield Ave, Monterey Park, California 91754
(626) 737-5888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

Mark Y. Liu, Esq. Christina Russo, Esq. Akerman LLP 601 West 5th Street, Suite 300 Los Angeles, California 90071 (213) 688-9500	Elliot H. Lutzker Davidoff Hutcher & Citron LLP 605 Third Avenue, 34th Floor New York, New York 10158 (212) 557-7200

____________________________

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JUNE 2, 2023

Shares of Class A Common Stock

Maison Solutions Inc.

____________________________

This is the initial public offering of shares of our Class A common stock. Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price of our Class A common stock is expected to be $4.00. We have selected the price of $4.00 per share for use herein as the assumed sales price for our shares, given recent market volatility, for purposes of calculation of estimated use of proceeds, estimated dilution and other matters in this prospectus. We have applied to list our Class A common stock on the Nasdaq Capital Market under the symbol “MSS.” It is a condition of this offering that our Class A common stock be listed on Nasdaq.

We have two classes of common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one (1) vote. Each share of Class B common stock is entitled to ten votes and is convertible at any time into one share of Class A common stock. John Xu, our Chairman and Chief Executive Officer, holds all of our outstanding shares of Class B common stock and is the beneficial owner of            shares of Class A common stock, which will collectively represent approximately            % of the voting power of our outstanding capital stock following this offering.

We are an “emerging growth company” as defined under the federal securities laws and, as such, we have elected to comply with reduced reporting requirements for this prospectus and may elect to in future filings.

We are a “Controlled Company” as defined under the Nasdaq Stock Market Rules because, and as long as, Mr. John Xu holds more than 50% of the Company’s voting power he will exercise control over the management and affairs of the company and matters requiring stockholder approval, including the election of the Company’s directors. Mr. Xu, who after our initial public offering will control more than 50% of the voting power of our outstanding capital stock, will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors, as well as the overall management and direction of our company. For so long as we remain a Controlled Company under that definition, we are permitted to elect, and intend, to rely on certain exemptions from corporate governance rules of Nasdaq, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 15.

	Per Share		Total
Initial public offering price		$4.00	$15,000,000
Underwriting discount and commissions(1)(2)	$		$1,012,500
Proceeds, before expenses, to us	$		$13,987,500

____________

(1)      Represents underwriting discounts and commissions equal to 6.75% per share of Class A common stock, which is the underwriting discount we have agreed to pay to the underwriters.

(2)      Does not include a non-accountable expense allowance payable to Joseph Stone Capital, LLC, the representative (the “Representative”) of the underwriters, or the reimbursement of certain expenses of the underwriters. See “Underwriting” for additional information regarding all underwriting compensation.

The underwriters have an option to purchase up to 562,500 additional shares of Class A common stock, representing 15% of the shares of Class A common stock sold in this offering, at the initial public offering price less the underwriting discount, within 45 days of the date of this prospectus to cover over-allotments of shares (the “Over-allotment Option”).

This offering is being conducted on a firm commitment basis. The Representative is obligated to take and purchase all of the shares of Class A common stock offered under this prospectus if any such shares are taken.

The underwriters expect to deliver the shares on or about            , 2023.

JOSEPH STONE CAPITAL, LLC

The date of this prospectus is            , 2023

You should rely only on the information contained in this prospectus, or on any free writing prospectus, that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock.

This prospectus contains information derived from various public sources regarding our industry. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

i

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you or that you should consider before buying shares of our Class A common stock. You should read the entire prospectus carefully. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. In particular, you should read the sections titled “Risk Factors,” “Selected Historical Financial and Other Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and our consolidated financial statements and the related notes included elsewhere in this prospectus. In this prospectus, unless the context requires otherwise, references to “we,” “us,” “our,” “Maison” or “the Company” refer to Maison Solutions Inc.

Our Company

We are a fast-growing, specialty grocery retailer offering traditional Asian food and merchandise to modern U.S. consumers, in particular to members of Asian-American communities. We are committed to providing Asian fresh produce, meat, seafood, and other daily necessities in a manner that caters to traditional Asian-American family values and cultural norms, while also accounting for the new and faster-paced lifestyle of younger generations and the diverse makeup of the communities in which we operate. To achieve this, we are developing a center-satellite stores network. Since our formation in July 2019, we have acquired equity interests in four traditional Asian supermarkets in Los Angeles, California, and have been operating these four supermarkets as center stores. We define a “center store” as a full service store, similar to a traditional supermarket or grocery store covering a metro area, but with its own storage space to be used as a warehouse to distribute products to smaller satellite stores. The center stores target traditional Asian-American family-oriented customers with a variety of meat, fresh produce and other merchandise, while additionally stocking items which appeal to the broader community. Our management’s deep cultural understanding of our consumers’ unique consumption habits drives the operation of these traditional supermarkets. In addition to our three center stores, in December of 2021 we acquired a 10% equity interest, in a new grocery store in a young and active community in Alhambra, California (the “Alhambra Store”). We intend to acquire the remaining 90% equity interest in the Alhambra Store with a portion of the net proceeds from this offering. We acquired our interest in the Alhambra Store from Grace Xu, spouse John Xu, our chief executive officer. It is our intent that we will use a portion of the proceeds of this offering to acquire the remaining equity in the Alhambra Store. Our intention is that the Alhambra Store will serve as our first satellite store. The satellite stores in our network will be designed to penetrate local communities and neighborhoods with larger and growing concentrations of younger customers. See “Use of Proceeds.”

Our merchandise includes fresh and unique produce, meats, seafood and other groceries which are staples of traditional Asian cuisine and which are not commonly found in mainstream supermarkets, including a variety of Asian vegetables and fruits such as Chinese broccoli, bitter melon, winter gourd, Shanghai baby bok choy, longan and lychee; a variety of live seafood such as shrimp, clams, lobster, geoduck, and Alaska king crab; and Chinese specialty products like soy sauce, sesame oil, oyster sauce, bean sprouts, Sriracha, tofu, noodles and dried fish. With an in-house logistics team and strong relationships with local and regional farms, we are capable of offering high-quality specialty perishables at competitive prices.

Our customers have diverse shopping habits based on, among other factors, their age and lifestyle, and, through our partnerships with third-party vendors, we offer multiple shopping channels through integrated online and offline operations to accommodate for these habits. Along with creating an exciting and attractive in-store shopping experience, customers can choose to place orders on a third-party mobile app “Freshdeals24”, and an applet integrated into WeChat for either home delivery or in-store pickups offering our customers the option of a 100% cashier-less shopping experience. Our flexible shopping options are designed to provide customers with convenience and flexibility that best match their lifestyles and personal preferences. In April 2021, we entered into a series of agreements with JD E-commerce America Limited (“JD US”), the U.S. subsidiary of JD.com, including the Collaboration Agreement and Intellectual Property License Agreement (each as further described below).We are working closely with JD.com to build and update our own online apps to continue to specifically target and attract a wider variety of our customer base. Please see, “Business — Our Business Model — Partnership with JD.Com” for more information related to this partnership.

The Company had cash on hand of $2.58 million and $0.90 million as of January 31, 2023 and April 30, 2022, respectively. The outstanding debt of the Company was $3.0 million and $3.3 million as of January 31, 2023 and April 30, 2022, respectively. As of April 30, 2022 and January 31, 2023 the Company was in violation of its debt service coverage ratio covenant on its loan with American First National Bank. The Company intends to use a portion of the net proceeds from this offering to repay the outstanding $0.39 million loan with American First National Bank.

While the Company has experienced challenges due to the ongoing COVID-19 pandemic, inflation and rising supply chain costs and has historically operated at a net loss, it has been able to reduce its overall debt burden and increase cash on hand through a series of effective responses and steps, including price adjustment, developing more purchasing channels, working with third-party vendors who have more buying power to get products, and replacing shortage or hot products by other brands or alternatives.

In addition, the COVID-19 pandemic has affected consumer behavior in many ways. For example, people may be less likely to shop in person and more likely to order groceries online for delivery or pickup, or people are more likely to cook and eat at home rather than eating in a restaurant. This shift in consumer behavior has brought a positive impact on our supermarkets’ revenue streams.

Accordingly, our financial results for the years ended April 30, 2022 and 2021 and for the nine months ended January 31, 2023 and 2022 were not materially adverse impacted by inflation, supply chain disruption and the COVID-19 pandemic, our profit margins remain stable for these reporting periods. The principal stockholder of the Company has also made a commitment to provide financial support to the Company whenever necessary and intends to continue to provide support following the consummation of this offering.

While our main focus is on targeting Asian-American communities and catering to both established Asian-American family values and the shifting needs of the younger generations, we also plan to opportunistically address other demographics and populations.

Market Opportunities

Emerging Trends in the Asian-American Grocery Market

Whether by using technology to streamline supply chains, unlocking the power of social media to influence shoppers, or adapting store designs to meet changing consumer behavior, the Asian-American grocery market is finding new ways to boost sales.

As grocers continue to battle for supremacy, catering to a wide variety of customers and consumer demands will be a key area of focus. According to New York Times, from 1990 to 2020, the U.S. Asian population increased from 6.6 million to 20 million people, representing a 203% increase. Asians are now the fastest-growing of the nation’s four largest racial and ethnic groups based on the 2021 census numbers. In addition to the population increase, the average household income of people of Asian descent also exceed the overall U.S. population’s average household income.

According to Mordor Intelligence’s “ETHNIC FOODS MARKET — GROWTH, TRENDS, AND FORECASTS (2022 – 2027)”, the presence of Asian Cuisine in the US Ethnic Food Marketspace is one of the key market trends. The forecast indicated that consumers’ interest in Asian cuisines is increasing globally, and they seek bold flavors. This trend is driven by the increasing immigrant population, as well as robust demand from native populations.

In the past few years, many Asian-American grocery store chains have risen in popularity in the United States, for example, Korean chain H Mart has expanded to 66 locations across 12 states. Each store offers imported packaged goods as well as prepared foods and general merchandise. According to a study by LoyaltyOne, Asian-Americans and other consumers looking to cook Asian cuisine are not finding what they need at their local stores and are often turning to independent grocers.

Spice of life: As the Asian-American Population Continues to Grow, Demand for Cultural Foods will Likely Increase

The ethnic supermarkets industry is composed of companies that sell foods geared toward ethnically diverse populations. Industry growth is strongly supported by the quickly expanding population of Asian Americans, one of the largest market segments in the United States. As the population of Asian Americans continues to expand, we believe that the demand for stores like our, which provide specialty products that cater to the Asian-American communities, will be expanded as well.

Putting Health & Fresh Produce First

As modern Asian-American consumers become more affluent, educated, and influenced by government campaigns, they are increasingly aware of the health benefits of food. Whether buying fresh produce or choosing packaged products with clear health labelling, we believe Asian-American consumers will pay a premium for healthy food.

Many Asian-American retailers are offering a range of health-focused products and adapting their marketing strategies to cater to health-conscious consumers. According to freshfruitportal.com, fresh food and health & wellness products will feature more prominently in-store in the future as retailers respond to changing shopping habits.

Make Food Safer with Blockchain

Many Asian retailers are leading the way to enhanced food safety with exciting developments in blockchain technologies, a trend which we believe will similarly be employed by U.S. retailers. With the collaboration of JD.com, we intend to employ blockchain technology in our supply chain management.

Walmart China’s traceability system uses state of the art blockchain and AI to track the movement of over 50% of all packaged fresh meat, 40% of packaged vegetables, and 12.5% seafood at each stage of the supply chain.

As customers are increasingly conscious of the sourcing of their food, investing in technologies which promote health and safety is a sure-fire way to build trust with customers and boost brand loyalty. In collaboration with our current partners, including JD.com, we plan to capitalize on developments in blockchain technologies to meet the evolving needs of our customers.

Partner with Overseas Providers

Asian-American consumers are prepared to look far and wide to obtain the products they want. Retailers are partnering with overseas suppliers, fellow retailers, and even technology companies to pull together resources and accelerate growth.

Partnerships are helping brick and mortar retailers to “blur the line” between online and offline retail channels. We believe that our existing partnerships, including with JD.com, will help us to expand and strengthen both our online and offline presence.

Lead the Charge with Online Sales

While e-commerce only accounted for 3% of all U.S. grocery sales in 2019, the Asian grocery market has been quick to make the most of online retail channels.

According to a December 15, 2021 report by NBC News, online grocery sales grew 54% in 2020 to $95.82 billion. By 2026, online sales share is projected to account for 20% of the market. While Asian-American shoppers may prefer to handpick their favorite melon or cut of meat in-person, millions of customers simply don’t have access to Asian supermarkets or neighborhood stores because they live in parts of the country that cannot sustain them, making online shopping an attractive and necessary alternative.

For instance, Freshhippo (known as “Hema Shengxian” in China) uses an omni channel approach to offer customers a seamless transition between online shopping and in-store visits to promote online sales. Customers can switch between online and offline shopping and enjoy a consistent experience to put them in control of how they want to shop.

Our Competitive Strengths

•        Strong Management and Operations Team:    Our core operations team has extensive experience in and knowledge of supermarket operations, supply chain, logistics and warehouse management as well as e-commerce. Since the acquisition of our four center stores, we have hired experienced operations and management team members both locally in the United States and from China, including: Tao Han, who will serve as our Chief Operating Officer upon consummation of this offering, who has more than 20 years of experience in the retail industry with Yonghui Superstores, one of the largest chain supermarkets in China, and Freshippo, the online and offline retail platform under the Alibaba Group; and the store manager for the Alhambra Store who has 16 years of work experience in retail industry including extensive familiarity with process management practices in convenience store chains, which transfers directly to our satellite store concept. We strategically deploy our team members in positions that best match their experience and specialized skills.

•        Vertically Integrated Supply Structure:    In May 2021, we acquired a 10% equity interest in Dai Cheong Trading Company, Inc. (“Dai Cheong”), a wholesale business located in Los Angeles, California which mainly supplies foods and groceries imported from Asia and which is owned by our CEO John Xu. We intend to use a portion of the proceeds of this offering to acquire the remaining 90% equity interest. By adding our initial investment in Dai Cheong to our portfolio, we will have taken the first step toward creating a vertically integrated supply-retail structure. Having an importer as a part of our portfolio allows us the opportunity to offer a wider variety of products and to reap the benefits of preferred wholesale pricing.

•        Cost Efficient Supply Chain:    We place orders through two primary wholesale agents who purchase products on our behalf from other vendors, including produce vendors and grocery vendors. The prices we pay to the wholesale agents are lower than the prices we would pay to each vendor directly which has the added benefit of reducing time and cost associated with developing relationships with individual vendors.

•        Superior Customer Propositions:

•        We implement stringent quality control procedures and processes across our supply chain, from procurement to inventory and logistics to ensure daily supply of the freshest products to our customers at competitive prices. At the store level we perform three rounds of quality control to each product on a daily basis:

1.      At the time of delivery, our delivery specialist performs comprehensive product checks to ensure product quality. If considerable amounts of product are not in saleable condition, we will request return of such products or credits from the suppliers.

2.      As we move our products onto the shelves, our staff will perform a second round of quality control checks, and we do not place products that are damaged or otherwise unfit for sale on the supermarket shelves.

3.      After the close of business, we bring perishable, unsold products back to storage to ensure that they remain in saleable condition and we consistently monitor the sell-by dates on dry good products to ensure that they remain in compliance.

•        We perform extensive checks on products delivered to our stores prior to accepting them and return or reject any products that are damaged or expired.

•        Our distributors utilize the cold chain supply method and vacuum sealing to keep perishable products such as meat and seafood fresh from the point of origin until it reaches our stores and to limit damage caused by fluctuating temperatures, air and moisture.

•        Our produce distributors perform quality control checks prior to packaging and delivery to remove any products unsuitable for sale and additionally, much of the produce we sell is grown in greenhouses under controlled conditions.

•        Top Trendy Goods and Products:    With our good relationships with reputable suppliers and distribution agents, we consistently assess and update our offering of goods, products and merchandise to ensure our product catalog stays current in the market and to reduce unnecessary redundancy.

Our Growth Strategy

•        Continue Building our Center-Satellite Network

•        Operation of Center Stores:    Based on our understanding of the retail grocery market and our history of successfully investing in and operating our existing retail supermarkets, we have identified what we believe to be key weaknesses of acquired stores and have taken specific actions designed to achieve profitability, such as reducing redundant product offerings, managing fresh produce, meat and seafood inventory to reduce waste and tailoring inventory and product selection to more accurately match the needs of the customers that shop at each of our stores. We also established a new performance-based bonus system which we will continue to evaluate and expand. If a store meets or exceeds the pre-set Key Performance Indicator (KPI), the employees of that store will receive cash bonuses. Each department needs to provide weekly performance reports, which the management teams review and distribute monthly cash bonuses representing 1% of gross revenue to the departments’ staff for achievement of these performance goals.

We plan to acquire additional supermarkets to expand our footprint to both the West Coast and the East Coast. We plan to acquire a center store in Northern California by the end of 2024. On the East Coast, we intend to acquire up to five center stores by the end of 2024. We also plan to establish a new warehouse in New York City to serve the East Coast by the end of 2024. Upon completion of our East Coast expansion, we expect that we will operate a total of ten center stores by the end of 2025. See “Use of Proceeds.”

•        Opening Satellite Stores:    We currently own a 10% equity interest in the Alhambra Store, which we acquired from Grace Xu, spouse of John Xu, our chief executive officer. We plan to use a portion of the net proceeds of this offering acquire the remaining 90% equity interest in the Alhambra Store and operate it as our first satellite store. We plan to open our satellite stores to penetrate local communities and neighborhoods with larger populations of younger customers. The satellite stores will serve as “community retail stores,” offering ready-to-eat and ready-to-cook foods and groceries. For the fiscal year ending 2024, we plan to open two to three additional satellite stores in Chino Hills and Rowland Heights, California.

•        Multi-Channel Initiatives:    We are exploring our multi-channel initiatives including: improving our in-store shopping experience; developing and enhancing mobile ordering with at-home delivery and in-store pickup, and broadening our social media presence.

•        Continue Building Integrated Online and Offline Services:    We will continue to work with a third-party mobile app, “Freshdeals24”, and an applet integrated into WeChat for our existing supermarkets to offer our customers the option of a 100% cashier-less shopping experience. We undertook this initiative and designed these apps based on our awareness of the predominance of WeChat in both the Chinese-American and broader Asian-American communities and extensive research into the habits of the younger generation of customers. Also, we are working closely with JD.com to develop and update our own online apps to continue to specifically target and attract a wider variety of our customer base.

Partnership with JD.com

In April 2021, we entered into a series of agreements with JD US, including the Collaboration Agreement and Intellectual Property License Agreement (each as further described below).

Overall, the collaboration with JD.com is expected to help us improve our business in the following areas:

•        Store Digital Transformation — New stores will utilize state-of-the-art devices and equipment. The devices, including personal digital assistant (“PDAs”) and mobile checkout devices, tag printers, and laser scanners, will give the staff the mobility while working in stores. Meanwhile, devices such as the laser scanners and tag printers will enable us to upload data digitally to the connected servers for back-end management and analysis.

•        Newly-designed app and online platform that are product centric — JD.com will lead the design and implementation of a new mobile app to serve our customers both online and offline which will include flash sales, daily special promotions, ranking sales and popularity trends, providing customers with targeted recommendations and a calendar of promotional events.

•        Cloud-based server with connected data — with JD.com’s help, we will move our back-end operations fully online via cloud-based servers. This will connect data from all stores together for the management to have a holistic view of performance of the brand. Traditionally, each store has its own data, limiting connectivity with other stores and making it hard for management to have a comprehensive view. The connected data will also help the company to find and create synergies between stores, analyze data in larger scale and identify bulk order opportunities for potential price benefits. With this connected data, we believe will be able to update inventory, sales, products, consumer traffic, logistics, delivery stats between stores and between online and offline in real time. This will give us the opportunity not just to operate stores, but to operate a 360-degree retail business with the optimized cost efficiency.

•        Smart warehousing and logistics technology — By partnering with JD.com, we will be able to use big data analytics and artificial intelligence to explore warehousing automation solutions which we believe will allow us to achieve lean management of storage, improvement of production efficiency and reduction of operating costs through the use of fully automated warehouses that require limited human intervention.

•        Introduction to more popular products — JD.com is the leading retail and e-commerce platform in China and a global ambassador for many world-renowned brands. The partnership with JD.com will allow us to introduce many boutique brand products popular in Asia to our existing and target markets.

Our Corporate Structure

We were founded in July 2019 as Maison International, Inc., an Illinois corporation, with our principal place of business in California. Immediately upon formation, the Company acquired three retail Asian supermarkets in Los Angeles, California and subsequently rebranded them as “HK Good Fortune Supermarkets” or “Hong Kong Supermarkets.” In September 2021, the Company was reincorporated in the State of Delaware as a corporation registered under the laws of the State of Delaware and renamed “Maison Solutions Inc.”

•        In July 2019, the Company acquired 91% of the equity interests in Good Fortune Supermarket San Gabriel, LP, a California Limited Partnership (“Maison San Gabriel”), and 85.25% of the equity interests in Good Fortune Supermarket of Monrovia, LP (“Maison Monrovia”), each of which owns a HK Good Fortune Supermarket in San Gabriel, California and Monrovia, California, respectively.

•        In October 2019, the Company acquired 91.67% of the equity interests in Super HK of El Monte, Inc., a California Corporation (“Maison El Monte”), which owns a Hong Kong Supermarket in El Monte, California.

•        In May 2021, the Company acquired 10% of the equity interests in Dai Cheong, a wholesale business which mainly supplies foods and groceries imported from Asia, which is 100% owned by Mr. John Xu. We intend to use a portion of the proceeds of this offering to acquire the remaining 90% equity interest. This transaction was treated as a related party transaction.

•        In December 2021, the Company acquired 10% of the equity interests in HKGF Market of Alhambra, Inc., a California corporation, and the owner of a satellite store in Alhambra, California from Ms. Grace Xu, spouse of John Xu, our chief executive officer. We intend to acquire the remaining 90% equity interest in the Alhambra Store with a portion of the net proceeds from this offering. This transaction was treated as a related party transaction.

•        On June 30, 2022, the Company acquired 100% of the equity of GF Supermarket of MP, Inc. from DNL Management Inc., which owned 51% of the equity, and Ms. Grace Xu, who owned 49% of the equity, spouse of John Xu, our chief executive officer. This acquisition was treated as a related party transaction.

Maison was initially authorized to issue 500,000 shares of common stock with a par value of $0.0001 per share. On September 8, 2021, the total number of authorized shares of common stock was increased to 100,000,000 by way of a 200-for-1 stock split, among which, the authorized shares were divided in to 92,000,000 shares of Class A common stock entitled to one (1) vote per share and 3,000,000 shares of Class B common stock entitled to ten (10) votes per share and 5,000,000 shares of preferred stock. All shares and per share amounts used herein and in the accompanying consolidated financial statements have been retroactively adjusted to reflect (i) the increase of share capital as if the change of share numbers became effective as of the beginning of the first period presented for Maison Group and (ii) the reclassification of all outstanding shares of our common stock beneficially owned by Golden Tree USA Inc. into Class B common stock, which are collectively referred to as the “Reclassification”.

Risk Factor Summary

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” in this Registration Statement on Form S-1. Some of these principal risks include the following:

Risks Related to Our Business

•        There is no guarantee that our center-satellite model will succeed.

•        We may not be able to successfully implement our growth strategy on a timely basis or at all. Additionally, new stores may place a greater burden on our existing resources and adversely affect our existing business.

•        One of our debt financing arrangements is currently in default, which may restrict our current and future business and operations.

•        The terms of our debt financing arrangements may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

•        There is no guarantee that our partnership with JD will be successful.

•        Our new store base, or stores opened or acquired in the future may negatively impact our financial results in the short-term, and may not achieve sales and operating levels consistent with our mature store base on a timely basis or at all and may negatively impact our business and financial results.

•        Because we have entered into a significant number of related party transactions through the course of our routine business operations, there is a risk of conflicts of interest involving our management, and that such transactions may not reflect terms that would be available from unaffiliated third parties.

Risks Related to our Industry

•        We face competition in our industry, and our failure to compete successfully may have an adverse effect on our profitability and operating results.

•        Our inability to maintain or improve levels of comparable store sales could cause our stock price to decline.

•        Economic conditions that impact consumer spending could materially affect our business.

•        Our inability to maintain or increase our operating margins could adversely affect the price of our Class A common stock.

•        We may be unable to protect or maintain our intellectual property, including HK Good Fortune, which could result in customer confusion and adversely affect our business.

•        Our success depends upon our ability to source and market new products to meet our high standards and customer preferences and our ability to offer our customers an aesthetically pleasing shopping environment.

•        Our stores rely heavily on sales of perishable products, and ordering errors or product supply disruptions may have an adverse effect on our profitability and operating results.

•        Products we sell could cause unexpected side effects, illness, injury or death that could result in their discontinuance or expose us to lawsuits, either of which could result in unexpected costs and damage to our reputation.

•        We may experience negative effects to our reputation from real or perceived quality or health issues with our food products, which could have an adverse effect on our operating results.

•        The current geographic concentration of our stores creates an exposure to local economies, regional downturns or severe weather or catastrophic occurrences that may materially adversely affect our financial condition and results of operations.

•        Energy costs are an increasingly significant component of our operating expenses and increasing energy costs, unless offset by more efficient usage or other operational responses, may impact our profitability.

•        If we experience a data security breach and confidential customer information is disclosed, we may be subject to penalties and experience negative publicity, which could affect our customer relationships and have a material adverse effect on our business.

•        Disruption of any significant supplier relationship could negatively affect our business.

•        Our high level of fixed lease obligations could adversely affect our financial performance.

•        If we are unable to renew or replace current store leases or if we are unable to enter into leases for additional stores on favorable terms, or if one or more of our current leases is terminated prior to expiration of its stated term, and we cannot find suitable alternate locations, our growth and profitability could be negatively impacted.

•        We have engaged, and are likely to continue to engage, in certain transactions with related parties. These transactions are not negotiated on an arms’ length basis.

•        Failure to sustain customer growth or failure to maintain customer relationships, could materially and adversely affect our business and operating results.

•        Failure to retain our senior management and other key personnel could negatively affect our business.

•        We will require significant additional capital to fund our expanding business, which may not be available to us on satisfactory terms or at all, and even if it is available, failure to use our capital efficiently could have an adverse effect on our profitability.

Risks Related to Regulatory Compliance and Legal Matters

•        Changes in and enforcement of immigration laws could increase our costs and adversely affect our ability to attract and retain qualified store-level employees.

•        Changes in U.S. trade policies could have a material adverse impact on our business.

•        We, as well as our vendors, are subject to numerous federal, and local laws and regulations and our compliance with these laws and regulations, as they currently exist or as modified in the future, may increase our costs, limit or eliminate our ability to sell certain products, raise regulatory enforcement risks not present in the past, or otherwise adversely affect our business, results of operations and financial condition.

Risks Related to Ownership of our Class A Common Stock and this Offering

•        No market currently exists for our Class A common stock. We cannot assure you that an active trading market will develop for our Class A common stock.

•        If our stock price declines after this offering, you could lose a significant part of your investment and we may be sued in a securities class action.

•        Future sales, or the perception of future sales, of our Class A common stock may depress the price of our Class A common stock.

•        We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

•        Our costs will increase significantly as a result of operating as a public company, and our management will be required to devote substantial time to complying with public company regulations.

•        Our management has limited experience managing a public company and our current resources may not be sufficient to fulfill our public company obligations.

•        After this offering our CEO, John Xu, will continue to have substantial control over us and will maintain the ability to control the election of directors and other matters submitted to stockholders for approval, which will limit your ability to influence corporate matters and may result in actions that you do not believe to be in our interests or your interests.

•        We do not intend to pay cash dividends on our Class A common stock after the consummation of this offering and, as a result, your only opportunity to achieve a return on your investment is if the price of our Class A common stock appreciates.

•        If securities or industry analysts do not publish or cease publishing research or reports about our business or our market, or if they adversely change their recommendations regarding our Class A common stock or if our operating results do not meet their expectations, our stock price and/or trading volume could decline.

•        If you purchase shares of our Class A common stock sold in this offering, you will incur immediate and substantial dilution.

•        Our future operating results may fluctuate significantly and our current operating results may not be a good indication of our future performance. Fluctuations in our quarterly financial results could affect our stock price in the future.

•        The resale of shares of our Class A common stock could adversely affect the market price of our Class A common stock, and our ability to raise additional equity capital.

•        If we are unable to continue to meet the Nasdaq Capital Market rules for continued listing, our Class A common stock could be delisted.

•        An investment in our Company may involve tax implications, and you are encouraged to consult your own tax and other advisors as neither we nor any related party is offering any tax assurances or guidance regarding our Company or your investment.

•        In making your investment decision, you should understand that we have not authorized any other party to provide you with information concerning us or this offering.

•        If we do not appropriately maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results and the market price of our securities may be adversely affected.

Controlled Company

We are a “Controlled Company” as defined under the Nasdaq Stock Market Rules because, and as long as, Mr. John Xu, our Chief Executive Officer, holds more than 50% of the Company’s voting power he will exercise control over the management and affairs of the Company and matters requiring stockholder approval, including the election of the Company’s directors. Mr. Xu, who after our initial public offering will control more than 50% of the voting power of our outstanding capital stock, will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors, as well as the overall management and direction of our Company. For so long as we remain a Controlled Company under that definition, we are permitted to elect, and intend, to rely on certain exemptions from corporate governance rules of Nasdaq, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies, that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions. As a result, investors may find investing in our Class A common stock less attractive.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of such extended transition period.

We would cease to be an “emerging growth company” upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenues are $1.235  billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

THE OFFERING

Class A common stock offered by us	3,750,000 shares (or 4,312,500 shares if the underwriters exercise in full their option to purchase additional 562,500 shares from us).
Offering Price	The assumed initial offering price is $4.00 per share.
Underwriters’ option to purchase additional shares of Class A common stock from us	We have granted the underwriters a 45-day option to purchase from us up to an additional 562,500 shares at the initial public offering price.
Class A common stock outstanding before this offering	13,760,000 shares each with one (1) vote per share
Class A common stock to be outstanding immediately after this offering(1)	17,510,000 shares (or 18,072,500 shares if the underwriters exercise in full their option to purchase 562,500 additional shares from us).
Class B common stock outstanding	2,240,000 shares each with ten (10) votes per share
Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $13.36 million (or approximately $15.46 million if the underwriters exercise in full their over-allotment option to purchase 562,500 additional shares from us) based on an assumed initial public offering price of $4.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds to us from this offering, primarily for new store acquisitions and expansion, including opening new stores and the acquisition of businesses and supermarkets that complement our business. We intend to use the net proceeds, as described above, to:

•   Complete acquisitions and expansion, including completing the acquisition of the remaining 90% equity interests in (a) the Alhambra Store from Ms. Grace Xu, spouse of John Xu, our chief executive officer, and (b) Dai Cheong from Mr. Xu, by paying off the SBA loans held by each entity of approximately $2.0 million and $2.4 million, respectively, as partial consideration for such acquisitions;

•   Open new center stores, including a flagship store in Rowland Heights, California;

•   Repay the two outstanding loans of approximately $0.39 million in aggregate with American First National Bank, which loans have an interest rate of 4.5% per annum and a maturity date of March 2, 2024;

____________

(1)      The number of shares of our common stock to be outstanding after this offering is based on 13,760,000 shares of our Class A common stock and 2,240,000 shares of our Class B common outstanding as of the date of this prospectus, after giving effect to the assumptions set forth below and excluding the following:

•        outstanding warrants to purchase            shares of common stock; and

•        3,000,000 shares of Class A common stock reserved for issuance pursuant to future awards under our 2023 Stock Incentive Plan (the “2023 Plan”).

•   Research and develop our operating systems with JD.com, including updating our enterprise resource planning (“ERP”) system and point of sale (“POS”) system;

•   Make upgrades and perform renovations to our existing stores; and

•   Develop our online business.

The balance of the net proceeds will be used for general corporate purposes, including working capital, sales and marketing activities, general administrative matters, operating expenses and capital expenditures. In view of the foregoing, we will have broad discretion over the uses of the net proceeds in this offering. See “Use of Proceeds.”

Dividend policy

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends on our Class A common stock in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, cash flows, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

Risk factors

You should read the “Risk Factors” section beginning on page 15 and the other information included in this prospectus for a discussion of the factors to consider before deciding to invest in shares of our Class A common stock.

Lock-Up

We and all of our directors, executive officers and existing beneficial owners of 5% or greater of our outstanding Class A common stock have agreed that, subject to certain exceptions, not to, without the prior written consent of the underwriter, for a period of twelve (12) months after the closing of this offering: (i) offer, pledge, sell, contract to sell, grant any option, for the sale of, lend, encumber, or otherwise transfer or dispose of, directly or indirectly, any Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of Class A common stock, or (iii) make any demand for or exercise any right with respect to the registration of any shares of Class A common stock or any security convertible into or exercisable or exchangeable for shares of Class A common stock, whether any such transaction described above is to be settled by delivery or Class A common stock or such other securities, in cash or otherwise.

Proposed listing and symbol	We have applied to list our Class A common stock on The Nasdaq Capital Market (“Nasdaq”) under the trading symbol “MSS.”

Except as otherwise indicated herein, all information in this prospectus assumes the underwriters do not exercise their option to purchase additional shares to cover overallotments, if any.

SUMMARY SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table presents summary consolidated financial data for the periods and at the dates indicated. The summary consolidated financial data as of and for the nine months ended January 31, 2023 and 2022 (unaudited) and the fiscal years ended April 30, 2022 and 2021 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be achieved in any future period, and results for any interim period are not necessarily indicative of the results to be expected for the full year.

The following information should be read in conjunction with “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Risk Factors” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Results of Operations:

	Nine Months Ended January 31,
	2023	2022
	(Unaudited)	(Unaudited)
Net Revenues	$41,215,255	$31,074,455
Cost of Revenues	31,815,554	24,800,409
Gross Profit	9,399,701	6,274,046
Operating Expenses	9,319,507	6,944,603
Income from Operations	80,194	(670,557)
Other Income, net	1,321,533	41,438
Interest Income (Expense), net	15,705	(41,798)
Income Tax Provisions	189,151	27,116
Net Income (loss)	1,228,281	(698,033)
Basic and diluted earnings per share
Basic	$0.06	$(0.05)
Diluted	$0.06	$(0.05)
Basic and diluted earnings per share – proforma (unaudited)
Basic – proforma
Diluted – proforma
Weighted average common shares outstanding:
Basic	16,000,000	16,000,000
Diluted
Weighted average common shares outstanding – proforma (unaudited)
Basic – proforma
Diluted – proforma

Balance sheet data:

	January 31, 2023	April 30, 2022
	(Unaudited)
Cash and cash equivalents	$2,580,244	$898,061
Total current assets	7,247,903	9,057,859
Total assets	30,357,478	26,099,794
Total current liabilities	7,801,010	7,542,614
Total liabilities	29,976,241	26,946,838
Total Maison Solutions Inc. stockholders’ deficit	(193,133)	(727,493)
Total noncontrolling interest deficit	(188,104)	(119,551)
Total stockholders’ deficit	(381,237)	(847,044)
Total liabilities and stockholders’ deficit	$30,357,478	$26,099,794

Results of Operations:

	Years Ended April 30,
	2022	2021
Net Revenues	$41,984,221	$41,195,276
Cost of Revenues	33,697,597	32,884,774
Gross Profit	8,286,624	8,310,502
Operating Expenses	9,113,214	7,757,100
Income (Loss) from Operations	(826,590)	553,402
Other Income, net	155,821	968,652
Interest Income (Expense), net	43,481	(59,209)
Income Tax Provisions	(27,738)	(436,055)
Net Income (loss)	(655,026)	1,026,790
Basic and diluted earnings per share
Basic	$(0.04)	$0.06
Diluted	$(0.04)	$0.06
Basic and diluted earnings per share – proforma (unaudited)
Basic – proforma
Diluted – proforma
Weighted average common shares outstanding:
Basic	16,000,000	16,000,000
Diluted	16,000,000	16,000,000
Weighted average common shares outstanding – proforma (unaudited)
Basic – proforma
Diluted – proforma

Balance sheet data:

	April 30, 2022	April 30, 2021
Cash and cash equivalents	$898,061	$714,285
Total current assets	9,057,859	4,891,643
Total assets	26,099,794	23,262,302
Total current liabilities	7,542,614	4,735,365
Total liabilities	26,946,838	23,454,320
Total Maison Solutions Inc. stockholders’ deficit	(727,493)	(164,749)
Total noncontrolling interest deficit	(119,551)	(27,269)
Total stockholders’ deficit	(847,044)	(192,018)
Total liabilities and stockholders’ deficit	26,099,794	23,262,302

RISK FACTORS

An investment in our Class A common stock involves various risks. Before making an investment in our Class A common stock, you should carefully consider the following risks, as well as the other information contained in this prospectus. The risks described below are those that we believe are currently the material risks we face, but are not the only risks facing us and our business prospects. Any of the risk factors described below and elsewhere in this prospectus could materially adversely affect our business, prospects, financial condition, cash flows and results of operations. Additional risks and uncertainties not presently known to us or that we currently deem immaterial could materially adversely affect our business, prospects, financial condition, cash flows and results of operations in the future. As a result, the trading price of our Class A common stock could decline and you may lose all or part of your investment. Before deciding whether to invest in our Class A common stock, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes.

Risks Related to Our Business

There is no guarantee that our center-satellite model will succeed.

We currently manage and operate four traditional Asian supermarkets, which will be the center stores in our center-satellite business model. We currently own a 10% equity interest in the Alhambra Store. We intend to acquire the remaining 90% of the equity interest in the Alhambra Store with a portion of the proceeds of this offering and operate the Alhambra Store as our first satellite store. Our center-satellite store network model is new and we have no record of success before this offering. We cannot guarantee that our intended center-satellite model will succeed.

We may not be able to successfully implement our growth strategy on a timely basis or at all. Additionally, new stores may place a greater burden on our existing resources and adversely affect our existing business.

Our continued growth depends, in large part, on our ability to open new stores and to operate those stores successfully. Successful implementation of this strategy depends upon, among other things:

•        the identification of suitable sites for store locations;

•        the negotiation and execution of acceptable lease terms;

•        the ability to continue to attract customers to our stores largely through favorable word-of-mouth publicity, rather than through conventional advertising;

•        the hiring, training and retention of skilled store personnel;

•        the identification and relocation of experienced store management personnel;

•        the ability to secure and manage the inventory necessary for the launch and operation of our new stores and effective management of inventory to meet the needs of our stores on a timely basis;

•        the availability of sufficient levels of cash flow or necessary financing to support our expansion; and

•        the ability to successfully address competitive merchandising, distribution and other challenges encountered in connection with expansion into new geographic areas and markets.

We, or our third party vendors, may not be able to adapt our distribution, management information and other operating systems to adequately supply products to new stores at competitive prices so that we can operate the stores in a successful and profitable manner. We cannot assure you that we will continue to grow through new store openings. Additionally, our proposed expansion will place increased demands on our operational, managerial and administrative resources. These increased demands could cause us to operate our existing business less effectively, which in turn could cause deterioration in the financial performance of our existing stores. Further, new store openings in markets where we have existing stores may result in reduced sales volumes at our existing stores in those markets. If we experience a decline in performance, we may slow or discontinue store openings, or we may decide to close stores that we are unable to operate in a profitable manner. If we fail to successfully implement our growth strategy, including by opening new stores, our business and financial condition and operating results may be adversely affected.

One of our debt financing arrangements is currently in default, which may restrict our current and future business and operations.

As of January 31, 2023, we are in violation of the debt service coverage ratio covenant on our loan with American First National Bank. As of the date of this registration statement, American First National Bank has not notified us that we are in default and has not taken any action as a result of this default, and we have not received a waiver from American First National Bank in relation to this violation. If we are unable to obtain continued forbearance from American First National Bank on this loan, we may be subject to repayment of the entire loan amount of $0.39 million at any time prior to the loan maturity date of March 2, 2024 at the sole discretion of American First National Bank, which may have a material adverse impact on our business, operations or financial condition. Management and the Board of Directors are evaluating options to improve liquidity and address the Company’s long-term capital structure, however, there can be no assurance that any such option or plan will be available on favorable terms, or at all.

The terms of our debt financing arrangements, one of which is currently in default, may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

We are a borrower under certain bank loans and loans from the U.S. Small Business Administration (the “SBA”) in the aggregate amount of approximately $3.29 million as of April 30, 2022. These debt financing arrangements contain, and any additional debt financing we may incur would likely contain, covenants that restrict our ability to, among other things: grant liens; incur additional debt; pay dividends on our common stock; redeem our common stock; make certain investments; engage in certain merger, consolidation or asset sale transactions; entering into certain type of transactions with affiliates; pay subordinated debt; purchasing or carrying margin stock; make changes in nature of business; make certain dispositions; guarantee the debts of others; and form joint ventures or partnerships.

Further, failure to comply with the covenants under our debt financing arrangements may have a material adverse impact on our operations. If we fail to comply with any of the covenants under our indebtedness, and are unable to obtain a waiver or amendment, such failure may result in an event of default under our indebtedness.

There is no guarantee that our partnership with JD US will be successful.

In April 2021, we entered into a series of agreements with JD US. Under these agreements, we and JD US agreed that JD US will assist us in upgrading our store management system and improving our product inventory with JD.com’s first tier product sourcing capacity in China. We also expect to benefit from JD.com’s brand name by co-branding our new stores. However, our partnership with JD US is at a very early stage and our success will depend on the long term cooperation with JD US. There is no guarantee that JD US will not terminate its cooperation with us before our business cooperation comes to fruition and there is no guarantee that our business cooperation will be come to a successful fruition. Pursuant to our Collaboration Agreement with JD US (the “Collaboration Agreement”), either party may terminate the Collaboration Agreement by giving notice in writing to the other party if the other party commits a material breach of agreement or the other party suffers an Insolvency Event (as defined in the Collaboration Agreement).

Our new store base, or stores opened or acquired in the future may negatively impact our financial results in the short-term, and may not achieve sales and operating levels consistent with our mature store base on a timely basis or at all and may negatively impact our business and financial results.

We have actively pursued new store growth in existing and new markets and plan to continue doing so in the future. Our growth continues to depend, in part, on our ability to open and operate new stores successfully. New stores may not achieve sustained sales and operating levels consistent with our mature store base on a timely basis or at all. This may have an adverse effect on our financial condition and operating results. In addition, if we acquire stores in the future, we may not be able to successfully integrate those stores into our existing store base and those stores may not be profitable or as profitable as our existing stores.

We cannot assure you that our new store openings will be successful or result in greater sales and profitability for the Company. New stores build their sales volume and their customer base over time and, as a result, generally have lower gross margins and higher operating expenses as a percentage of net sales than our more mature stores. There may be a negative impact on our results from a lower contribution of new stores, along with the impact of related pre-opening and applicable store management relocation costs. Further, we have experienced in the past, and expect to experience in the future, some sales volume transfer from our existing stores to our new stores as some of our existing customers switch to new, closer locations. Any failure to successfully open and operate new stores in the time frames and at the costs estimated by us could result in an adverse effect on our business and financial condition, operating results and a decline of the price of our Class A common stock.

Because we have entered into a significant number of related party transactions through the course of our routine business operations, there is a risk of conflicts of interest involving our management, and that such transactions may not reflect terms that would be available from unaffiliated third parties.

In the course of our normal business, we have engaged in certain transactions with our related parties which are affiliated with our Chairman and Chief Executive Officer, John Xu, and his wife Grace Xu. In all related party transactions, there is a risk that even if the Company personnel negotiating on behalf of the Company with the related party are striving to ensure that the terms of the transaction are arms-length, the related party’s influence may be such that the transaction terms could be viewed as favorable to that related party. We are likely to continue to engage in these transactions as a result of existing relationships, and may enter into new transactions with related parties. It is possible that we could have received more favorable terms had these agreements been entered into with third parties. See “Certain Relationships and Related Party Transactions” for specific information about our related party transactions.

Risks Related to our Industry

We face competition in our industry, and our failure to compete successfully may have an adverse effect on our profitability and operating results.

Food retail is a competitive industry. Our competition varies and includes national, regional and local conventional supermarkets, national superstores, alternative food retailers, natural foods stores, smaller specialty stores, farmers’ markets, supercenters, online retailers, mass or discount retailers and membership warehouse clubs. Our principal competitors include 99 Ranch Market and HMart for traditional supermarkets and Weee! for online groceries. Each of these stores competes with us on the basis of product selection, product quality, customer service, price, store format, and location, or a combination of these factors. In addition, some competitors are aggressively expanding their number of stores or their product offerings. Many of these competitors may have been in business longer or may have more experience operating multiple store locations or may have greater financial or marketing resources than we do and may be able to devote greater resources to sourcing, promoting and selling their products. As competition in certain areas intensifies or competitors open stores within close proximity to one of our stores, our results of operations may be negatively impacted through a loss of sales, decrease in market share, reduction in margin from competitive price changes or greater operating costs. In addition, other established food retailers could enter our markets, increasing competition for market share.

Our inability to maintain or improve levels of comparable store sales could cause our stock price to decline.

We may not be able to maintain or improve the levels of comparable store sales that we have experienced in the recent past. As a result, our operating results may decline with resulting in a corresponding decline in the market price of our Class A common stock. Our store sales may fluctuate and a variety of factors affect comparable store sales, including:

•        general economic conditions;

•        the impact of new and acquired stores entering into the comparable store base;

•        the opening of new stores that eroded store sales in existing areas;

•        increased competitive activity;

•        price changes in response to competitive factors;

•        possible supply shortage;

•        consumer preferences, buying trends and spending levels;

•        product price inflation and deflation;

•        the number and dollar amount of customer transactions in our stores;

•        cycling against any year of above-average sales results;

•        our ability to provide product offerings that generate new and repeat visits to our stores;

•        the level of customer service that we provide in our stores;

•        our price optimization initiative;

•        our in-store merchandising-related activities;

•        our ability to source products efficiently; and

•        the number of stores we open in any period.

Increased commodity prices and availability may impact profitability.

Many products we sell include ingredients such as wheat, corn, oils, milk, sugar, cocoa and other commodities. Commodity prices worldwide have been increasing due to supply chain disruptions, the war in Ukraine or otherwise. Any increase in commodity prices may cause our vendors to seek price increases from us. We cannot assure you that we will be able to mitigate vendor efforts to increase our costs, either in whole, or in part. In the event we are unable to continue mitigating potential vendor price increases, we may, in turn, consider raising our prices, and our customers may be deterred by any such price increases. Our profitability may be impacted through increased costs to us which may impact gross margins, or through reduced revenue as a result of a decline in the number and average size of customer transactions.

Economic conditions that impact consumer spending could materially affect our business.

Our results of operations may be materially affected by changes in overall economic conditions that impact consumer confidence and spending, including discretionary spending. This risk may be exacerbated if customers choose lower-cost alternatives in response to economic conditions. Current and/or future economic conditions affecting disposable consumer income such as employment levels, business conditions, changes in housing market conditions, the availability of credit, interest rates, tax rates, fuel and energy costs and other matters could reduce consumer spending. In addition, increases in utility, fuel and commodity prices could affect our cost of doing business by increasing the cost of illuminating and operating our stores and the transportation costs borne by our third-party service providers, which they may seek to recover through increased prices charged to us. We may not be able to recover these rising costs through increased prices charged to our customers and these increased prices may exacerbate the risk of customers choosing lower-cost alternatives. In addition, recent increases in inflation have directly impacted our purchase costs, occupancy costs and payroll costs leading us to increase prices to offset these inflationary pressures. Continued increase in inflationary pressures, combined with reduced consumer spending, could reduce gross profit margins. As a result, our business, financial condition and results of operations could be materially adversely affected.

Our inability to maintain or increase our operating margins could adversely affect the price of our Class A common stock.

We intend to continue to increase our operating margins through scale efficiencies, improved systems, continued cost discipline and enhancements to our merchandise offerings. If we are unable to successfully manage the potential difficulties associated with store growth, we may not be able to capture the scale efficiencies that we expect from expansion. If we are not able to continue to capture scale efficiencies, improve our systems, continue our cost discipline, maintain appropriate store labor level and disciplined product selection, and enhance our merchandise offerings, we may not be able to achieve our goals with respect to operating margins. In addition, if we do not adequately refine and improve our various ordering, tracking and allocation systems, we may not be able to increase sales and reduce inventory shrinkage. As a result, our operating margins may remain flat or decline, which could materially adversely affect business, financial condition, results of operations and, in turn, the price of our Class A common stock.

We may be unable to protect or maintain our intellectual property, including HK Good Fortune, which could result in customer confusion and adversely affect our business.

We rely on a combination of trademark, trade secret, copy right and domain name law and internal procedures and nondisclosure agreements to protect our intellectual property. We believe that our intellectual property has substantial value and has contributed significantly to the success of our business. In particular, our trademarks, including our registered trade name “HK GOOD FORTUNE SUPERMARKET” and registered trademarks consisting of the stylized wording of “GOOD FORTUNE”, and our domain names, including https://maisonsolutionsinc.com/, are valuable assets that reinforce our customers’ favorable perception of our stores. However, there can be no assurance that our intellectual property rights will be sufficient to distinguish our products and services from those of our competitors and to provide us with a competitive advantage.

Our success depends upon our ability to source and market new products to meet our high standards and customer preferences and our ability to offer our customers an aesthetically pleasing shopping environment.

Our success depends on our ability to source and market new products that both meet our standards for quality and appeal to customers’ preferences. A small number of our employees, including our in-house merchants, are primarily responsible for both sourcing products that meet our high specifications and identifying and responding to changing customer preferences. Failure to source and market such products, or to accurately forecast changing customer preferences, could lead to a decrease in the number of customer transactions at our stores and a decrease in the amount customers spend when they visit our stores. In addition, the sourcing of our products is dependent, in part, on our relationships with our vendors. If we are unable to maintain these relationships we may not be able to continue to source products at competitive prices that both meet our standards and appeal to our customers. We also attempt to create a pleasant and aesthetically appealing shopping experience. If we are not successful in creating a pleasant and appealing shopping experience we may lose customers to our competitors. If we do not succeed in maintaining good relationships with our vendors, introducing and sourcing new products that consumers want to buy or if we are unable to provide a pleasant and appealing shopping environment or maintain our level of customer service, our sales, operating margins and market share may decrease, resulting in reduced profitability, which could materially adversely affect our business, financial condition and results of operations.

If we are unable to successfully identify market trends and react to changing consumer preferences in a timely manner, our sales may decrease.

We believe our success depends, in substantial part, on our ability to:

•        anticipate, identify and react to grocery and food trends and changing consumer preferences in a timely manner;

•        translate market trends into appropriate, saleable product and service offerings in our stores before our competitors do; and

•        develop and maintain vendor relationships that provide us access to the newest merchandise on reasonable terms.

If we are unable to anticipate and satisfy consumer preferences in the regions where we operate, our sales may decrease, which could have a material adverse effect on our business, financial condition and results of operations and, in turn, the price of our Class A common stock.

Our stores rely heavily on sales of perishable products, or product supply disruptions may have an adverse effect on our profitability and operating results.

We have a significant focus on perishable products. Sales of perishable products accounted for approximately 57.5% and 60.7% of our total sales in fiscal years 2022 and 2021, respectively. We rely on various suppliers and vendors to provide and deliver our perishable product inventory on a continuous basis. We could suffer significant product inventory losses in the event of the loss of a major supplier or vendor, disruptions of our distribution network, extended power outages, natural disasters such as floods, droughts, frosts, earthquakes, hurricanes and pestilences or other catastrophic occurrences. Adverse weather conditions and natural disasters can lower crop yields and reduce crop size and quality, which in turn could reduce the available supply of, or increase the price of, fresh produce. We have implemented certain systems to ensure our ordering is in line with demand. We cannot assure you, however, that our ordering system will always work efficiently, in particular in connection with the opening of new stores, which have no, or a limited, ordering history. If we were to over-order, which could result in inventory losses, or otherwise were not able to maintain inventory suitable for our business needs, it would materially negatively impact our operating results.

Products we sell could cause unexpected side effects, illness, injury or death that could result in their discontinuance or expose us to lawsuits, either of which could result in unexpected costs and damage to our reputation.

There is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury, or death caused by products we sell could result in the discontinuance of sales of these products or prevent us from achieving market acceptance of the affected products. Such side effects, illnesses, injuries and death could also expose us to product liability or negligence lawsuits for which we do not have adequate insurance coverage. Any claims brought against us may exceed our existing or future insurance policy coverage or limits. Any judgment against us that is in excess of our policy limits would have to be paid from our cash reserves, which would reduce our capital resources. The real or perceived sale of contaminated or harmful products would cause negative publicity regarding our company, brand, or products, which could in turn harm our reputation and net sales, and could have a material adverse effect on our business, results of operations or financial condition and, in turn, the price of our Class A common stock.

We may experience negative effects to our reputation from real or perceived quality or health issues with our food products, which could have an adverse effect on our operating results.

We could be materially adversely affected if consumers lose confidence in the safety and quality of products we sell. Concerns regarding the safety of our food products or the safety and quality of our food supply chain could cause shoppers to avoid purchasing certain products from us, or to seek alternative sources of food, even if the basis for the concern is outside of our control. In addition, adverse publicity about these concerns, whether or not ultimately based on fact, and whether or not involving products sold at our stores, could discourage consumers from buying our products and have an adverse effect on our operating results. Furthermore, the sale of food products entails an inherent risk of product liability claims, product recall and the resulting negative publicity. Food products containing contaminants could be inadvertently distributed by us and, if processing at the consumer level does not eliminate them, these contaminants could result in illness or death. We cannot assure you that product liability claims will not be asserted against us or that we will not be obligated to perform product recalls in the future.

Any lost confidence on the part of our customers would be difficult and costly to re-establish. Any such adverse effect could be exacerbated by our position in the market as a purveyor of fresh, high-quality food products and could significantly reduce our brand value. Issues regarding the safety of any food items sold by us, regardless of the cause, could have a substantial and materially adverse effect on our sales and operating results.

The current geographic concentration of our stores creates an exposure to local economies, regional downturns or severe weather or catastrophic occurrences that may materially adversely affect our financial condition and results of operations.

We currently operate all of our stores in the Los Angeles, California metropolitan area. As a result, our business is currently more susceptible to regional conditions than the operations of more geographically diversified competitors, and we are vulnerable to economic downturns in those regions. Any unforeseen events or circumstances that negatively affect these areas could materially adversely affect our revenues and profitability. These factors include, among other things, changes in demographics, population and employee bases, wage increases, and changes in economic conditions.

Severe weather conditions and other catastrophic occurrences such as earthquakes and fires in areas in which we have stores or from which we obtain products may materially adversely affect our results of operations. Such conditions may result in reduced customer traffic and spending in our stores, physical damage to our stores, loss of inventory, closure of one or more of our stores, inadequate work force in our markets, temporary disruption in the supply of products, delays in the delivery of goods to our stores and a reduction in the availability of products in our stores. Any of these factors may disrupt our business and materially adversely affect our business and financial condition and result of operations.

Energy costs are an increasingly significant component of our operating expenses and increasing energy costs, unless offset by more efficient usage or other operational responses, may impact our profitability.

We utilize natural gas, water, sewer and electricity in our stores and gasoline and diesel are used in trucks that deliver products to our stores. We may also be required to pay certain adjustments or other amounts pursuant to our supply and delivery contracts in connection with increases in fuel prices. Increases in energy costs, whether driven by increased demand, decreased or disrupted supply or an anticipation of any such events will increase the costs of operating our stores. Our shipping costs have also increased recently due to rising fuel and freight prices, and these costs may continue to increase. We may not be able to recover these rising costs through increased prices charged to our customers, and any increased prices may exacerbate the risk of customers choosing lower-cost alternatives. In addition, if we are unsuccessful in attempts to protect against these increases in energy costs through long-term energy contracts, improved energy procurement, improved efficiency and other operational improvements, the overall costs of operating our stores will increase, which would impact our profitability, financial condition and results of operations.

Our business could be harmed by a failure of our information technology, administrative or outsourcing systems.

We rely on our information technology, administrative and outsourcing systems to effectively manage our business data, communications, supply chain, order entry and fulfillment and other business processes. The failure of our information technology, administrative or outsourcing systems to perform as we anticipate could disrupt our business and result in transaction errors, processing inefficiencies and the loss of sales and customers, causing our business to suffer. In addition, our information technology and administrative and outsourcing systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, systems failures, viruses and security breaches, including breaches of our transaction processing or other systems that could result in the compromise of confidential customer data. Any such damage or interruption could have a material adverse effect on our business, cause us to face significant fines, customer notice obligations or costly litigation, harm our reputation with our customers, require us to expend significant time and expense developing, maintaining or upgrading our information technology, administrative or outsourcing systems or prevent us from paying our suppliers or employees, receiving payments from our customers or performing other information technology, administrative or outsourcing services on a timely basis. Any material interruption in our information systems may have a material adverse effect on our business, financial condition and operating results.

If we experience a data security breach and confidential customer information is disclosed, we may be subject to penalties and experience negative publicity, which could affect our customer relationships and have a material adverse effect on our business.

We and our customers could suffer harm if customer information were accessed by third parties due to a security failure in our systems. The collection of data and processing of transactions require us to receive, transmit and store a large amount of personally identifiable and transaction related data. This type of data is subject to legislation and regulation in various jurisdictions. Recently, data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting state and federal legislative proposals addressing data privacy and security. If some of the current proposals are adopted, we may be subject to more extensive requirements to protect the customer information that we process in connection with the purchases of our products. We may become exposed to potential liabilities with respect to the data that we collect, manage and process, and may incur legal costs if our information security policies and procedures are not effective or if we are required to defend our methods of collection, processing and storage of personal data. Future investigations, lawsuits or adverse publicity relating to our methods of handling personal data could adversely affect our business, results of operations, financial condition and cash flows due to the costs and negative market reaction relating to such developments. Additionally, if we suffer data breaches one or more of the credit card processing companies that we rely on may refuse to allow us to continue to participate in their network, which would limit our ability to accept credit cards at our stores and could adversely affect our business and financial condition and results of operations.

Disruption of any significant supplier relationship could negatively affect our business.

We work with four primary suppliers. These primary suppliers accounted for approximately 61.3% and 58.0% of our total purchases in fiscal years 2022 and 2021, respectively. Due to this concentration of purchases from these primary suppliers, the cancellation of our supply arrangement with any of them or the disruption, delay or inability of any of them to deliver products to our stores may materially and adversely affect our operating results while we attempt to establish alternative distribution channels. If our suppliers fail to comply with food safety or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted. In addition, we also do not have agreements in writing with these suppliers, and we may not be able to contract with them on acceptable terms or at all. We cannot assure you that we would be able to find replacement suppliers on commercially reasonable terms if at all. The price may increase in doing business through these suppliers which could adversely affect our business, financial condition and results of operations.

Our reliance on relatively few vendors for the majority of our inventory could adversely affect our ability to operate.

We currently rely on a relatively small number of vendors to provide us with the majority of our inventory, with 3 of our vendors providing approximately 58% of our total inventory in the year ended April 30, 2022 and 3 of our vendors providing approximately 98% of our total inventory in the year ended April 30, 2021. These third-party vendors are not our employees, and except for remedies available to us under our agreements with such third-party, we have limited ability to control the amount or timing of resources that any such third-party will devote to manufacturing our medical equipment and supplies. If these third-party vendors do not satisfactorily carry out their contractual duties or fail to meet expected deadlines, our inventory may not be sufficient to meet the needs of our customers and we may lose revenue. The third parties we rely on for these services may also have relationships with other entities, some of which may be our competitors. We often use vendors selectively for quality and cost reasons. Significant price increases, or disruptions in the ability to obtain inventory from existing vendors, may force us to increase our prices (which we may be unable to do) or reduce our margins, which would force us to use alternative vendors. As such, our reliance on relatively few vendors could have an adverse effect on our business, results of operations, financial condition and prospects.

If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative third parties or do so on commercially reasonable terms. Any change in the existing vendors we use could cause delays in the delivery of products and possible losses in revenue, which could adversely affect our business, financial condition, and results of operations. In addition, alternative vendors may not be available, or may not provide their products and services at similar or favorable prices. If we cannot obtain the inventory, or alternatives at similar or favorable prices, our ability to serve our customers may be severely impacted, which could have an adverse effect on our business, financial condition, and results of operations.

Supply chain risks may affect our business plans.

The products we sell are sourced from a wide variety of domestic and international vendors. Continued supply chain disruptions or the inability to find qualified vendors and access products that meet requisite quality and safety standards in a timely and efficient manner could adversely affect our business. Failure to adequately source and timely ship our products to customers could lead to lost potential revenue, failure to meet customer demand, strained relationships with customers, and diminished brand loyalty. Additionally, if the supply chain disruptions caused by the COVID-19 pandemic and/or the war in Ukraine continue to occur, we may experience continued supply chain disruption which could result in delays in new store openings. We expect to still be impacted by global logistics challenges in the fiscal year ending April 30, 2023.

Our high level of fixed lease obligations could adversely affect our financial performance.

Our high level of fixed lease obligations will require us to use a significant portion of cash generated by our operations to satisfy these obligations, and could adversely impact our ability to obtain future financing to support our growth or other operational investments. We require substantial cash flows from operations to make our payments under our operating leases, all of which provide for periodic increases in rent. If we are not able to make the required payments under our store leases, the lenders or owners of the relevant stores could, among other things, repossess those assets, which could adversely affect our ability to conduct our operations. Our failure to make payments under our operating leases could trigger defaults under other leases or under agreements governing our indebtedness, which could cause the counterparties under those agreements to accelerate the obligations due thereunder.

If we are unable to renew or replace current store leases or if we are unable to enter into leases for additional stores on favorable terms, or if one or more of our current leases is terminated prior to expiration of its stated term, and we cannot find suitable alternate locations, our growth and profitability could be negatively impacted.

We currently lease all of our store locations. Many of our current leases provide unilateral option to renew for several additional rental periods at specific rental rates. Our ability to re-negotiate favorable terms on an expiring lease or to negotiate favorable terms for a suitable alternate location, and our ability to negotiate favorable lease terms for additional store locations, could depend on conditions in the real estate market, competition for desirable properties, its relationships with current and prospective landlords, or other factors that are not within our control. Any or all of these factors and conditions could negatively impact our growth and profitability.

Our sales had increased during the COVID-19 pandemic and there is no guarantee that such increase will continue post the Pandemic.

Since early 2020, in response to the spread of COVID-19, customers shopped for extra food, groceries, supplies and merchandises to put into storage. However, as the COVID-19 pandemic has been gradually contained in United States, customers began returning to their normal shopping habits and consequently their spending on food and groceries may decline. Pandemic-induced extra shopping may not be sustained, and in future periods our revenue may decline. COVID-19 pandemic also caused travel and transportation restrictions, which put a strain on our supply chain. In addition, the United States is in general experiencing a labor shortage across industries and we are also experiencing difficulties in hiring sufficient number of employees, which has reduced our capacity and efficiency of our operations. At this point, the extent to which the COVID-19 pandemic impacts our long-term results remains uncertain, and we are closely monitoring its impact on us. Our business, results of operations, financial conditions and prospects could be adversely affected directly, as well as indirectly to the extent that COVID-19 or any other pandemic or natural disaster harms the U.S. economy in general and/or subsequent labor shortages continue.

Legal proceedings could materially impact our business, financial condition and results of operations.

Our operations, which are characterized by a high volume of customer traffic and by transactions involving a wide variety of product selections, carry a higher exposure to consumer litigation risk when compared to the operations of companies operating in some other industries. Consequently, we may be a party to individual personal injury, product liability, intellectual property, employment-related and other legal actions in the ordinary course of our business, including litigation arising from food-related illness. The outcome of litigation, particularly class action lawsuits, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. While we maintain insurance, insurance coverage may not be adequate, and the cost to defend against future litigation may be significant. There may also be adverse publicity associated with litigation that may decrease consumer confidence in our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may materially adversely affect our business, financial condition, and results of operations.

Claims under our insurance plans may differ from our estimates, which could materially impact our results of operations.

We use a combination of insurance and self-insurance plans to provide for the potential liabilities for workers’ compensation, general liability (including, in connection with legal proceedings described under “— Legal proceedings could materially impact our business, financial condition and results of operations” above), property insurance, director and officers’ liability insurance, vehicle liability and team member health-care benefits. Liabilities associated with the risks that are retained by us are estimated, in part, by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions. Our results could be materially impacted by claims and other expenses related to such plans if future occurrences and claims differ from these assumptions and historical trends.

Failure to sustain customer growth or failure to maintain customer relationships, could materially and adversely affect our business and operating results.

Customer loyalty and growth are essential to our business. Damage to our reputation or failure to anticipate the needs of our customers, could diminish customer loyalty and reduce customer activity in stores and on our e-commerce platform, which could cause our revenue income to decline and negatively impact our profitability. In addition, if our existing and new business opportunities fail to retain our existing customers or attract new customers on a sustained basis, then our operating results could be adversely affected.

Failure to retain our senior management and other key personnel could negatively affect our business.

We are dependent upon John Xu, our Chief Executive Officer, and a number of other senior management executives and other key personnel, who have experience in our industry and are familiar with our business, systems and processes. These executives have been primarily responsible for determining the strategic direction of our business and for executing our growth strategy and are integral to our brand and culture, and the reputation we enjoy with suppliers and consumers. The loss of services of one or more of these executives or other key employees could have a material adverse effect on our business and financial condition and results of operations. In addition, any such departure could be viewed in a negative light by investors and analysts, which may cause our stock price to decline. We do not maintain key person insurance on any employee. In addition, none of our key employees are subject to non-competition or non-solicitation obligations.

If we are unable to attract, train and retain employees, we may not be able to grow or successfully operate our business.

The supermarket retail industry is labor intensive, and our success depends, in part, upon our ability to attract, train and retain a sufficient number of employees who understand and appreciate our culture and are able to represent our brand effectively and establish credibility with our business partners and consumers. Our ability to meet our labor needs, while controlling wage and labor-related costs, is subject to numerous external factors, including the availability of a sufficient number of qualified persons in the work force in the markets in which we are located, unemployment levels within those markets, unionization of the available work force, prevailing wage rates, changing demographics, health and other insurance costs and changes in employment legislation. In the event of increasing wage rates, if we fail to increase our wages competitively, the quality of our workforce could decline, causing our customer service to suffer, while increasing our wages could cause our earnings to decrease. If we are unable to hire and retain employees capable of meeting our business needs and expectations, our business and brand image may be impaired. Any failure to meet our staffing needs or any material increase in turnover rates of our employees may adversely affect our business, financial condition and results of operations.

Prolonged labor disputes with employees and increases in labor costs could adversely affect our business.

Changes in federal and state minimum wage laws and other laws relating to employee benefits, pension plans, including the Patient Protection and Affordable Care Act, could cause us to incur additional wage and benefit costs. Increased labor costs would increase our expenses and have an adverse impact on our profitability. In addition, any work stoppages or labor disturbances as a result of employees’ dissatisfaction of their current employment terms could have a material adverse effect on our financial condition, results of operations and cash flows. We also expect that in the event of a work stoppage or labor disturbance, we could incur additional costs and face increased competition.

As we grow, we may face organized labor disputes or work stoppages, which could have an adverse impact on our operations and financial results.

As of the date of this prospectus, none of our employees is subject to a collective bargaining agreement. However, as we grow and the number of employees continues to increase, it is possible that our employees may want to negotiate collective bargaining agreements with us. If this occurs and if we are unable to negotiate acceptable contracts with labor unions, it could result in strikes by the affected workers and thereby significantly disrupt our operations. As part of any collective bargaining agreements, we may need to fund additional pension contributions, which would negatively impact our free cash flow. Further, if we are unable to control health care and pension costs provided for in the collective bargaining agreements, we may experience increased operating costs which could adversely impact on our financial results.

We will require significant additional capital to fund our expanding business, which may not be available to us on satisfactory terms or at all, and even if it is available, failure to use our capital efficiently could have an adverse effect on our profitability.

To support our expanding business and pursue our growth strategy, we will utilize significant amounts of cash generated by our operations to pay our lease obligations, build out new store space, purchase inventory, pay personnel, further invest in our infrastructure and facilities, and pay for the increased costs associated with operating as a public company. We primarily depend on cash flow from operations and borrowings under our credit facility to fund our business and growth plans. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations to fund these activities, and sufficient funds are not otherwise available to us under our revolving credit facility, we may need additional equity or debt financing. If such financing is not available to us, or is not available to us on satisfactory terms, our ability to operate and expand our business or to respond to competitive pressures would be limited and we could be required to delay, significantly curtail or eliminate planned store openings or operations or other elements of our growth strategy.

We may incur additional indebtedness in the future, which could adversely affect our financial health and our ability to react to changes to our business.

We may incur additional indebtedness in the future. Any increase in the amount of our indebtedness could require us to divert funds identified for other purposes for debt service and impair our liquidity position. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance. all or a portion of our indebtedness on or before maturity, sell assets, delay capital expenditures, curtail growth plans or scale back operations, or seek additional equity investment. We do not know whether we will be able to take any of such actions on a timely basis, on terms satisfactory to us or at all.

Our level of indebtedness has important consequences to you and your investment in our Class A common stock. For example, our level of indebtedness may:

•        require us to use a substantial portion of our cash flow from operations to pay interest and principal on our debt, which would reduce the funds available to us for working capital, capital expenditures, growth plans and/or other general corporate purposes;

•        limit our ability to pay future dividends;

•        limit our ability to obtain additional financing for working capital, capital expenditures, expansion plans and other investments, which may limit our ability to implement our business strategy including both growth strategy on new store development and operational strategy in existing stores;

•        heighten our vulnerability to general adverse economic conditions, downturns in our business, the food retail industry or in the general economy and limit our flexibility in planning for, or reacting to, changes in our business and the food retail industry, which would place us at a competitive disadvantage compared to our competitors that may have less debt;

•        prevent us from taking advantage of business opportunities as they arise or successfully carrying out our plans to expand our store base and product offerings.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in amounts sufficient to enable us to make payments on our indebtedness or to fund our operations.

We are dependent on third-party e-commerce platform and on third-party networks.

Our success depends on our ability to attract and retain new customers and expand our customer base. A substantial portion of our customer traffic comes from links shared by members through our social networks and via third-party online e-commerce platform. Any interruption to or discontinuation of our relationships with major social network operators may severely and negatively impact our ability to continue growing our user base, thereby producing a material adverse effect on our business. In addition, we rely on our suppliers and contract manufacturers to ensure that the products they manufacture and sell to us are in compliance with applicable regulatory and legal requirements. While we seek representations and warranties, indemnifications and/or insurance from our suppliers and contract manufacturers, any claims of non-compliance could significantly damage our reputation and consumer confidence in products we sell.

Risks Related to Regulatory Compliance and Legal Matters

Changes in U.S. trade policies could have a material adverse impact on our business.

Changes in U.S. trade policies, such as the imposition of tariffs on various goods and potential resulting trade war in China and other countries, could have a material adverse impact on our business. Some of our products are produced in China and other foreign countries, making the price and availability of our products susceptible to international trade risks and other international conditions. We are unable to predict future trade policy of the United States, China, or of any foreign countries from which we purchase goods, or the terms of any renegotiated trade agreements, or their impact on our business. Recent trade tensions between the United States and China could directly impact the import of our products and could have a significant adverse impact on the cost of our goods and the prices at which we offer them for sale. The adoption or expansion of trade restrictions and tariffs, a trade war, or other governmental action related to tariffs, may adversely affect our business as it may impact the cost of and demand for our products, our overall costs, our customers, our supplies, and the world economy, which in turn could have a material adverse effect on our business, operational results, financial position and cash flows.

Changes in and enforcement of immigration laws could increase our costs and adversely affect our ability to attract and retain qualified store-level employees.

Federal and state governments from time to time implement laws, regulations or programs that regulate our ability to attract or retain qualified employees. Some of these changes may increase our obligations for compliance and oversight, which could subject us to additional costs and make our hiring process more cumbersome, or reduce the availability of potential employees. Although we have implemented, and are in the process of enhancing, procedures to ensure our compliance with the employment eligibility verification requirements, there can be no assurance that these procedures are adequate and some of our employees may, without our knowledge, be unauthorized workers. The employment of unauthorized workers may subject us to fines or civil or criminal penalties, and if any of our workers are found to be unauthorized we could experience adverse publicity that negatively impacts our brand and makes it more difficult to hire and keep qualified employees. There can be no assurance that any future audit will not require us to terminate employees and pay fines or other penalties. The termination of a significant number of employees may disrupt our operations, cause temporary increases in our labor costs as we train new employees and result in additional adverse publicity. Our operating results could be materially harmed as a result of any of these factors.

We, as well as our vendors, are subject to numerous federal, and local laws and regulations and our compliance with these laws and regulations, as they currently exist or as modified in the future, may increase our costs, limit or eliminate our ability to sell certain products, raise regulatory enforcement risks not present in the past, or otherwise adversely affect our business, results of operations and financial condition.

As a supermarket retailer, we are subject to numerous health and safety laws and regulations. Our suppliers are also subject to such laws and regulations. These laws and regulations apply to many aspects of our business, including the manufacturing, packaging, labeling, distribution, advertising, sale, quality and safety of products we sell, as well as the health and safety of our team members and the protection of the environment. We are subject to regulation by various government agencies, including the U.S. Food and Drug Administration (the “FDA”), the U.S. Department of Agriculture (the “USDA”), the Federal Trade Commission (the “FTC”), the Occupational Safety and Health Administration (“OSHA”), the Consumer Product Safety Commission (the “CPSC”), the Environmental Protection Agency (the “EPA”), as well as various state and local agencies.

New or revised government laws and regulations, such as the FDA Food Safety Modernization Act (referred to as “FSMA”), passed in January 2011, which grants the FDA greater authority over the safety of the national food supply, as well as increased enforcement by government agencies, could result in additional compliance costs and civil remedies. Specifically, the FSMA requires the FDA to issue regulations mandating that risk-based preventive controls be observed by the majority of food producers. This authority applies to all domestic food facilities and, by way of imported food supplier verification requirements, to all foreign facilities that supply food products. In addition, the FSMA requires the FDA to establish science-based minimum standards for the safe production and harvesting of produce, requires the FDA to identify “high risk” foods and “high risk” facilities and instructs the FDA to set goals for the frequency of FDA inspections of such high risk facilities as well as non-high risk facilities and foreign facilities from which food is imported into the United States.

With respect to both food and dietary supplements, the FSMA meaningfully augments the FDA’s ability to access producer’s and supplier’s records. This increased access could permit the FDA to identify areas of concern it had not previously considered to be problematic either for us, our producers or our suppliers. The FSMA is also likely to result in enhanced tracking and tracing of food requirements and, as a result, added recordkeeping burdens upon our producers and suppliers. In addition, under the FSMA, the FDA has the authority to inspect certifications and therefore evaluate whether foods and ingredients from our producers and suppliers are compliant with the FDA’s regulatory requirements. Such inspections may delay the supply of certain products or result in certain products being unavailable to us for sale in our stores.

The FDA has broad authority to enforce the provisions of the Federal Food, Drug and Cosmetic Act applicable to the safety, labeling, manufacturing and promotion of foods, including powers to issue a public warning letter to a company, publicize information about illegal products, institute an administrative detention of food, request or order a recall of illegal products from the market, and request the Department of Justice to initiate a seizure action, an injunction action or a criminal prosecution in the U.S. courts. Pursuant to the FSMA, the FDA also has the power to refuse the import of any food that is not appropriately verified as in compliance with all FDA laws and regulations. Moreover, the FDA has the authority to administratively suspend the registration of any facility producing food, including supplements, deemed to present a reasonable probability of causing serious adverse health consequences.

In connection with the marketing and advertisement of products we sell, we could be the target of claims relating to false or deceptive advertising, including under the auspices of the FTC and the consumer protection statutes of some states. These events could interrupt the marketing and sales of products in our stores, severely damage our brand reputation and public image, increase the cost of products in our stores, result in product recalls or litigation, and impede our ability to deliver merchandise in sufficient quantities or quality to our stores, which could result in a material adverse effect on our business, financial condition and results of operations.

We are also subject to laws and regulations more generally applicable to retailers, including labor and employment, taxation, zoning and land use, environmental protection, workplace safety, public health, community right-to-know and alcoholic beverage sales. Certain local regulations may limit our ability to sell alcoholic beverages at certain times. Our stores are subject to unscheduled inspections on a regular basis, which, if violations are found, could result in the assessment of fines, suspension of one or more needed licenses and, in the case of repeated “critical” violations, closure of the store until a re-inspection demonstrates that we have remediated the problem. The buildings in which some stores are located are old and therefore require greater maintenance expenditures by us in order to maintain them in compliance with applicable building codes. If we are unable to maintain these stores in compliance with applicable building codes, we could be required by the building department to close them. Additionally, a number of federal, state and local laws impose requirements or restrictions on business owners with respect to access by disabled persons. Our compliance with these laws may result in modifications to our properties, or prevent us from performing certain further renovations Further, our new store openings could be delayed or prevented or our existing stores could be impacted by difficulties or failures in our ability to obtain or maintain required approvals or licenses.

In addition, we are subject to environmental laws pursuant to which we could be held responsible for all of the costs relating to any contamination at our or our predecessors’ past or present facilities and at third-party waste disposal sites, regardless of our knowledge of, or responsibility for, such contamination. We are also subject to laws governing our relationship with employees, including minimum wage requirements, overtime, working conditions, immigration, and work permit requirements.

As is common in our industry, we rely on our suppliers and contract manufacturers to ensure that the products they manufacture and sell to us comply with all applicable regulatory and legislative requirements. In general, we seek certifications of compliance, representations and warranties, indemnification and/or insurance from our suppliers and contract manufacturers. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in our products. In order to comply with applicable statutes and regulations, our suppliers and contract manufacturers have from time to time reformulated, eliminated or relabeled certain of their products and we have revised certain provisions of our sales and marketing program.

We cannot predict the nature of future laws, regulations, interpretations or applications, or determine what effect either additional government regulations or administrative orders, when and if promulgated, or disparate federal, state and local regulatory schemes would have on our business in the future. They could, however, increase our costs or require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, additional recordkeeping, expanded documentation of the properties of certain products, expanded or different labeling and/or scientific substantiation. Any or all of such requirements could have a material adverse effect on our business, financial condition and results of operations.

The effects of global climate change could present risks to our business.

The long-term effects of global climate change may present both physical and transition risks. Changes in extreme weather conditions or changes in technology are expected to produce widespread and unexpected results. These changes may impact our ability to obtain goods and services required for the success of our business. Additionally, we face the risk of physical damages to stores and distribution or fulfillment centers as a result of the physical risks of climate change. The transition to alternative energy sources, versus using natural gas, diesel fuel, or gasoline, may increase our costs. The impact of these events can adversely affect our operations, financial condition, and results of operations or cash flows.

Risks Related to Ownership of our Common Stock and this Offering

No market currently exists for our Class A common stock. We cannot assure you that an active trading market will develop for our Class A common stock.

Prior to this offering, there has been no public market for shares of our Class A common stock. We cannot predict the extent to which investor interest in our Company will lead to the development of a trading market on Nasdaq or otherwise, or how liquid that market might become. If an active market does not develop, you may have difficulty selling any shares of our Class A common stock that you purchase in this initial public offering. The initial public offering price for the shares of our Class A common stock will be determined by negotiations between us and the representatives of the underwriters, and may not be indicative of prices that will prevail in the open market following this offering.

If our stock price declines after this offering, you could lose a significant part of your investment and we may be sued in a securities class action.

The trading price of our Class A common stock is likely to be volatile and will fluctuate due to broad market and industry factors including the performance and fluctuation in the market prices or the underperformance of companies in our industry. Furthermore, securities markets may, from time to time, experience significant price and volume fluctuations that are not reflective of our operating performance.

The market price of our stock may be influenced by many factors, some of which are beyond our control, including those described above in “— Risks Related to Our Business” and the following:

•        actual or anticipated fluctuations in our quarterly or annual financial results;

•        delays in, or our failure to provide, financial guidance;

•        the financial guidance we may provide to the public, any changes in such guidance, or our failure to meet such guidance;

•        the failure of securities analysts to cover our Class A common stock after this offering;

•        changes in financial estimates by securities analysts;

•        the inability to meet the financial estimates of analysts who follow our Class A common stock;

•        strategic actions by us or our competitors;

•        actual or anticipated growth rates relative to our competitors;

•        various market factors or perceived market factors, including rumors, whether or not correct, involving us or our competitors;

•        fluctuations in stock market prices and trading volumes of securities of similar companies;

•        announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•        sales, or anticipated sales, of large blocks of our stock;

•        short selling of our Class A common stock by investors;

•        additions or departures of key personnel;

•        new store openings or entry into new markets by us or by our competitors;

•        regulatory or political developments;

•        changes in accounting principles or methodologies;

•        litigation and governmental investigation;

•        general financial market condition or events;

•        economic, legal and regulatory factors unrelated to our performance;

•        discussion of use or our stock price by the financial press and in online investor forum;

•        variations in our quarterly operating results and those of our competitors;

•        general economic and stock market conditions;

•        risks related to our business and our industry, including those discussed above;

•        changes in conditions or trends in our industry, markets or customers;

•        terrorist acts;

•        future sales of our Class A common stock or other securities;

•        public evaluations of our business models and our revenues, earnings and growth potential; and

•        investor perceptions of the investment opportunity associated with our Class A common stock relative to other investment alternatives.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These and other factors may cause the market price and demand for our Class A common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Class A common stock and may otherwise negatively affect the price or liquidity of our Class A common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, we could incur substantial costs defending the lawsuit or paying for settlements or damages. Such a lawsuit could also divert the time and attention of our management from our business.

As a result of these factors, investors in our Class A common stock may not be able to resell their shares at or above the initial offering price or may not be able to resell them at all. These broad market and industry factors result of these factors, investors in our Class A common stock may not be able to resell their shares at or above the initial offering price or may not be able to resell them at all. These broad market and industry factors may materially reduce the market price of our Class A common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low.

Future sales, or the perception of future sales, of our Class A common stock may depress the price of our Class A common stock.

The market price of our Class A common stock could decline significantly as a result of sales of a large number of shares of our Class A common stock in the market after this offering. The sales, or the perception that these sales might occur, could depress the market price. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon completion of this offering, we will have 17,510,000 shares of Class A common stock outstanding (or 18,072,500 shares if the underwriters exercise in full their option to purchase 562,500 additional shares from us). Of these, 3,750,000 shares of Class A common stock being sold in this offering (or 4,312,500 shares of Class A common stock if the underwriters exercise their over-allotment option in full), will be freely tradable without restriction under the Securities Act, except for any shares of Class A common stock that may be held or acquired by our directors, executive officers and other “affiliates”, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144. The remaining 13,760,000 shares of our outstanding Class A common stock upon completion of this offering will be “restricted securities,” as that term is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 under the Securities Act, and lock-up restrictions described below.

In connection with this offering, the Company, our directors and executive officers and non-affiliate holders of 5% or greater of our Class A common stock have each agreed to lock-up restrictions, meaning that we and they and their permitted transferees will not be permitted to sell any shares of our Class A common stock for twelve (12) months after the closing of this offering, subject to certain exceptions, without the prior joint consent of the Representative. Although we have been advised that there is no present intention, the Representative may, in its sole discretion, release all or any portion of the shares of our Class A common stock from the restrictions in any of the lock-up agreements described above. See “Underwriting”.

Also, in the future, we may issue shares of our Class A common stock in connection with investments or acquisitions. The amount of shares of our Class A common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding shares of Class A common stock.

We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We currently intend to use the net proceeds to us from this offering primarily for (i) completing the acquisition of the remaining 90% equity interests in (a) the Alhambra Store from Ms. Grace Xu, spouse of John Xu, our chief executive officer, and (b) Dai Cheong from Mr. Xu, by paying off the SBA loans held by each entity of approximately $2.0 million and $2.4 million, respectively, as partial consideration for such acquisitions; (ii) opening new center stores, including a flagship store in Rowland Heights, California; (iii) repaying our two loans of approximately $0.39 million in aggregate with American First National Bank, which loans have an interest rate of 4.5% per annum and a maturity date of March 2, 2024; (iv) research and development of our operating systems with JD.com, including upgrading our ERP system and POS system; (v) developing our business online; and (vi) making upgrades and performing renovations to our existing stores.

We intend to use any remaining balance of the net proceeds for general corporate purposes, including working capital, sales and marketing activities, general administrative matters, operating expenses and capital expenditures. We will have broad discretion over the uses of the net proceeds in this offering.

However, we have considerable discretion in the application of the net proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our share price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value.

Our costs will increase significantly as a result of operating as a public company, and our management will be required to devote substantial time to complying with public company regulations.

We historically have operated our business as a private company. As a public company, we will incur additional legal, accounting, compliance and other expenses that we have not incurred as a private company. After this offering, we will become obligated to file with the SEC annual and quarterly information and other reports that are specified in Section 13 and Proxy Statements under Section 14 and other sections of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, we will also become subject to other reporting and corporate governance requirements, including certain requirements of Nasdaq, and certain provisions of the Sarbanes-Oxley Act and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. We will need to institute a comprehensive compliance function; establish internal policies; ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis; design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the Sarbanes-Oxley Act; involve and retain outside counsel and accountants in the above activities and establish an investor relations function.

The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq, have imposed increased regulation and disclosure and required enhanced corporate governance practices of public companies. Our efforts to comply with evolving laws, regulations and standards in this regard are likely to result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. These changes will require a significant commitment of additional resources. We may not be successful in implementing these requirements, and implementing them could materially adversely affect our business, results of operations and financial condition. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired. If we do not implement such requirements in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or Nasdaq. Any such action could harm our reputation and the confidence of investors and customers in our Company and could materially adversely affect our business and result in the delisting of our Class A common stock with both Nasdaq and the SEC.

Our management has limited experience managing a public company and our current resources may not be sufficient to fulfill our public company obligations.

Following the completion of this offering, we will be subject to various regulatory requirements, including those of the SEC and Nasdaq. These requirements include record keeping, financial reporting and corporate governance rules and regulations. Our management team has limited experience in managing a public company and, historically, has not had the resources typically found in a public company. Our internal infrastructure may not be adequate to support our increased reporting obligations and we may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome our lack of experience or employees. Our business could be adversely affected if our internal infrastructure is inadequate, we are unable to engage outside consultants or are otherwise unable to fulfill our public company obligations.

After this offering our CEO, John Xu, will continue to have substantial control over us and will maintain the ability to control the election of directors and other matters submitted to stockholders for approval, which will limit your ability to influence corporate matters and may result in actions that you do not believe to be in our interests or your interests.

Following this offering, John Xu, our Chief Executive Officer, will beneficially own, in the aggregate, approximately             % of our outstanding Class A common stock, or approximately             % of our outstanding Class A common stock if the underwriters exercise their option to purchase additional shares from us in full. In addition, John Xu beneficially owns 2,240,000 shares of our Class B common stock, which carries ten votes per share. In the aggregate, following this offering, John Xu will beneficially own approximately             % voting power of our outstanding common stock, including both Class A common stock and Class B common stock. As a result, John Xu will be able to exert actual control over our management and affairs and over matters requiring stockholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of our assets and any other significant transaction.

This concentrated control will limit your ability to influence corporate matters, and the interests of John Xu may not coincide with our interests or your interests. As a result, he may take actions that you do not believe to be in our interests or your interests and that could depress the price of our Class A common stock.

We do not intend to pay cash dividends on our Class A common stock after the consummation of this offering and, as a result, your only opportunity to achieve a return on your investment is if the price of our Class A common stock appreciates.

We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends after the consummation of this offering. In addition, our ability to declare and pay cash dividends is restricted by our revolving credit facility. The declaration and payment of future cash dividends to holders of our Class A common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, and restrictions in our debt agreements and other factors our board of directors deems relevant. As a result, capital appreciation, if any, of our Class A common stock will be your sole source of potential gain for the foreseeable future. The market price for our Class A common stock after this offering might not exceed the price that you pay for our Class A common stock in this offering.

If securities or industry analysts do not publish or cease publishing research or reports about our business or our market, or if they adversely change their recommendations regarding our Class A common stock or if our operating results do not meet their expectations, the stock price and/or trading volume of our Class A common stock could decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts, if any, may publish about us, our business or our competitors. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our Company downgrades our stock or if our operating results do not meet their expectations or provide more favorable relative recommendations about our competitors, our stock price could decline.

If you purchase shares of our Class A common stock sold in this offering, you will incur immediate and substantial dilution.

If you purchase shares of our Class A common stock in this offering, you will incur immediate and substantial dilution in the amount of $3.43 per share, or $3.34 per share if the underwriters exercise their over-allotment option in full, because assumed the initial public offering price of $4.00 per share is substantially higher than the pro forma net tangible book value per share of our outstanding Class A common stock. This means that you will pay a higher price per share than the amount of our total tangible assets, less our total liabilities, divided by the number of shares of Class A common stock outstanding. In addition, you may also experience additional dilution upon future equity issuances or the exercise of stock options to purchase Class A common stock granted to our employees, executive officers, consultants and directors under our stock option and equity incentive plans. For additional information, see “Dilution.”

Our amended and restated Certificate of Incorporation contains anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares of Class A common stock at a premium.

Our amended and restated Certificate of Incorporation contains provisions to limit the ability of others to acquire control of our Company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our Company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue shares of preferred stock in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A common stock. Shares of preferred stock could be issued quickly with terms calculated on a delay to prevent a change in control of our Company or make removal of management more difficult. If our board of directors decides to issue shares of preferred stock, the price of our

Class A common stock may fall and the voting and other rights of the holders of our Class A common stock may be materially and adversely affected. In addition, our amended and restated Certificate of Incorporation contains other provisions that could limit the ability of third parties to acquire control of our Company or cause us to engage in a transaction resulting in a change of control.

Our bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain actions, which could limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company and its directors, officers, or other employees and may discourage lawsuits with respect to such claims.

Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought against or on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), (iv) any action as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware, or (v) any action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located within the State of Delaware). However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and as such, the exclusive jurisdiction clauses set forth above would not apply to such suits. Furthermore, Section 22 of the Securities Act provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such, the exclusive jurisdiction clauses set forth above would not apply to such suits.

Although we believe the exclusive forum provision benefits us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, this provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company and its directors, officers, or other employees and may discourage lawsuits with respect to such claims.

Our future operating results may fluctuate significantly and our current operating results may not be a good indication of our future performance. Fluctuations in our quarterly financial results could affect our stock price in the future.

Our operating results have historically varied from period-to-period, and we expect that they will continue to as a result of a number of factors, many of which are outside of our control. If our quarterly financial results or our forecasts of future financial results fail to meet the expectations of securities analysts and investors, our Class A common stock price could be negatively affected. Any volatility in our quarterly financial results may make it more difficult for us to raise capital in the future or pursue acquisitions that involve issuances of our stock. Our operating results for prior periods may not be effective predictors of our future performance.

We may incur significant fluctuations in our quarterly financial and other operating results, including fluctuations in our key metrics. This variability and unpredictability could result in our failing to meet our internal operating plan or the expectations of securities analysts or investors for any period. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our shares could fall substantially and we could face costly lawsuits, including securities class action suits. In addition, a significant percentage of our operating expenses are fixed in nature and based on forecasted revenue trends. Accordingly, in the event of revenue shortfalls, we are generally unable to mitigate the negative impact on margins in the short term.

Limitation of liability and indemnification of officers and directors could adversely impact investors’ ability to bring claims against them.

Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our Certificate of Incorporation provides, however, that our officers and directors shall have no personal liability to us or our stockholders for damages for any breach of duty owed to us or our stockholders, unless they breached their duty of loyalty, did not act in good faith, knowingly violated a law, or received an improper personal benefit. Our Certificate of Incorporation and By-laws also provide for the indemnification by us of our officers and directors against any losses or liabilities they may incur by reason of their serving in such capacities, provided that they do not breach their duty of loyalty, act in good faith, do not knowingly violate a law, and do not receive an improper personal benefit. Additionally, we have entered into employment agreements with our officers, which specify the indemnification provisions provided by the By-laws and provide, among other things, that to the fullest extent permitted by applicable law, the Company will indemnify such officer against any and all losses, expenses and liabilities arising out of such officer’s service as an officer of the Company.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us under the above provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The resale of shares of our Class A common stock could adversely affect the market price of our Class A common stock, and our ability to raise additional equity capital.

As of the date of this prospectus, there are 13,760,000 shares of Class A common stock issued and outstanding. All the outstanding shares of Class A common stock are restricted shares subject to resale under Rule 144 and subsequent thereafter to any lock-up agreements described below.

If our stockholders sell substantial amounts of our Class A common stock in the public market, including shares issuable upon the effectiveness of a registration statement, upon the expiration of any statutory holding period under Rule 144, any lock-up agreement or shares issued upon the exercise of outstanding options, warrants or restricted stock awards, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our Class A common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

In general, a non-affiliated person who has held restricted shares for a period of six months, under Rule 144, may sell into the market our Class A common stock all of their shares, subject to the Company being current in its periodic reports filed with the SEC. An affiliate may sell an amount equal to the greater of 1% of the outstanding 13,760,000 shares of Class A common stock as of the date of this prospectus, or the average weekly number of shares sold on the Nasdaq Capital Market in the last four weeks prior to such sale. Such sales may be repeated once every three months, and any of the restricted shares may be sold by a non-affiliate without any restrictions after they have been held one year.

If we are unable to continue to meet the Nasdaq Capital Market rules for continued listing, our Class A common stock could be delisted.

We may be unable to meet the Nasdaq Capital Market rules for continued listing of our Class A common stock on the Nasdaq Capital Market, notably, the minimum bid price and the stockholders’ equity minimum requirements. If we fail to meet the Nasdaq Capital Market’s ongoing listing criteria, our Class A common stock could be delisted. If our Class A common stock is delisted by the Nasdaq Capital Market, our Class A common stock may be eligible for quotation on an over-the-counter quotation system or on the pink sheets. Upon any such delisting, our Class A common stock would become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on the Nasdaq Capital Market that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our Class A common stock and could limit the ability of stockholders to sell such securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our Class A common stock, and there can be no assurance that our Class A common stock will be eligible for trading or quotation on any alternative exchanges or markets.

Delisting from the Nasdaq Capital Market could adversely affect our ability to raise additional financing through public or private sales of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our Class A common stock. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

We may become subject to “penny stock” rules, which could damage our reputation and the ability of investors to sell their shares of Class A common stock.

Stockholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These patterns include: control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; manipulation of prices through prearranged matching of purchases and ales and false and misleading press releases; “boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons; excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Furthermore, the penny stock designation may adversely affect the development of any public market for our shares of Class A common stock or, if such a market develops, its continuation. Broker-dealers are required to personally determine whether an investment in penny stock is suitable for customers. Penny stocks are securities (i) with a price of less than five dollars ($5.00) per share; (ii) that are not traded on a “recognized” national exchange; and (iii) of an issuer with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years. Section 15(g) of the Exchange Act and Rule 15g-2 of the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account. Potential investors in our Class A common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be penny stock. Rule 15g-9 of the SEC requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.

This procedure requires the broker-dealer to (i) obtain from the investor information concerning his financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for the Company’s stockholders to resell their shares of Class A common stock to third parties or to otherwise dispose of them.

The financial and operational projections that we may make from time to time are subject to inherent risks.

The projections that our management may provide from time to time (including, but not limited to, financial or operational matters) reflect numerous assumptions made by management, including assumptions with respect to our specific as well as general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections themselves, will prove inaccurate. There will be differences between actual and projected results, and actual results may be materially different from those contained in the projections. The inclusion of the projections in (or incorporated by reference in) this prospectus should not be regarded as an indication that we or our management or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

If we were to dissolve, the holders of our securities may lose all or substantial amounts of their investments.

If we were to dissolve as a corporation, as part of ceasing to do business or otherwise, we may be required to pay all amounts owed to any creditors and/or preferred stockholders before distributing any assets to the investors and/or preferred stockholders. There is a risk that in the event of such a dissolution, there will be insufficient funds to repay amounts owed to holders of any of our indebtedness and insufficient assets to distribute to our other investors, in which case investors could lose their entire investment.

An investment in our Company may involve tax implications, and you are encouraged to consult your own tax and other advisors as neither we nor any related party is offering any tax assurances or guidance regarding our Company or your investment.

An investment in our Company generally, involves complex federal, state and local income tax considerations. Neither the Internal Revenue Service nor any state or local taxing authority has reviewed the transactions described herein and may take different positions than the ones contemplated by management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors or related parties is offering you tax or similar advice, nor are any such persons making any representations and warranties regarding such matters.

In making your investment decision, you should understand that we have not authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus before investing in our Company. We may receive media coverage regarding our company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. We have not authorized any other party to provide you with information concerning us or this offering, and you should not rely on this information in making an investment decision.

We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate this material weakness or otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We and our independent registered public accounting firm identified certain material weaknesses in our internal control over financial reporting in connection with the audited consolidated financial statements for the years ended April 30, 2022 and 2021. The material weaknesses identified relate to (i) the lack of full time personnel with appropriate levels of accounting knowledge and experience to address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP. Specifically, the Company’s control did not operate effectively to ensure the appropriate and timely analysis of and accounting for unusual and non-routine transactions and certain financial statement accounts; (ii) the lack of adequate policies and procedures in control environment and control activities to ensure that the Company’s policies and procedures have been carried out as planned. The Company has yet to set up internal audit functions; (iii) failure to keep a perpetual inventory control system, as goods received were not scanned into the MoleQ POS system on a timely basis, inventory shortages were not timely calculated and recorded during the audit periods and the Company relies on a consultant to adjust the inventory basis after the full inventory count at fiscal year-end; (iv) the lack of monitoring of related party transactions on a timely basis and the lack of maintaining of a related party list and (v) information technology general control in the areas of: (1) Risk and Vulnerability Assessment; (2) Selection and Management/Monitoring of Critical Vendors; (3) System Development and Change Management; (4) Backup Management; (5) System Security & Access: Deficiency in the Area of Audit Trail Record Control, Password Management, Vulnerability Scanning or Penetration Testing; (6) Segregation of Duties, Privileged Access, and Monitoring Controls; and (7) System Monitoring and Incident Management.

Although we continue to remediate our material weakness, we may be unable to remediate it in a timely manner, or at all, and additional weaknesses in our disclosure controls and internal controls over financial reporting may be discovered in the future. Any failure to remediate the material weakness or otherwise develop or maintain effective controls or any difficulties encountered in their implementation or improvement could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the maintenance requirements of Nasdaq, investors may lose confidence in our financial reporting and our stock price may decline as a result.

Additionally, when we cease to be an “emerging growth company” under the federal securities laws, our independent registered public accounting firm may be required to express an opinion on the effectiveness of our internal controls. If we are unable to confirm that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an unqualified opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could cause the price of our Class A common stock to decline. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

If we do not appropriately maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results and the market price of our securities may be adversely affected.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required under Section 404 of the Sarbanes-Oxley Act, adopted rules requiring every public company to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting.

However, if we fail to maintain effective internal control over financial reporting in the future, our management may not be able to conclude that we have effective internal control over financial reporting at a reasonable assurance level. This could in turn result in the loss of investor confidence in the reliability of our financial statements and negatively impact the trading price of our securities.

We are a “Controlled Company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may, and intend to, rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are, and will remain, a “Controlled Company” as defined under the Nasdaq Stock Market Rules because, and as long as, our CEO, John Xu, holds more than 50% of the Company’s voting power, he will exercise control over the management and affairs of the company and matters requiring stockholder approval, including the election of the Company’s directors and the acquisition of us by a third party. For so long as we remain a controlled company under that definition, we are permitted, and intend, to elect to rely on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements, including that a majority of the members of our board of directors may not be independent directors, and our nominating and corporate governance and compensation committees may not consist entirely of independent directors. Additionally, in the event that a third party were to seek to acquire us, there can be no guarantee, even if that third party’s offer were consider beneficial, that such a transaction would be contemplated resulting in your ability to obtain a premium for your shares being limited.

The dual class structure of our common stock will have the effect of concentrating voting power with our CEO, John Xu, and his affiliates, which may depress the market value of the Class A common stock and will limit a stockholder or a new investor’s ability to influence the outcome of important transactions, including a change in control.

While the economic rights of our common stock are the same, the Class A common stock has one (1) vote per share, while Class B common stock has ten (10) votes per share. As of February 24, 2023, our Class B common stockholders represent approximately 62% of our voting power. Given the 10:1 voting ratio, even a significant issuance of Class A common stock, and/or a transaction involving Class A common stock as consideration, may not impact Mr. Xu’s significant majority voting position in us.

We have enacted a dual class voting structure to ensure the continuity of voting control in us for the foreseeable future. As a result, for the foreseeable future and after the consummation of the offering, Mr. Xu and his affiliates will be able to control matters submitted to stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions.

Mr. Xu and his affiliates may have interests that differ from other stockholders and may vote their Class B common stock in a way with which other stockholders may disagree or which may be adverse to such other stockholders’ interests. In addition, this concentrated control will have the effect of delaying, preventing or deterring a change in control of Maison, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of Maison, and might have a negative effect on the market price of shares of our Class A common stock.

We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our securities less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. We may remain an emerging growth company until the fiscal year ended April 30, 2028. However, if our annual gross revenue hits $1.235 billion, or our non-convertible debt issued within a three-year period or revenues exceeds $1 billion, or the market value of the shares of our Class A common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, we are not required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, have reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and are exempt from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, we have elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates. As a result, potential investors may be less likely to invest in our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. These forward-looking statements are included throughout this prospectus, including, but not limited to, in the sections titled “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and “Certain Relationships and Related Party Transactions”, and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words “anticipate”, “forecast”, “assume”, “believe”, “continue”, “could”, “should”, “can have”, “likely”, “estimate”, “expect”, “intend”, “may”, “will”, “plan”, “potential”, “predict”, “project”, “future” and similar terms and phrases, or the negative of these terms and phrases to identify forward-looking statements in this prospectus. For example, all statements we make relating to our estimated and projected store openings, costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including: our ability to open new stores on a timely basis or at all; our ability to establish or maintain our center-satellite store network; our ability to implement our multi-channel initiatives; our ability to achieve sustained sales and profitable operating margins at new stores; the availability of financing to pursue our new store openings on satisfactory terms or at all; our ability to compete effectively with other retailers; our ability to maintain price competitiveness; the geographic concentration of our stores; ongoing economic uncertainty; our ability to maintain or improve our operating margins; our history of net losses; product supply disruptions in the delivery of perishable products; negative effects to our reputation from real or perceived quality or health issues with our food products; our ability to protect or maintain our intellectual property; the failure of our information technology or administrative systems to perform as anticipated; data security breaches and the release of confidential customer information; our ability to retain and attract senior management, key employees and qualified store-level employees; rising costs of providing employee benefits, including increased healthcare costs and pension contributions due to unfunded pension liabilities; our ability to negotiate any future collective bargaining agreements; changes to financial accounting standards regarding store leases; changes in law; additional indebtedness incurred in the future; our ability to satisfy our ongoing capital needs and unanticipated cash requirements; claims made against us resulting in litigation; increases in commodity prices; severe weather and other natural disasters in areas in which we have stores; wartime activities, threats or acts of terror or a widespread regional, national or global health epidemic; our high level of fixed lease obligations; impairment of our goodwill; and other factors discussed under “Risk Factors.”

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties, and you should not rely upon forward-looking statements as predictions of future events.

We caution you that the important factors described in the sections in this prospectus titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” may not be all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially and adversely from those contained in any forward-looking statements we may make. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We estimate that the net proceeds to us from the issuance and sale of shares of Class A common stock in this offering will be approximately $13.36 million, assuming an initial public offering price of $4.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $15.46 million.

A $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per share would increase (decrease) our net proceeds from this offering by approximately $3.50 million, or $4.02 million if the underwriters’ over-allotment option to purchase additional shares in this offering is exercised in full, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease) in the number of shares offered by us in the offering of one million shares, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by $3.73 million, assuming the initial public offering price of $4.00 per share remained the same and after deducting the underwriting discount and estimated offering expenses payable by us.

We currently intend to use the net proceeds to us from this offering primarily for (i) completing the acquisition of the remaining 90% equity interests in (a) the Alhambra Store from Ms. Grace Xu, spouse of Mr. John Xu, our chief executive officer, and (b) Dai Cheong from Mr. Xu, by paying off the SBA loans held by each entity of approximately $2.0 million and $2.4 million, respectively, as partial consideration for such acquisitions; (ii) opening new center stores, including a flagship store in Rowland Heights, California; (iii) repaying our two loans of approximately $0.39 million in aggregate with American First National Bank, which loans have an interest rate of 4.5% per annum and a maturity date of March 2, 2024; (iv) research and development of our operating systems with JD.com, including upgrading our ERP system and POS system; (v) developing our business online; and (vi) making upgrades and performing renovations to our existing stores.

We intend to use any remaining balance of the net proceeds for general corporate purposes, including working capital, sales and marketing activities, general administrative matters, operating expenses and capital expenditures. We will have broad discretion over the uses of the net proceeds in this offering.

As of the date of this prospectus, the expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions and certain assumptions regarding current economic and industry conditions and the Company’s future prospects. The amounts and timing of our actual business expenditures will depend on numerous factors, including market conditions, business developments and opportunities and related rate of growth, sales and marketing activities and competition. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. From time to time, we evaluate these proposes and other factors and we anticipate continuing to make such evaluations to determine the existing allocations of resources, including the proceeds of this offering, are being optimized. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. The amount and timing of actual expenditures may vary significantly, depending on a number of factors. Pending use of the net proceeds from this offering, we may invest the net proceeds in short-term, interest-bearing, investment-grade securities. We cannot predict whether any proceeds invested will yield a favorable return.

MARKET FOR OUR COMMON STOCK AND DIVIDEND POLICY

Market for our Class A Common Stock

Prior to this offering, our Class A common stock has not been traded on an established public trading market, and quotations for our Class A common stock were not reported on any market. As a result, there has been no regular market for our Class A common stock. As of April 30, 2023, there were 13,760,000 shares of Class A common stock issued and outstanding held by five holders of record.

We have applied to list our Class A common stock for trading on the Nasdaq Capital Market, under the symbol “MSS,” although there can be no assurance our listing will be approved. It is a condition of this offering that our Class A common stock be listed on Nasdaq. We cannot assure you that a liquid trading market for our Class A common stock will develop or be sustained after this offering. You may not be able to sell your shares quickly or at the market price if trading in our Class A common stock is not active.

Dividend Policy

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends on our Class A common stock in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, cash flows, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of January 31, 2023:

•        on an actual basis;

•        on a pro forma basis, giving effect to our sale and issuance of 3,750,000 shares of our Class A common stock in this offering at an assumed initial public offering price per share of $4.00, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read in conjunction with “Selected Consolidated Financial and Other Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Unless otherwise stated, all dollar amounts expressed below are in thousands, except per share amounts.

	As of January 31, 2023
	Actual(1)	Pro Forma As Adjusted
Cash and cash equivalents	$2,580	$15,943

Long-term loan payables (current and non-current portion)	3,033	3,033

Shareholders’ Deficit:
Class A common stock	1.4	1.8
Class B common stock	0.2	0.2
Additional paid in capital	—	13,362
Retained earnings	192	192
Noncontrolling interest	188	188
Total shareholders’ equity	381	13,744
Total capitalization	$3,414	16,777

____________

(1)      The amounts above are based on 13,760,000 shares of Class A common stock issued and outstanding as of January 31, 2023 and does not include 3,000,000 shares of Class A common stock underlying future equity awards that are reserved for issuance under the 2023 Plan.

DILUTION

If you invest in our Class A common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A and Class B common stock immediately after this offering.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of Class A common stock in this offering and the pro forma as adjusted net tangible book value per share of our confirmed Class A and Class B common stock immediately after completion of this offering.

Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of Class A and Class B common stock outstanding. Our historical net tangible book value (deficit) as of January 31, 2023 was $(2,119,212), or $(0.13) per share, assuming 13,760,000 shares of Class A common stock and 2,240,000 shares of Class B common stock were outstanding as of January 31, 2023 giving retroactive effect to the stock split completed in September 2021, but prior to this offering.

After giving effect to the sale by us of 3,750,000 shares of Class A common stock in this offering at the assumed initial public offering price of $4.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of January 31, 2023 would have been $11.24 million, or $0.57 per share. This represents an immediate increase in historical net tangible book value of $0.70 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $3.43 per share to investors purchasing shares of our Class A common stock in this offering at the assumed initial public offering price. The following table illustrates this dilution:

	January 31, 2023
	Without Over-Allotment	With Over-Allotment Exercised in Full
Assumed initial public offering price per share	$4.00	$4.00
Historical net tangible book value (deficit) per share as of January 31, 2023	(0.13)	(0.13)
Increase in historical net tangible book value (deficit) per share attributable to new investors in this offering	0.70	0.79
Pro forma net tangible book value per share immediately after this offering	0.57	0.66
Dilution in pro forma net tangible book value per share to new investors in this offering	3.43	3.34

The following table summarizes, as of January 31, 2023, the number of shares of our Class A and Class B common stock combined, the total consideration and the average price per share (i) paid to us by existing Class A and Class B common stockholders, and (ii) to be paid by new investors acquiring our Class A common stock in this offering at an assumed public offering price of $4.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased			Total Consideration		Average Price Per Share
	Number		Percent	Amount	Percent
Existing stockholders	16,000,000	(1)	81.01%	$1,600	0.01%	0.0001
New investors	3,750,000	(2)	18.99%	$15,000,000	99.99%	4.00
TOTAL	19,750,000		100%	$15,001,600	100.00%	0.76

____________

(1)      The amounts above exclude:

•        3,000,000 shares of Class A common stock underlying future equity awards that are reserved for issuance under the 2023 Plan;

•        shares of Class A common stock issuable upon the exercise of outstanding warrants.

(2)      The amounts are based on 13,760,000 shares of our Class A common stock and 2,240,000 shares of our Class B common stock outstanding giving effect to the sale of 3,750,000 shares of Class A common stock in this offering at an assumed offering price of $4.00 per share.

If the underwriters exercise their option to purchase additional shares in full, then our pro forma net tangible book value per share of our common stock as of January 31, 2023, would be approximately $13.34 million, or $0.66 per share, representing an immediate increase in net tangible book value to our existing shareholders of approximately $0.79 per share and immediate dilution in net tangible book value to investors purchasing shares in this offering of approximately $3.34 per share.

The table above excludes the impact of 3,000,000 shares which may be issued under the 2023 Plan. If equity awards are issued under the 2023 Plan, investors purchasing in this offering will experience further dilution.

In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with those statements. You should read the following discussion in conjunction with “Selected Historical Financial and Other Data” and our audited consolidated financial statements and related notes and our unaudited consolidated financial statements and related notes which are included elsewhere in this prospectus. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, those described under “Risk Factors”, and included in other portions of this prospectus.

Forward-Looking Statements

This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties, and assumptions about us that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission (“SEC”) filings. References to “we”, “us”, “our,” “Maison” or the “Company” are to Maison Solutions Inc., except where the context requires otherwise.

Overview

We are a fast-growing, specialty grocery retailer offering traditional Asian food and merchandise to modern U.S. consumers, in particular to members of Asian-American communities. We are committed to providing Asian fresh produce, meat, seafood, and other daily necessities in a manner that caters to traditional Asian-American family values and cultural norms, while also accounting for the new and faster-paced lifestyle of younger generations and the diverse makeup of the communities in which we operate. To achieve this, we are developing a center-satellite stores network. Since our formation in July 2019, we have acquired equity interests in three (3) traditional Asian supermarkets in Los Angeles, California. Since April 30, 2022, we have been operating these supermarkets as center stores. The center stores target traditional Asian-American, family-oriented customers with a variety of meat, fresh produce and other merchandise, while additionally stocking items which appeal to the broader community. We are operating these traditional Asian-American, family-oriented supermarkets with our management’s deep cultural understanding of our consumers’ unique consumption habits. In addition to the traditional supermarkets, on December 31, 2021, we acquired a 10% equity interest in a new grocery store located in Alhambra, California, a young and active community (the “Alhambra Store”). The Alhambra store is 100% owned by Mrs. Grace Xu, the spouse of Mr. John Xu, our chief executive officer. We intend to acquire the remaining 90% equity interest in the Alhambra Store with a portion of the net proceeds from this offering. Our intention is that the Alhambra Store will serve as our first satellite store. The investment in the Alhambra Store is considered a related party transaction because Mrs. Xu is the spouse of Mr. Xu, our CEO. Please refer to “Certain Relationships and Related Party Transactions” for further explanation. In May 2021, the Company acquired 10% of the equity interests in Dai Cheong, a wholesale business which mainly supplies foods and groceries imported from Asia, which is owned by our CEO John Xu. We intend to acquire the controlling ownership of Dai Cheong with a portion of the net proceeds of this offering. By adding Dai Cheong to our portfolio, we will take the first step toward creating a vertically integrated supply-retail structure. Having an importer as a part of our portfolio will allow us the opportunity to offer a wider variety of products and to reap the benefits of preferred wholesale pricing.

Collaboration with JD.com

On April 19, 2021, JD US, the U.S. subsidiary of JD.com, and Maison entered into a Collaboration Agreement (the “Collaboration Agreement”) pursuant to which JD.com will provide services to Maison focused on updating in store technology through the development of a new mobile app and the updating of new in-store technology, and revising store layouts to promote efficiency. The agreement included a consultancy and initialization fee of $220,000, 40% of which was payable within 3 days of effectiveness, and which has been paid, 40% of which is due within 3 days of the completion and delivery of initialization services as outlined in the Collaboration Agreement and the remaining 20% is payable within three (3) days of the completion and delivery of the implementation services, as outlined in the Collaboration Agreement. The Collaboration Agreement also included certain additional storage and implementation fees to be determined by the parties and royalty fees, following the commercial launch of the platform developed by JD.com, of 1.2% of gross merchandise value based on information generated by the platform. For each additional store requiring Consultancy and Initialization service, an additional $50,000 will be charged for preparing the feasibility plan for such additional store. The Collaboration Agreement has an initial term of 10 years and customary termination and indemnification provisions. Simultaneously with the effectiveness of the Collaboration Agreement JD and Maison entered into an Intellectual Property License Agreement (the “IP Agreement”) outlining certain trademarks, logos and designs and other intellectual property rights used in connection with the retail supermarket operations outlined in the Collaboration Agreement, which includes an initial term of 10 years and customary termination provisions.

Key Factors that Affect Operating Results

Inflation

The annual inflation rate for the United States was 6.4% for the 12 months ended January 2023 after rising as high as 9.1% previously, according to U.S. Labor Department data published on February 16, 2023. Inflation increased our purchase costs, occupancy costs and payroll costs. To offset inflationary pressures, we have increased our products’ selling price to cover these increased costs.

Operating cost increase after initial public offering

As a new public company, we will be subject to increased operating costs related to our listing on Nasdaq and compliance with Securities Act and Exchange Act periodic reporting. For example, the annual audit expenses, the legal service expenses and related consulting service expenses will increase operating costs.

Supply chain disruptions

Due to ongoing inflationary and supply chain pressures related to the COVID-19 pandemic, the Company has experienced financial pressure when ordering and receiving products during 2021 and through September 2022. Specifically, the Company was impacted by increased shipping costs attributable to container shortages, port delays, and truck and driver shortages. We attempted to mitigate these disruptions by diversifying our supply chains, establishing backup plans, and increasing our inventory levels, as well as adjusting our products’ price. During the fourth quarter of 2022, the Company has been able to evolve its operations to successfully navigate such challenges, including the diversification of its supplier network, the adjustment of its inventory purchase pattern, and the continued focus on and investment in automation in its operations and its E-commerce platform. To gain buying power, the Company works with third-party vendors, who have more buying power to get products. To work with these third-parties, the Company needs to provide prepayments per order. Moreover, over the course of 2022, we saw a gradual easing of shipping costs and improvement in on-time shipping from our overseas vendors. While these supply chain challenges have led to an increase in costs to consumers, they have not materially impacted our ability to offer products and our sales increased during the fourth quarter of 2022. For the nine months ended January 31, 2023, our sales were $41.2 million, a $10.1 million increase from January 31, 2022, and gross profit increased $3.1 million from January 31, 2022, as a result of our acquisition of Maison Monterey Park. We have been able to remain stable during this challenging period as our sales were $42.0 million and $41.2 million for the years ended April 30, 2022 and 2021, respectively. Additionally, our gross profit remained at $8.3 million for the years ended April 30, 2022 and 2021.

Competition

Food retail is a competitive industry. Our competition varies and includes national, regional, and local conventional supermarkets, national superstores, alternative food retailers, natural foods stores, smaller specialty stores, farmers’ markets, supercenters, online retailers, mass or discount retailers and membership warehouse clubs. Our principal competitors include 99 Ranch Market and H-Mart for conventional supermarkets and Weee! for online groceries. Each of these stores competes with us based on product selection, product quality, customer service, price, store format, location, or a combination of these factors. In addition, some competitors are aggressively expanding their number of stores or their product offerings. Some of these competitors may have been in business longer, may have more experience operating multiple store locations or may have greater financial or marketing resources than us.

As competition in certain areas intensifies or competitors open stores within proximity to our stores, our results of operations may be negatively impacted through a loss of sales, decrease in market share, reduction in margin from competitive price changes or greater operating costs. In addition, other established food retailers could enter our markets, increasing competition for market share.

Payroll

As of January 31, 2023, we had approximately 64 employees, who work as full-time or part-time employees. Our employees are not unionized nor, to our knowledge, are there any plans for them to unionize. We have never experienced a strike or significant work stoppage. We consider our employee relations to be good. Minimum wage rates in some states have recently increased. For example, the minimum wage rose from $13 to $14 per hour from 2020 to 2021, and increased to $15.50 per hour in 2023 in Los Angeles. Payroll and payroll tax expenses were $5.0 million for the nine months ended January 31, 2023, and $3.6 million for the nine months ended January 31, 2022. Payroll and payroll tax expenses were $4.5 million for the year ended April 30, 2022, and $4.2 million for the year ended April 30, 2021, and in the year ended April 30, 2023, we estimate that our payroll expense will increase to $6 million due to the new acquisition of the Monterrey Park store supermarket in June 2022.

Vendor and Supply Management

Maison believes that a centralized and efficient vendor and supply management system is the key to profitability. Maison has major vendors, including Drop in The Ocean Inc., ONCO Food Corp. and GF Distribution, Inc. For the nine months ended January 31, 2023, three suppliers accounted for 20%, 18% and 18% of the Company’s total purchases, respectively. For the nine months ended January 31, 2022, three suppliers accounted for 27%, 22% and 13% of the Company’s total purchases, respectively.

For the year ended April 30, 2022, these three suppliers accounted for 23%, 21% and 14% of the Company’s total purchases, respectively. For the year ended April 30, 2021, three suppliers accounted for 54%, 26% and 18% of the Company’s total purchases, respectively. Maison believes that its centralized vendor management enhances its negotiating power and improves its ability to manage vendor payables.

Store Maintenance and Renovation

From time to time, Maison conducts maintenance on the fixtures and equipment for its stores. Any maintenance or renovations could interrupt the operation of our stores and result in a decline in customer volume. Significant maintenance or renovation would affect our operation and operating results. Meanwhile, improving the store environment can also attract more customers and lead to an increase in sales. Maison focused on improving stores for the fiscal year ended April 30, 2022. We spent $294,230 for repairs and maintenance of all departments, an increase of $28,765, compared to $265,465 for the fiscal year ended April 30, 2021. We spent $197,000 for repairs and maintenance for the nine months ended January 31, 2023 as compared to $225,000 for the nine months ended January 31, 2022.

Critical Accounting Policy

Related Parties

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC Topic 850, “Related Party Disclosures” and other relevant ASC standards. Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates are used for, but not limited to, useful lives of property and equipment, commitments and contingencies, inventory reserve, allowance for estimated uncollectable accounts receivables and other receivables, impairment of long-lived assets, contract liabilities and valuation of deferred tax assets. Given the global economic climate and additional or unforeseen effects from the COVID-19 pandemic, these estimates have become more challenging, and actual results could differ materially from these estimates.

Inventories

Inventories, consisting of products available for sale, are primarily accounted for using the first-in, first-out method, and are valued at the lower of cost and net realizable value. This valuation requires us to make judgments, based on currently available information, about the likely method of disposition, such as through sales to individual customers, returns to product vendors, or liquidations, and expected recoverable values of each disposition category. The Company records inventory shrinkage based on the historical data and management’s estimates and provided a reserve for inventory shrinkage for the nine months ended January 31, 2023 and the fiscal year ended April 30, 2022.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), from May 1, 2020, using the modified retrospective transition approach to all contracts that did not have an impact on the beginning retained earnings on May 1, 2020. The Group’s revenue recognition policies effective on the adoption date of ASC 606 are presented as below.

In accordance with ASC Topic 606, the Company’s performance obligation is satisfied upon the transfer of goods to the customer, which occurs at the point of sale. Revenues are recorded net of discounts, sales taxes and returns and allowances.

The Company sells Company gift cards to customers. There are no administrative fees on unused gift cards, and the gift cards do not have an expiration date. Gift card sales are recorded as contract liability when sold and are recognized as revenue when either the gift card is redeemed, or the likelihood of the gift card being redeemed is remote (“gift card breakage”). The Company’s gift card breakage rate is based upon historical redemption patterns, and it recognizes breakage revenue utilizing the redemption recognition method. The Company also offers discounts on the gift cards sold to its customers. The discounts are recorded as sales discount when gift card been redeemed.

The Company’s contract liability related to gift cards was $254,160 and $370,929 as of January 31, 2023 and April 30, 2022, respectively.

Leases

On May 1, 2020, the Company adopted ASU 2016-02, Lease (FASB ASC Topic 842). The adoption of Topic 842 resulted in the presentation of operating lease right-of-use (“ROU”) assets and operating lease liabilities on the consolidated balance sheet. See Note 12 — “Leases” for additional information.

The Company determines if an arrangement contains a lease at the inception of a contract under ASC Topic 842. At the commencement of each lease, management determines its classification as an operating or finance lease. For leases that qualify as operating leases, ROU assets and liabilities are recognized at the commencement date based on the present value of any remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of its leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The ROU assets include adjustments for accrued lease payments. The

ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise such options.

A short-term lease is defined as a lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. When determining whether a lease qualifies as a short-term lease, the Company evaluates the lease term and the purchase option. Hence, the Company does not recognize any operating lease ROU assets and operating lease liabilities for short-term leases.

The Company evaluates the carrying value of ROU assets if there are indicators of impairment and review the recoverability of the related asset group. If the carrying value of the asset group is determined to not be recoverable and is in excess of the estimated fair value, the Company will record an impairment loss in other expenses in the consolidated statements of operations.

The Company also subleases certain mini stores that are within the supermarket to other parties. The Company collects security deposits and rent from these sub-lease tenants. The rent income collected from sub-lease tenants recognized as rental income and deducted occupancy cost.

Recently Issued Accounting Pronouncements

Please refer to Note 2 “Summary of significant accounting policies” for details.

COVID-19

The health and safety of our employees and customers has been our highest priority during the COVID-19 pandemic. The COVID-19 pandemic has also significantly increased our operating expenses. We continue to clean all departments areas, restrooms, and other high-traffic surfaces in our stores, including our service counters. We continue to provide protective equipment which includes physical safety barriers and facemasks, gloves for all our employees.

We continue to experience strong demand in stores as well as online as people have adjusted to the new circumstances resulting from the COVID-19 pandemic. We have responded to increased demand driven by the COVID-19 pandemic by hiring additional employees and retaining additional sales from third-party online platform. However, we do expect that as the COVID-19 pandemic has been gradually contained in United States, customers began returning to their normal shopping habits and consequently their spending on food and groceries may decline. Pandemic-induced extra shopping may not be sustained, and in future periods our revenue may decline, which could lead to reductions in the size of our workforce.

The extent to which the Pandemic may continue to impact our business will depend on future developments, which are highly uncertain and cannot be predicted at this time. We may experience an impact to the timing and availability of key products from suppliers, broader quarantines or other restrictions that limit consumer visits to our stores, increased employee impacts from illness, school closures and other community response measures, all of which could negatively impact our business. We continually monitor the situation and regularly adjust our policies and practices as more information and guidance becomes available.

How to Assess Our Performance

In assessing performance, management considers a variety of performance and financial measures, including principal growth in net revenue, gross profit and selling, general and administrative expenses. The key measures that we use to evaluate the performance of our business are set forth below.

Net Revenue

Our net revenues comprise gross revenues net of returns and discounts. We do not record sales taxes as a component of retail revenues as it is considered a pass-through conduit for collecting and remitting sales taxes.

Gross Profit

We calculate gross profit as net revenues less cost of revenues and occupancy costs. Gross margin represents gross profit as a percentage of net revenues. Occupancy costs include store rental costs. The components of our cost of revenues and occupancy costs may not be identical to those of our competitors. As a result, our gross profit and gross margin may not be comparable to similar data made available by our competitors.

Cost of revenue includes the purchase price of consumer products, inbound and outbound shipping costs, including costs related to our sorting and delivery centers, which is the warehouse attached to the El Monte store, and where we are the transportation service provider. Shipping costs to receive products from our suppliers are included in our inventory and recognized in cost of revenues upon sale of products to our customers.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of retail operational expenses, administrative salaries and benefits costs, marketing, advertising, and corporate overhead.

Marketing costs primarily consist of advertising and payroll and related expenses for personnel engaged in marketing and selling activities.

General and administrative expenses primarily consist of costs for corporate functions, including payroll and related expenses; facilities and equipment expenses, such as depreciation and amortization expense and rent; and professional fees and litigation costs.

Results of Operations for the nine months ended January 31, 2023 and 2022

	Nine Months ended January 31,
	2023	2022	Change	Percentage Change
Net revenues	$41,215,255	$31,074,455	$10,140,800	32.6%
Cost of revenues	31,815,554	24,800,409	7,015,145	28.3%
Gross profit	9,399,701	6,274,046	3,125,655	49.8%
Operating expenses
Selling expenses	6,670,088	4,806,980	1,863,108	38.8%
General and administrative expenses	2,649,419	2,137,623	511,796	23.9%
Total operating expenses	9,319,507	6,944,603	2,374,903	34.2%
Income (loss) from operations	80,194	(670,557)	750,751	112.0%
Other income, net	1,321,533	41,438	1,280,095	3,089.2%
Interest income (expenses), net	15,705	(41,798)	57,503	137.6%
Income (loss) before income taxes	1,417,432	(670,917)	2,088,349	311.3%
Income tax provisions	(189,151)	(27,116)	162,035	597.6%
Net income (loss)	1,228,281	(698,033)	1,926,314	276.0%
Net income attributable to noncontrolling interests	307,655	51,540	256,115	496.9%
Net income (loss) attributable to Maison Solutions Inc.	$920,626	$(749,573)	$1,670,199	222.8%

Revenues

	Nine Months ended January 31,
	2023	2022	Change	Percentage Change
Perishables	$23,069,855	$18,495,264	$4,574,591	24.7%
Non-perishables	18,145,400	12,579,191	5,566,209	44.2%
Net revenue	$41,215,255	$31,074,455	$10,140,800	32.6%

Our net revenues were approximately $41.2 million for the nine months ended January 31, 2023, an increase of approximately $10.1 million, or 32.6%, from approximately $31.1 million for the nine months ended January 31, 2022. The increase in net revenues was driven by the inclusion of revenues from our newly acquired subsidiary Maison Monterey Park supermarket of $10.4 million. Our existing three supermarkets contributed $30.8 million revenue during the nine months ending January 31, 2023, a slight decrease of approximately $0.3 million, as compared to the same period of 2022. The $0.3 million decrease was mainly due to the lessening impact of the COVID-19 pandemic and more people eating out instead of eating pre-made meals from grocery stores and cooking at home.

Cost of Revenues

	Nine Months ended January 31,
	2023	2022	Change	Percentage Change
Total cost of revenues	$31,815,554	$24,800,409	$7,015,145	28.3%

Cost of revenues includes cost of supermarket product sales and occupancy costs, which are store rent expense, depreciation for store property and equipment, inventory shrinkage costs and store supplies. The depreciation expense comes from machinery & equipment, such as refrigerator, water heater, forklift, and freezer and furniture & fixtures, such as metal shelves, shopping cart, and LED lights. Shrinkage costs are different for different types of products. For example, fruits and vegetables have a high allowance rate during the receiving and display process. The seafood and meat departments have a low allowance rate because the non-fresh products can freeze and sell for the same price or even higher price after being cut. The cost of revenues increased by approximately $7.0 million, from $24.8 million for the nine months ended January 31, 2022, to approximately $31.8 million for the nine months ended January 31, 2023. The increase in the cost of revenue was due to the inclusion of cost of revenue from our newly acquired Maison Monterey Park supermarket of $8.1 million which was partly offset by decreased freight costs from the other three supermarkets.

Gross Profit and Gross Margin

	Nine Months ended January 31,
	2023	2022	Change	Percentage Change
Gross Profit	$9,399,701	$6,274,046	$3,125,655	49.8%
Gross Margin	22.8%	20.2%		2.6%

Gross profit was approximately $9.4 million and $6.3 million for the nine months ended January 31, 2023 and 2022, respectively. Gross margin was 22.8% and 20.2% for the nine Months ended January 31, 2023 and 2022, respectively. Our supermarkets’ sales profit margins slightly increased by 2.6% from the same period last year, which was mainly due to increased profit margin of our El Monte store. We also hired a new grocery department manager with extensive industry experience to assist in reorganizing the stores, develop new marketing strategies to promote sales, and setting up effective products purchasing policies to lower the costs.

Total Operating Expenses

	Nine Months ended January 31,
	2023	2022	Change	Percentage Change
Selling Expense	$6,670,088	$4,806,980	$1,863,108	38.8%
General and Administration Expense	2,649,419	2,137,623	511,796	23.9%
Total Operating Expense	$9,319,507	$6,944,603	$2,374,904	34.2%
Percentage of revenue	22.6%	22.3%		0.3%

Total operating expenses were approximately $9.3 million for the nine months ended January 31, 2023, an increase of approximately $2.4 million, compared to approximately $6.9 million for the nine months ended January 31, 2022. Total operating expense as a percentage of revenues was 22.6% and 22.3% for the nine months ended January 31, 2023 and 2022, respectively. The increase in operating expenses was primarily attributable to the increase of selling expense, which includes the increase of payroll expenses, utilities expense, property tax and credit card service charge. Payroll expenses increased by approximately $1.4 million for the nine months ended January 31, 2023, as compared to the same period in 2022. The increase in payroll expenses was mainly due to the increased employees’ hourly rates and due to the acquisition of Maison Monterey Park. Property tax increased by approximately $0.06 million in the nine months ended January 31, 2023, as compared to the same period in 2022 due to the property tax paid at Maison Monterey Park. Utility expense increased by approximately $0.2 million in the nine months ended January 31, 2023, as compared to the same period in 2022 due to the increased usage rate and due to the acquisition of Maison Monterey Park. Credit card service charges increased by approximately $0.2 million due to the increased sales from the acquisition of Maison Monterey Park.

The increase in general and administration expenses during the nine months ended January 31, 2023 was primarily due to increased IPO related professional fees, including legal, audit and consulting fees, of approximately $0.5 million, and increased general and administrative expenses of approximately $0.2 million from our newly acquired Maison Monterey Park store and increased miscellaneous expenses of approximately $0.07 million mainly due to a significant increase in traveling expense, because of the Company’s IPO plan; however, the increase was partially offset by decreased G&A expenses of our El Monte and Monrovia stores due to effective cost control efforts. During the nine months ended January 31, 2023 and 2022, we had professional fees of approximately $1.4 million and $0.9 million, respectively.

Other Income, net

Other income was approximately $1.3 million for the nine months ended January 31, 2023, and approximately $41,438 for the nine months ended January 31, 2022. The increase in other income was mainly attributable to the $1.3 million employee retention credit (“ERC”) received in January 2023. The ERC is a refundable tax credit for businesses that continued to pay employees while shut down due to the COVID-19 pandemic or had significant declines in gross receipts from March 13, 2020 to December 31, 2021.

Interest Income (Expense), net

Interest income was $15,705 for the nine months ended January 31, 2023, an increase of $57,503, from interest expense of $41,798 for the nine months ended January 31, 2022. The interest income was from the loan receivables from Drop in the Ocean, Inc. On April 30, 2020, we entered a promissory note with our vendor Drop in the Ocean, Inc. with a total loan amount of up to $4,000,000 with 6% interest. Drop in the Ocean repaid us in full including a 6% interest during the nine months ended January 31, 2023.

Income Taxes Provisions

Income tax expense was $189,151 for the nine months ended January 31, 2023, an increase of $162,035, from income taxes expense of $27,116 for the nine months ended January 31, 2022. The increase was mainly due to increased income for the nine months ended January 31, 2023 compared to loss for the nine months ended January 31, 2022.

Net Income (loss)

Net income was approximately about $1.2 million for the nine months ended January 31, 2023, an increase of $1.9 million, or 276.0%, from $0.7 million of net loss for the nine months ended January 31, 2022, mainly attributable to the reasons as discussed above, which includes an approximately $3.1 million increase in gross profit and $1.3 million increase in other income, which was partially offset by increased operating expense of $2.3 million.

Results of Operations for the years ended April 30, 2022 and 2021

	Years ended April 30,
	2022	2021	Change	Percentage Change
Net revenues	$41,984,221	$41,195,276	$788,945	1.9%
Cost of revenues	33,697,597	32,884,774	812,823	2.5%
Gross profit	8,286,624	8,310,502	(23,878)	(0.3)%
Operating expenses
Selling expenses	6,112,493	6,005,538	106,955	1.8%
General and administrative expenses	3,000,721	1,751,562	1,249,159	71.3%
Total operating expenses	9,113,214	7,757,100	1,356,114	17.5%
Income (loss) from operations	(826,590)	553,402	(1,379,992)	(249.4)%
Other income, net	155,821	968,652	(812,831)	(83.9)%
Interest Income (Expenses), net	43,481	(59,209)	102,690	(173)%
Income (loss) before income taxes	(627,288)	1,462,845	(2,090,133)	(142.9)%
Income tax provisions	(27,738)	(436,055)	408,317	(93.6)%
Net income (loss)	(655,026)	1,026,790	(1,681,816)	(163.8)%
Net income (loss) attributable to noncontrolling interests	(92,282)	122,711	(214,993)	(175.2)%
Net income (loss) attributable to Maison Solutions Inc.	$(562,744)	$904,079	$(1,466,823)	(162.2)%

Revenues

	Years ended April 30,
	2022	2021	Change	Percentage Change
Perishables	$24,138,729	$25,006,247	$(867,518)	(3.5)%
Non-perishables	17,845,492	16,189,029	1,656,463	10.2%
Net revenue	$41,984,221	$41,195,276	$788,945	1.9%

Our net revenues were approximately $42.0 million for the year ended April 30, 2022, an increase of approximately $0.8 million, or 1.9%, from approximately $41.2 million for the year ended April 30, 2021. The increase in net revenues was driven by an increase in revenues from the sale of non-perishable products and increased prices of these products, offset by a decrease in revenues from the sale of perishable items. During the COVID-19 pandemic, customers preferred to store more food at home based on shortages and a desire to limit time spent in public. This resulted in an increase in bulk purchases. Additionally, due to the overseas shipment shortage and supply chain disruptions, the cost of goods sold increased, which resulted in the increase of the sales price of goods in stores.

Cost of Revenues

	Years ended April 30,
	2022	2021	Change	Percentage Change
Total cost of revenues	$33,697,597	$32,884,774	$812,823	2.5%

Cost of revenues includes cost of supermarket product sales and occupancy costs, which are store rent expense, depreciation for store property and equipment, inventory shrinkage costs and store supplies. The depreciation expense comes from Machinery & Equipment, such as refrigerator, water heater, forklift, and freezer and Furniture &

Fixtures, such as metal shelves, shopping cart, and LED lights. Shrinkage costs are different for different type of products. For example, fruits and vegetables have a high allowance rate during receiving and display process. The seafood and meat departments have a low allowance rate because the non-fresh products can freeze and sell for the same price or even higher price after being cut. The cost of revenues increased by approximately $0.8 million, from $32.9 million for the year ended April 30, 2021, to approximately $33.7 million for the year ended April 30, 2022. The increase of cost of revenues was in line with the increase of our overall supermarket product sales and was a result of increases in the purchase price due to increased import costs and the effects of inflation.

Gross Profit and Gross Margin

	Years ended April 30,
	2022	2021	Change	Percentage Change
Gross Profit	$8,286,624	$8,310,502	$(23,878)	(0.3)%
Gross Margin	19.7%	20.2%		(0.5)%

Gross profit was approximately $8.3 million and $8.3 million for the years ended April 30, 2022 and 2021, respectively. Gross margin was 19.7% and 20.2% for the years ended April 30, 2022 and 2021, respectively. Our supermarkets sales profit margins slightly decreased in fiscal year 2022, mainly due to increased import costs and the effects of inflation in 2022. The increase of the sales prices did not catch up with the inflation on cost of goods sold.

Total Operating Expenses

	Years ended April 30,
	2022	2021	Change	Percentage Change
Selling Expense	$6,112,493	$6,005,538	$106,955	1.8%
General and Administration Expense	3,000,721	1,751,562	1,249,159	71.3%
Total Operating Expense	$9,113,214	$7,757,100	$1,356,114	17.5%
Percentage of revenue	21.7%	18.8%		2.9%

Total operating expenses were approximately $9.1 million for the year ended April 30, 2022, an increase of approximately $1.3 million, compared to approximately $7.8 million for the year ended April 30, 2021. Total operating expense as a percentage of revenues was 21.7% and 18.8% for the years ended April 30, 2022 and 2021, respectively. The increase in operating expenses was primarily attributable to the increase of general and administration expense, which includes the increase of payroll expenses and professional fees. Payroll expense increased by approximately $0.3 million in the year ended April 30, 2022, as compared to the same period in 2021. The increase in payroll expense was mainly due to the increased employees’ hourly rates and due to newly hired store management positions, who assist Maison to improve its service level and facilitate new store acquisitions. Professional fee expense increased by approximately $1.0 million in the year ended April 30, 2022, as compared to the same period in 2021 due to the expenses incurred related to IPO preparation and public company readiness related professional expenses. The increase in selling expense is primarily from advertising and promotion expense, including daily newspaper advertising and promotion of an annual store event.

Other Income, net

Other income was approximately $0.2 million for the year ended April 30, 2022, and approximately $1.0 million for the year ended April 30, 2021. The decrease in other income was mainly attributable to the PPP Loan forgiveness received, which was approximately $0.7 million for the year ended April 30, 2021.

Interest Income (Expense), net

Interest income was $43,481 for the year ended April 30, 2022, an increase of $102,690, from interest expense about $59,209 for the year ended April 30, 2021. The interest income was earned from the issuance of the promissory note with Drop in the Ocean, Inc. for a total amount up to $4 million with 6% interest rate, and XHJC Holding Inc. for a total amount of up to $1.0 million with 4% interest rate.

Income Taxes Provisions

Income tax expense was $27,738 for the year ended April 30, 2022, a change of approximately $408,317, from income taxes provision of approximately $436,055 for the year ended April 30, 2021. The change was mainly due to the operating loss for the year ended April 30, 2022 compared to the operating income for the year ended April 30, 2021.

Net Income (loss)

Net loss was approximately about $0.7 million for the year ended April 30, 2022, a change of approximately $1.7 million, or 163.8%, from $1.0 million of net income for the year ended April 30, 2021, mainly attributable to the reasons as discussed above, which includes approximately $1.0 million of expenses related to IPO preparation and public company readiness related professional expenses, and $0.3 million of extra payroll expense.

Liquidity and Capital Resources

Cash Flows for the Nine Months Ended January 31, 2023 Compared to the Nine Months Ended January 31, 2022

As of January 31, 2023, we had cash, cash equivalents and restricted cash of approximately $2.6 million. We had net income attributable to us of approximately $920,626 for the nine months ended January 31, 2023 and had a working capital deficit of approximately $0.6 million as of January 31, 2023. As of January 31, 2023, the Company had outstanding loan facilities of approximately $0.39 million due to American First National Bank, a National Banking Association, and approximately $2.6 million due to the SBA. The covenants of the loans require that so long as the loan agreements remain in effect, each borrower must maintain a ratio of debt service coverage of at least 1.3 to 1.0. This coverage ratio is evaluated as of the end of each fiscal year. As of fiscal year ending April 30, 2022, the coverage ratio for the loan under Maison San Gabriel was 2.0 to 1.0. As of fiscal year ending April 30, 2022, the coverage ratio for the loan under Maison Monrovia was 1.01 to 1.0, which is below the 1.3 to 1.0 set by bank. The Company reported this situation to American First National Bank, and there was no further action or notice of change on the terms of the loan agreement, nor a waiver from the bank up to the issuance date of the financial statements. Due to this violation of financial covenant as of April 30, 2022, the Company reclassified the loan balance of $0.3 million under Maison Monrovia as a current loan payable.

In assessing its liquidity, management monitors and analyzes the Company’s cash on-hand, its ability to generate sufficient revenue sources in the future, and its operating and capital expenditure commitments. We have funded our working capital, operations and other capital requirements in the past primarily by equity contributions from shareholders, cash flow from operations, government grants, and bank loans. Cash is required to pay purchase costs for inventory, rental expenses, salaries, income taxes, other operating expenses and to repay debts. Our ability to repay our current expenses and obligations will depend on the future realization of our current assets. Management has considered the historical experience, the economy, trends in the retail grocery industry, the expected collectability of our accounts receivable and the realization of the inventories as of January 31, 2023 and April 30, 2022. Our ability to continue to fund these items may be affected by general economic, competitive, and other factors, many of which are outside of our control.

We plan to acquire and open additional supermarkets with a portion of the proceeds of this offering to expand our footprint to both the West Coast and the East Coast, this includes completing the acquisition of the remaining 90% equity interests in both the Alhambra Store and Dai Cheong; opening new satellite stores in both Southern and Northern California in 2024 or 2025; acquiring up to five (5) center stores in 2024 and 2025 as part of our East Coast expansion; establishing a new warehouse in New York City to serve the East Coast by the end of 2025. Upon completion of our East Coast expansion, we expect that we will operate a total of ten center stores by the end of 2025.

To accomplish such expansion plan, we estimate the total related capital investment and expenditures to be approximately $35 million – $40 million, among which approximately $13 million – $16 million will be required within the next 12 months to support our preparation and opening of new stores in Southern and Northern California and acquiring additional supermarkets in the East Coast, based on management’s best estimate as of the date of this prospectus. We will also need approximately $0.39 million to fully settle our loan from American First National Bank.

We believe that our current cash and cash flows provided by operating activities will be sufficient to meet our working capital needs for our existing business in the next 12 months from the date of the issuance date of the financial statements. However, we plan to use part of the proceeds from this offering to support our business expansion described above. We may also seek additional financing, to the extent needed, and there can be no assurance that such financing will be available on favorable terms, or at all. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing shareholders. If it is determined that the cash requirements exceed the Company’s amounts of cash on hand, the Company may also seek to issue additional debt or obtain financial support from shareholders. The principal stockholder of the Company has made a commitment to provide financial support to the Company whenever necessary and will continue to provide support following the consummation of this offering.

All of our business expansion endeavors involve risks and will require significant management, human resources, and capital expenditures. There is no assurance that the investment to be made by us as contemplated under our future expansion plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, results of operations, and prospects may be materially and adversely affected. See “Risk Factors — Risks Related to Our Business — We may not be able to successfully implement our growth strategy on a timely basis or at all. Additionally, new stores may place a greater burden on our existing resources and adversely affect our existing business” and “Risk Factors — Risks Related to Our Industry — We will require significant additional capital to fund our expanding business, which may not be available to us on satisfactory terms or at all, and even if it is available, failure to use our capital efficiently could have an adverse effect on our profitability.”

The following table summarizes our cash flow data for the nine months ended January 31, 2023 and 2022.

	Nine Months ended January 31,
	2023	2022
Net cash provided by operating activities	$364,225	$644,907
Net cash provided by (used in) investing activities	1,886,085	(648,918)
Net cash provided by (used in) financing activities	(641,396)	2,428,612
Net change in cash and restricted cash	$1,608,914	$2,424,601

Operating Activities

Net cash provided by operating activities was approximately $0.4 million for the nine months ended January 31, 2023 and was mainly comprised of net income of approximately $1.2 million, add-back of non-cash depreciation and amortization expense of approximately $0.3 million; provision for inventory shrinkage reserve of $29,479; payment collected from accounts receivable from related parties of $85,981; decrease of inventories of approximately $0.2 million; decrease of prepayments of approximately $0.7 million; increase of outstanding accounts payable from related parties of $94,193, and an increase of outstanding taxes payable of approximately $0.2 million.

The net cash provided by operating activities was mainly offset by an increase of outstanding accounts receivable of approximately $0.9 million; increase of outstanding other receivables and other current assets of approximately $0.2 million; increased payment for accounts payable of $1.3 million; increased payment for accrued liability and other payables of $0.2 million; and increased payment for contract liabilities of $0.1 million.

Net cash provided by operating activities was approximately $0.6 million for the nine months ended January 31, 2022, mainly comprised of add-back of non-cash depreciation expense of approximately $0.4 million, provision for inventory shrinkage $58,792, increase of outstanding accounts payable of approximately $1.9 million, increase of outstanding accounts payable from related parties of $60,056; increase of accrued expenses and other payables of approximately $0.4 million; and increase of outstanding taxes payable of $23,749.

The net cash provided by operating activities was mainly offset by net loss of approximately $0.7 million; deducting non-cash gain on disposal of fixed assets of $31,642; increase of outstanding accounts receivable of approximately $0.8 million, increase of outstanding accounts receivable from related parties of approximately $0.1 million, increase of inventory purchase of $0.6 million, and an increase of outstanding other receivables and other current assets of approximately $0.1 million.

Investing Activities

Net cash provided by investing activities was approximately $1.9 million for the nine months ended January 31, 2023, which mainly consisted of loan repayment from third parties of approximately $4.4 million, which was partially offset with the purchase of equipment of $24,185, and payment for acquisition of subsidiary Maison Monterey Park of $2.5 million.

Net cash used in investing activities was approximately $0.7 million for the nine months ended January 31, 2022, which mainly consisted of purchase of equipment of $54,196, payment for intangible asset of $7,282, and loan to third parties of approximately $0.6 million, which was partially offset by cash received from asset disposal of $31,050.

Financing Activities

Net cash used in financing activities was approximately $0.6 million for the nine months ended January 31, 2023, which mainly consisted of bank overdraft of $281,941, repayment on loan payable of $261,923, payments on other receivables from related parties of $62,932, and repayment to other payables of related parties of $34,600.

Net cash provided by financing activities was approximately $2.4 million for the nine months ended January 31, 2022, which mainly consisted of borrowings from loan payable of $2.0 million, repayment from other receivables from related parties of $0.4 million, and borrowings from other payables of related parties of $35,637.

Cash Flows for the Fiscal Year Ended April 30, 2022 Compared to the Fiscal Year Ended April 30, 2021

As of April 30, 2022, we had cash and restricted cash of approximately $1.0 million. We had operating loss attributable to us of approximately $0.6 million for the year ended April 30, 2022 and had working capital of approximately $1.5 million as of April 30, 2022. As of April 30, 2022, the Company had outstanding loan facilities of approximately $0.6 million due to American First National Bank, a National Banking Association, and approximately $2.6 million due to the SBA. The covenants of the loans require that so long as the loan agreements remain in effect, each borrower must maintain a ratio of debt service coverage of at least 1.3 to 1.0. This coverage ratio will be evaluated as of the end of each fiscal year. As of April 30, 2021, the coverage ratios for these two loans were both above the 1.3 to 1.0 ratio. As of April 30, 2022, the coverage ratio for the loan under Maison San Gabriel was 2.0 to 1.0. As of April 30, 2022, the coverage ratio for the loan under Maison Monrovia was 1.01 to 1.0, which is below the 1.3 to 1.0 set by bank. The Company reported this situation to American First National Bank, and there was no further action or notice of change on the terms of the loan agreement, nor a waiver from the bank up to the issuance date of the financial statements. Due to this violation of financial covenant as of April 30, 2022, the Company reclassified the loan balance of $0.3 million under Maison Monrovia as a current loan payable.

The following table summarizes our cash flow data for the years ended April 30, 2022 and 2021.

	Years ended April 30,
	2022	2021
Net cash provided by operating activities	$1,487,476	$1,109,133
Net cash used in investing activities	(3,284,997)	(1,226,213)
Net cash provided by (used in) financing activities	1,981,297	(650,994)
Net change in cash and restricted cash	$183,776	$(768,074)

Operating Activities

Net cash provided in operating activities was approximately $1.5 million for the year ended April 30, 2022, was mainly comprised of a decrease to accounts receivable from related parties of approximately $0.3 million, increase of accounts payable of approximately $1.4 million, and an increase of accrued liabilities and other payables of approximately $0.6 million.

The net cash provided by operating activities was mainly offset by net loss of approximately $0.7 million, with non-cash depreciation expense of approximately $0.4 million, an increase of inventories of approximately $0.4 million as we stocked up our inventories to ensure we could meet customer demand, and increases of prepayments of approximately $0.7 million as our vendors required us to make certain security deposits to ensure timely product deliveries.

Net cash provided by operating activities was approximately $1.1 million for the year ended April 30, 2021, mainly comprised of net income of approximately $1.0 million with non-cash depreciation expense of approximately $0.6 million, decrease of other receivables and other current assets of approximately $0.2 million, increase of operating lease liabilities of approximately $0.2 million and increase of taxes payable of approximately $0.4 million.

The net cash provided by operating activities was mainly offset by increase of accounts receivable to related parties of approximately $0.4 million, increase of inventories of approximately $0.4 million as we stocked up our inventories to ensure we could meet customer demand, and decrease of accounts payable of approximately $1.0 million as we made our account payable timely.

Investing Activities

Net cash used in investing activities was approximately $3.3 million for the year ended April 30, 2022, which was mainly due to the purchase of equipment of $58,545, the increase of loan receivables extended to third parties of approximately $3.7 million, and offset with collections from related parties of approximately $0.5 million.

Net cash used in investing activities was approximately $1.2 million for the year ended April 30, 2021, which was mainly due to the purchase of equipment of $27,123, payments to related parties of approximately $0.5 million, and the increase of loan receivables extended to third parties of approximately $0.7 million.

Financing Activities

Net cash provided by financing activities was approximately $2.0 million for the year ended April 30, 2022, which mainly consisted of borrowings from related parties of $64,827, and borrowings from financial institutions of approximately $1.9 million.

Net cash used in financing activities was approximately $0.65 million for the year ended April 30, 2021, which mainly consisted of loan repayments of approximately $0.5 million of bank loans, and repayments on other payables of related parties of approximately $0.1 million.

Debt

American First National Bank — a National Banking Association

On March 2, 2017, Good Fortune Supermarket of Monrovia, LP, entered into a $1 million Business Loan Agreement with American First National Bank, a National Banking Association, at 4.5% annual interest rate for the years ended April 30, 2022 and 2021, ranging from 4.5% to 7.75% for the nine months ended January 31, 2023, with a maturity date on March 2, 2024. On March 2, 2017, Good Fortune Supermarket of San Gabriel, LP, entered into a $1 million Business Loan Agreement with American First National Bank, a National Banking Association, at 4.5% annual interest rate for the years ended April 30, 2022 and 2021, ranging from 4.5% to 7.75% for the nine months ended January 31, 2023, with and maturity date on March 2, 2024. The interest rate for these two loans is subject to change from time to time based on changes in an independent index which is the Wall Street Journal US prime as published in the Wall Street Journal Money Rate Section. The covenant of loans required that so long as the loan agreements remains in effect, borrower will maintain a ratio of debt service coverage within 1.300 to 1.000. This coverage ratio will be evaluated as of the end of each fiscal year.

Due to the violation of a covenant as of April 30, 2022, the Company reclassified the loan balance of $313,278 under Good Fortune Supermarket of Monrovia, LP as current loan payable.

U.S. Small Business Administration

On June 15, 2020, Maison Monrovia, entered into a $150,000 Business Loan Agreement with Small Business Administration, SBA, at 3.75% annual interest rate and maturity date on June 15, 2050. On June 15, 2020, Maison San Gabriel entered into a $150,000 Business Loan Agreement with Small Business Administration, SBA, at 3.75% annual interest rate and maturity date on June 15, 2050. On June 15, 2020, Maison El Monte, entered into a $150,000 Business Loan Agreement with Small Business Administration, SBA, at 3.75% annual interest rate and maturity date on June 15, 2050. Per the SBA loan agreement, all these three loans’ interest payments were deferred to December 2022.

On January 2022, Maison San Gabriel received an extra $1,850,000 fund from Small Business Administration, SBA, at 3.75% annual interest rate and maturity date on June 15, 2050. Maison El Monte, received an extra $350,000 from Small Business Administration, SBA, at 3.75% annual interest rate and maturity date on June 15, 2050.

Commitments and Contractual Obligations

The following table presents the Company’s material contractual obligations as of January 31, 2023:

Contractual Obligations	Total	Less than 1 year	1–3 years	3–5 years	Thereafter
American First National Bank, a National Banking Association	$388,041	$359,846	$28,195	$—	$—
U.S. Small Business Administration	2,644,893	62,525	131,272	140,104	2,310,992
Operating Lease Obligations and others	21,105,904	1,776,649	3,909,018	4,475,276	10,944,961
	$24,138,838	$2,199,020	$4,068,485	$4,615,380	$13,255,953

The following table presents the Company’s material contractual obligations as of April 30, 2022:

Contractual Obligations	Total	Less than 1 year	1–3 years	3–5 years	Thereafter
American First National Bank, a National Banking Association	$656,160	$472,585	$172,575	$—	$—
U.S. Small Business Administration	2,649,700	25,671	128,128	136,714	2,359,187
Operating Lease Obligations and others	17,618,321	1,030,649	2,256,479	2,621,982	11,709,211
	$20,913,181	$1,528,905	$2,557,182	$2,758,696	$14,068,398

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

OFF-BALANCE SHEET ARRANGEMENTS

The Company, has guaranteed all of the loans described above and its CEO Mr. John Xu has personally guaranteed the loans with the U.S. Small Business Administration. The Company does not have any other off-balance sheet arrangements that either have, or are reasonably likely to have, a current or future material effect on its financial condition.

TREND INFORMATION

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net revenue, income from continuing operations, profitability, liquidity, or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

BUSINESS

OUR MISSION

Our mission is to make buying fresh groceries as easy as breathing fresh air.

OVERVIEW

We are a fast-growing, specialty grocery retailer offering traditional Asian food and merchandise to modern U.S. consumers, in particular to the members of Asian-American communities. We are committed to providing Asian fresh produce, meat, seafood, and other daily necessities in a manner that caters to traditional Asian-American family values and cultural norms, while also accounting for the new and faster-paced lifestyle of younger generations and the diverse communities in which we operate. To achieve this, we are developing a center-satellite stores network. Since our formation in July 2019, we have acquired equity interests in four traditional Asian supermarkets in Los Angeles, California, and have been operating these four supermarkets as center stores, which we define as a full service store, similar to a traditional supermarket or grocery store covering a metro area, but with its own storage space to be used as a warehouse to distribute products to the satellite stores. The center stores target traditional Asian-American family-oriented customers with a variety of meat, fresh produce and other merchandise, while additionally stocking items which appeal to the broader community. Our management’s deep cultural understanding of our consumers’ unique consumption habits drives the operation of these traditional supermarkets. In addition to the traditional supermarkets, in December 2021 we acquired a 10% equity interest, in a new grocery store in a young and active community in Alhambra, California (the “Alhambra Store”). We intend to acquire the remaining 90% equity interest in the Alhambra Store with a portion of the net proceeds from this offering. We acquired our interest in the Alhambra Store from Grace Xu, spouse of John Xu, our chief executive officer. It is our intent that we will use a portion of the proceeds of this offering to acquire the remaining equity in the Alhambra Store. Our intention is that the Alhambra Store will serve as our first satellite store. The satellite stores in our network will be designed to penetrate local communities and neighborhoods with larger and growing concentrations of younger customers. See “Use of Proceeds.”

Our merchandise includes fresh and unique produce, meats, seafood and other groceries that are not found in mainstream supermarkets, including a variety of Asian vegetables and fruits such as Chinese broccoli, bitter melon, winter gourd, Shanghai baby bok choy, longan and lychee; a variety of live seafood such as shrimp, clams, lobster, geoduck, and Alaska king crab; and Chinese specialty groceries like soy sauce, sesame oil, oyster sauce, bean sprouts, Sriracha, tofu, noodles and dried fish. With an in-house logistics team and strong relationships with local and regional farms, we are capable of offering high quality specialty perishables at competitive prices.

Our customers have diverse shopping habits based on, among other factors, their age and lifestyle. Along with creating an exciting and attractive in-store shopping experience, customers can choose to place orders on a third-party mobile app “Freshdeals24”, and an applet integrated into WeChat for either home delivery or in-store pickups offering our customers the option of a 100% cashier-less shopping experience. Our flexible shopping options are designed to provide customers with convenience and flexibility that best match their lifestyles and personal preferences. We are working closely with JD.com to improve and update our online apps to continue to specifically target and attract a wider variety of our customer base.

While our main focus is on targeting Asian-American communities and catering to both established Asian-American family values and the shifting needs of the younger generations, we also plan to opportunistically address other demographics and populations.

The success of our business is supported by a strong core team that brings deep knowledge and experience in supermarket operations, supply chain, warehouse management and logistics as well as e-commerce. The core team members all come from leading market players such as Freshippo (also known as Hema Xiansheng), Yonghui Superstores, H-Mart and other similar industry leading supermarket retailers.

We are exploring multi-channel solutions to customers by leveraging our strategic partnership with JD.com, a leading online retail business in China. See “Multi-channel Initiatives” and “Partnership with JD” in this section.

Market Opportunities

Emerging Trends in the Asian-American Grocery Market

Whether by using technology to streamline supply chains, unlocking the power of social media to influence shoppers, or adapting store designs to meet changing consumer behavior, the Asian grocery market is finding new ways to boost sales.

As grocers continue to battle for supremacy, catering to a wide variety of customers and consumer demands will be a key area of focus. According to New York Times, from 1990 to 2020, the U.S. Asian population increased from 6.6 million to 20 million people, representing a 203% increase. Asians are now the fastest-growing of the nation’s four largest racial and ethnic groups based on the 2021 census numbers. In addition to the population increase, the average household income of people of Asian descent also exceeds the overall U.S. population’s average household income.

According to Mordor Intelligence’s “ETHNIC FOODS MARKET — GROWTH, TRENDS, AND FORECASTS (2022 — 2027)”, the presence of Asian Cuisine in the US Ethnic Food Marketspace is one of the key market trends. The forecast indicated that consumers’ interest in Asian cuisines is increasing globally, and they seek bold flavors. This trend is driven by the increasing immigrant population, as well as robust demand from native populations.

In the past few years, many Asian-American grocery store chains have risen in popularity in the United States, for example, Korean chain H Mart has expanded to 66 locations across 12 states. Each store offers imported packaged goods as well as prepared foods and general merchandise. According to a study by LoyaltyOne, Asian-Americans and other consumers looking to cook Asian cuisine are not finding what they need at their local stores and are often turning to independent grocers for their shopping trips. Our principal competitors include 99 Ranch Market and HMart for traditional supermarkets and Weee! for online groceries.

Spice of life: As the Asian-American Population Continues to Grow, Demand for Cultural Foods will Likely Increase

The ethnic supermarkets industry is composed of companies that sell foods geared toward ethnically diverse populations. Industry growth is strongly supported by the quickly expanding population of Asian Americans, one of the largest market segments in the United States. The ethnic supermarkets industry is composed of companies that sell foods geared toward ethnically diverse populations. Industry growth is strongly supported by the quickly expanding population of Asian Americans, one of the largest market segments in the United States. As the population of Asian Americans continues to expand, we believe that the demand for stores like ours, which provide specialty products that cater to the Asian-American communities, will be expanded as well.

Putting Health & Fresh Produce First

As modern Asian-American consumers become more affluent, educated, and influenced by government campaigns, they are increasingly aware of the health benefits of food. Whether buying fresh produce or choosing packaged products with clear health labelling, we believe Asian-American consumers will pay a premium for healthy food.

Many Asian-American retailers are offering a range of health-focused products and adapting their marketing strategies to cater to health-conscious consumers. According to freshfruitportal.com, fresh food and health & wellness products will feature more prominently in-store in the future as retailers respond to changing shopping habits.

Make Food Safer with Blockchain

Many Asian retailers are leading the way to enhanced food safety with exciting developments in blockchain technologies, a trend which we believe will similarly be employed by U.S. retailers.

Walmart China’s traceability system uses state of the art blockchain and AI to track the movement of over 50% of all packaged fresh meat, 40% of packaged vegetables, and 12.5% seafood at each stage of the supply chain.

As customers are increasingly conscious of the sourcing of their food, investing in technologies which promote health and safety is a sure-fire way to build trust with customers and boost brand loyalty. In collaboration with our current partners, including JD.com, we plan to capitalize on developments in blockchain technologies to meet the evolving needs of our customers.

Partner with Overseas Providers

Asian-American consumers are prepared to look far and wide to obtain the products they want. Retailers are partnering with overseas suppliers, fellow retailers, and even technology companies to pull together resources and accelerate growth.

Partnerships are helping brick and mortar retailers to “blur the line” between online and offline retail channels. We believe that our existing partnerships, including with JD.com, will help us to expand and strengthen both our online and offline presence.

Lead the Charge with Online Sales

While e-commerce only accounted for 3% of all U.S. grocery sales in 2019, the Asian grocery market has been quick to make the most of online retail channels.

According to a December 15, 2021 report by NBC News, online grocery sales grew 54% in 2020, to $95.82 billion. By 2026, online sales share is projected to account for 20% of the market. While Asian-American shoppers may prefer to handpick their favorite melon or cut of meat in-person, millions of customers simply don’t have access to Asian supermarkets or neighborhood stores because they live in parts of the country that cannot sustain them, making online shopping an attractive and necessary alternative.

For instance, Freshhippo uses an omni channel approach to offer customers a seamless transition between online shopping and in-store visits to promote online sales. Customers can switch between online and offline shopping and enjoy a consistent experience to put them in control of how they want to shop.

Our Business Model

Our History

We were founded in July 2019 as Maison International, Inc., an Illinois corporation, with our principal place of business in California. Immediately upon formation, the Company acquired three retail Asian supermarkets in Los Angeles, California and subsequently rebranded them as “HK Good Fortune Supermarkets” or “Hong Kong Supermarkets.” In September 2021, the Company was reincorporated in the State of Delaware as a corporation registered under the laws of the State of Delaware and renamed “Maison Solutions Inc.”

•        In July 2019, the Company acquired 91% of the equity interests in Maison San Gabriel and 85.25% of the equity interests in Maison Monrovia, each of which owns a HK Good Fortune Supermarket in San Gabriel, California and Monrovia, California, respectively.

•        In October 2019, the Company acquired 91.67% of the equity interests in Maison El Monte, which owns a Hong Kong Supermarket in El Monte, California.

•        In May 2021, the Company acquired 10% of the equity interests in Dai Cheong, a wholesale business which mainly supplies foods and groceries imported from Asia, which is 100% owned by Mr. John Xu. We intend to use a portion of the proceeds of this offer to acquire the remaining 90% equity interest. This transaction was treated as a related party transaction.

•        In December 2021, the Company acquired 10% of the equity interests in HKGF Market of Alhambra, Inc., a California corporation, and the owner of the Alhambra Store, California from Ms. Grace Xu, spouse of Mr. John Xu, our chief executive officer. We intend to acquire the remaining 90% equity interest in the Alhambra Store with a portion of the net proceeds from this offering. This transaction was treated as a related party transaction.

•        On June 30, 2022, the Company acquired 100% of the equity interests of GF Supermarket of MP, Inc. from DNL Management Inc. (51% ownership) and Ms. Grace Xu (49% ownership), spouse of Mr. John Xu, our chief executive officer. This acquisition was treated as a related party transaction.

Maison was initially authorized to issue 500,000 shares of common stock with a par value of $0.0001 per share. On September 8, 2021, the total number of authorized shares of common stock was increased to 100,000,000 by way of a 200-for-1 stock split, among which, the authorized shares were divided in to 92,000,000 shares of Class A common stock entitled to one (1) vote per share and 3,000,000 shares of Class B common stock entitled to ten (10) votes per share and 5,000,000 shares of preferred stock. All shares and per share amounts used herein and in the accompanying consolidated financial statements have been retroactively adjusted to reflect (i) the increase of share capital as if the change of share numbers became effective as of the beginning of the first period presented for Maison Group and (ii) the reclassification of all outstanding shares of our common stock beneficially owned by Golden Tree USA Inc. into Class B common stock, which are collectively referred to as the “Reclassification”.

Our Center-Satellite Stores Model

Our four traditional retail supermarkets are set up and operated as center stores. We intend to purchase the remaining 90% equity interest in the Alhambra Store with a portion of the net proceeds from this offering and the Alhambra Store is intended to serve as our first satellite store. The center stores mainly serve traditional family-oriented customers with a variety of fresh produce and daily necessities at competitive prices. The satellite stores in our Center-Satellite store network will be designed to penetrate local communities and neighborhoods with larger populations of younger customers, such as “Millennials” and Generation Z.”

What is the Center-Satellite Store Model?

The Center-Satellite store model utilizes a center store, which is a typical supermarket or grocery store in a metro area, as a central hub to not only act as a regular supermarket but also provide logistics support to satellite/community stores in the surrounding area. This Center-Satellite store network allows us to more easily and inexpensively expand the coverage as compared to traditional supermarket expansion. The structure increases logistical efficiency and provides significant flexibility to serve all types of customer bases.

A center store will serve as the main warehouse to the surrounding community stores for grocery shopping. Groceries can usually be delivered from the suppliers to the center store first, before needing to use outside suppliers allowing the center store to distribute to all the community stores it covers, with allocations based on historical sales data provided by the community stores.

The satellite stores are typically smaller than the traditional supermarkets. The stores often are established in residential areas with large populations. The satellite stores offer a smaller, particularly selected selection of products, designed to meet the needs and desires of the community. For example, a satellite store in a neighborhood with a higher concentration of younger consumers may offer more convenient food or social media trending products. A satellite store established in a neighborhood filled with young professionals may feature as a Meal Solution Supermarket (“MSSM”), where the consumers get their dinner almost instantly at a price point comparable to the cost of preparing a meal at home and lower than dining out. We believe our satellite stores will significantly reduce the time spent on grocery shopping for customers because they will be conveniently located and offer a carefully cultivated selection of products at an attractive price point. We expect that such time efficiencies and price competitiveness will attract additional customers.

Expected Advantages of the Center-Satellite store network:

•        More cost efficient: satellite stores are smaller with a cultivated selection of products designed to cater to the needs of the specific community. They are easier to maintain and establish and more cost efficient than traditional stores.

•        Higher profit margin expected: selective products with precision marketing to target a specific customer base leads to higher revenue and profit margins. We expect buyers will be willing to pay higher premiums for quality and convenience.

•        Easier to set up: because of the smaller size and carefully selected and managed inventory, establishing satellite stores at scale will require less capital and cost compared to that of a traditional store.

•        More flexible: satellite stores can be flexible in terms of their inventory and set up. Products offered by the satellite stores can vary depending on the location and the targeted customers.

•        Synergies between center stores and satellite stores: one center store can power many satellite stores from a logistics perspective. The overall cost to the supply chain will be lower, and the efficiency will be higher than the traditional store network. The historic sales data of each satellite store will be leveraged to optimize supplies from the center store. Satellite stores can function as the distribution hub to achieve fast delivery and in-store pickup. Deliveries may be made from satellite stores or customers can select to pick up from the closest satellite stores. Either way, the time to hand goods to customers is significantly reduced.

•        More attractive shopping experience: consumer behavior has changed and young people are more reluctant to spend a lot of time for grocery shopping due to their fast-paced life styles. With more trending products and fast delivery or in-store pickup options, satellite stores are expected to attract young customers, who often shop more spontaneously and focus more on shopping experience rather than needs.

•        Promote our “Group Buy” activities: Group Buy activities are single-day promotions designed to increase the volume of sales of a particular product while providing a discount to the consumers. We believe that because our satellite stores will be designed to target a particular customer base, customer needs or interest will often overlap and offering Group Buy promotions will effectively stimulate sales of targeted products.

•        Extended Customer Reach: we believe that our model of center and satellite stores will allow us to reach a wider base of customers in a more cost-effective manner leading to reduce costs and improved margins.

## Center store

The floor area is 50,000 feet

## Function

Warehousing and distribution, retail wholesale, food processing as one

Satellite store
Mall + Warehousing + logistic
Satellite store
5 miles
3 miles
Center store
Satellite store
Satellite store

## Satellite store

Create a 3-5 mile satellite supermarket with an area of 5000-7000 feet, with satellite distribution and central store ordering

## Retail distribution

According to the population characteristics of different regions, the cargo list of satellite supermarket can be deployed at any time to reduce transportation, increase storage and reduce wastage

Illustration of Center-Satellite Store Layout

Importance
Urgency
E-commerce
Community Stores
Department Stores
Community Stores
Shopping Mall
Supermarket & Groceries

Shopping Preference by Importance and Urgency

Our Products

Traditional Supermarkets/Center Stores

All four of our traditional supermarkets offer perishable and non-perishable items. We put a significant focus on perishable product categories which include vegetables, seafood, fruit and meat. In fiscal years 2022 and 2021, our perishable product categories contributed approximately 57.5% and 60.7% to our total net sales respectively, in alignment with the space occupancy of perishables.

•        Vegetables — All our stores receive daily deliveries of vegetables and are required to sell out all vegetables on a three to five day basis. We discount our vegetables after three days, which significantly lowers the storage cost and worn-and-torn rate and improves profitability. In addition, to lower the worn-out rate of green-leaf vegetables, due to customer rummage, we usually pack and sell such vegetables in bags. We also display and sell different kinds of vegetables according to their characteristics. For example, Chinese yams need to be displayed on wood shreds to keep them fresh, while winter melons are typically sold in pieces due to their large size.

•        Fruit — Almost all of our unique fruits are seasonal offerings in which quality and price are decisive to customer traffic during peak season. These fruits are sold at higher unit prices and generally offer higher profit margins. We benefit from our long-standing relationships with farm vendors to stay competitive during peak seasons and enjoy better sourcing price and higher profit margin from fruit sales. We adopt different storage technologies based on characteristics of different fruits and vegetables. All vegetables and fruits are delivered and sold on a three to five day basis, to lower worn rate, lower human cost and keep up the high quality.

•        Meat — Since we can sell more animal body parts than other mainstream grocery stores, the sales we generate from a whole pig, chicken or cow are much higher than those of mainstream groceries, resulting in higher margins on meat and meat products sales. For example, pork liver, intestines and feet, chicken hearts and feet and beef tripe, are all staples of Asian cooking that would not be offered in typical grocery store allowing us to capture more of the value of a whole animal leading to an increased margin on the sale of these products. We also cut and package meats for various specific purposes to cater to Asian cooking habits and styles. For example, we slice different kinds of meat specifically for hot pot cooking and then package and freeze them for quick pick-up and easy storage and use by customers. In addition, we sell meats prepared with Asian seasonings, which are ready to cook after purchase. Meats cut for specific purposes or prepared with Asian seasonings generally result in higher margins.

•        Seafood — As an established procedure, our in-house merchants collect live seafood from wharfs and markets at midnight on a daily basis. Purchased seafood is immediately distributed to all retail stores via our in-house cold chain systems in which hibernation technology keeps seafood alive and ensures its freshness and quality. For different species, we maintain different water temperatures and oxygen density in their tanks and containers. Hibernation technology is widely used in the in-house cold-chain system for long distance distribution to best ensure freshness and quality. As with what we do with meats, we fillet fish for specific purposes or preseason the seafood for Asian cooking.

With respect to non-perishables, we have over 13,000 grocery products on our shelves ranging from cooking utensils, canned foods, Chinese and Asian seasonings and spices, to domestic and imported snacks. Many of our imported groceries are sourced from China, Thailand and Taiwan to meet the diverse demand of not only Chinese Americans but targeted customers originating from east and south-east Asia. In the fiscal years ended on April 30, 2022 and 2021, the non-perishable grocery category contributed approximately 42.51% and 39.30%, respectively, to our total net sales and realized a markup of 31.80% and 32.67%, on average respectively.

$1.99
$1.99
韭菜花
Chives Flower
$5.99 /LB
1100
绿空心菜
Green Water Spinach
$3.49 /LB

Fresh vegetables offered in stores

糖果
蘇打餅干
乾果蜜餞
Candy
Soda Biscuits
Dried & Preserved Fruits
9
香飄飄
国货
精选
香飘飘
国货
精选
FERRERO
GOLDEN GALLERY
$3.98
$4.49

Various choices of popular snacks

Thin slices of meat typically for hot pot

MADE IN CHINA
珠江橋牌
豆豉鲮鱼罐头
中粮
COFCO
PEARL RIVER BRIDGE
净含量：184克
本商品仅限中国大陆市场销售
SOLD INSIDE CHINA MAINLAND ONLY
鲜炸鲮魚
NET WT.:
184g(6.5oz)
DACE,FRIED,WHOLE,WITH
SALTED BLACK BEANS IN OIL
魚家香
Fish Home Brand
Fried Dace
鮮炸鯪魚
FDA Registered

Canned foods

The Alhambra Store

In December 2021, we acquired a 10% equity interest in a new grocery store in Alhambra, California from Grace Xu, spouse of John Xu, our chief executive officer (the “Alhambra Store”). We intend to purchase the remaining 90% equity interest in the Alhambra Store with a portion of the net proceeds from this offering.

We believe, that as an MSSM, the Alhambra Store suits the lifestyle of young customers. MSSMs focus largely on ready-to-eat food and ready-to-cook groceries. The Alhambra Store has a built-in kitchen which offers Asian hot foods under the house brand “Chili Point Land.” Ready-to-cook groceries include frozen food as well as prewashed and pre-cut meats and vegetables.

We believe that the Alhambra has the potential be a successful satellite store in the Alhambra neighborhood. The city of Alhambra has a population of 87,000, 53% of which is comprised of Asian Americans. A large portion of the consumer base within a 3 mile radius of the store is comprised of young students living in apartments and young professionals between the ages of 25 and 44, with annual incomes between $36,000 and $120,000.

The Alhambra store is currently designed to target the demographic of its neighborhood. The store is located in the heart of Alhambra’s Main Street, which is where young consumers spend significant time at the many restaurants and bars within walking distance of the store.

The Alhambra Store also carries Asian food, snacks and other merchandise that are popular on social media to attract young customers interested in trying out new and trendy products. The store aims to lead customers from shopping for needs to shopping for experience.

WINE
懒点地带
CHILI POINT
EXIT
$ 0.99 LB
$ 0.99 LB
$ 0.99 LB

Inside the Alhambra Store

Ready to eat corner at the Alhambra Store

The Alhambra Store — additional view

Outside the Alhambra Store neighborhood

Fourth St
City of Alhambra
Good Fortune Life Mart
香港好运来生活超市
SUITE 120
停车场
香港
好运来
停车场

Entrance to the Alhambra Store

Our Vertical Supply and Distribution Chain

Our business model features a vertically integrated structure covering upstream supply and downstream retail supermarkets. In December 2021, we acquired a 10% equity interest in Dai Cheong, a wholesale business owned by our Chairman and Chief Executive Officer John Xu which mainly supplies foods and groceries imported from Asia. Dai Cheong was founded in 1979 and has been working with major suppliers in Asia for over 20 years and has extensive experience in sourcing products through a well-established sourcing system. To support its import trading business, Dai Cheong has an integrated ecosystem of import, customs clearance and wholesale services. Dai Cheong owns three warehouses and maintains a team of professionals selling more than 2,000 individual products. Dai Cheong primarily sells food products from all over Asia, including well-known Asian brands such as Garden (Hong Kong), Prima Taste (Singapore), Ng Fung (Mainland China), Royal Family (Taiwan), Gold Kili (Singapore), and other well-known Asian brands. Currently Dai Cheong supplies quality products to more than 2,000 ethnically diverse supermarkets and wholesalers in all 50 states. Our initial investment in Dai Cheong, and our plan to acquire the remaining equity interest, is the first step toward creating a vertically integrated supply-retail structure. Having an importer as a part of our portfolio allows us the opportunity to offer a wider variety of products and to reap the benefits of preferred wholesale pricing

We work with four primary suppliers. These primary suppliers accounted for approximately 61.3% and 58.0% of our total purchases in fiscal years 2022 and 2021, respectively. We also have established, long-term relationships with local and regional farms which grow Asian specialty vegetables and fruit and supply the most popular yet hard-to-source vegetables and fruits directly to our supermarkets. Working with our vendors, we are able to provide fresh seasonal vegetables and fruits. Produce, live seafood and groceries are delivered to our supermarkets on a daily basis from our farm partners and external vendors as directed by our in-house logistics system. With four retail supermarkets located in San Gabriel, Monrovia, El Monte and Monterey Park, in the Los Angeles, California metropolitan area, and average store sizes over 36,000 square feet, we had over 1.62 million annual transactions in 2022. In addition, our initial investment in the Alhambra Store, and plan to acquire the remaining equity interest following this offering, is a key factor in or goal to reach out to younger community, and expand into a large market for young customers, including students.

Our in-house logistics team is committed to fast and reliable delivery for customers who place online orders for delivery. Our center-satellite store network gives us the ability to set up in-store, mini-warehouses to achieve fast order fulfillment and speedy delivery. We are able to provide same-day delivery for orders placed before noon within a 5 miles radius of the closest store.

Integrated Online and Offline Services

We started a series of online initiatives soon after we acquired our first supermarket in 2019. Customers can choose to place orders online through a third-party mobile app, “Freshdeals24”, and an applet integrated into WeChat for the option of a 100% cashier-less shopping experience. We undertook this initiative and designed these apps based on our awareness of the predominance of WeChat in both the Chinese-American and broader Asian-American communities and extensive research into the habits of the younger generation of customers. We are working closely with JD.com to improve and update our online apps to continue to specifically target and attract a wider variety of our customer base.

Illustration of Fresh Deals 24

Illustration of the current WeChat applet

We integrate our online and offline retail capabilities and use our center stores as warehouse to fulfill online orders. By managing inventory and offline resources effectively, our stores satisfy consumers’ demands in-store as well as online. We offer multiple shopping channels through integrated online and offline operations. Customers can place orders through the third-party mobile app and applet and for either home delivery or in-store pickups. Our flexible shopping options are aimed to provide customers with convenience and flexibility that best match their lifestyles and personal preferences.

Currently JD.com is developing a new mobile app for our future stores. For more information please see “Partnership with JD.com” below.

Pricing Strategy

In general, our pricing strategy is to provide premium products at reasonable prices. We believe pricing should be based on the quality of products and the shopping experience, rather than promotional pricing, to drive sales. Our goal is to deliver a sense of value to and foster a relationship of trust with our target and loyal customers.

We adopt different pricing strategies for different food categories. For best sellers such as seafood and core produce like swimming shrimp and live crawfish, we price competitively and aim to attract consumer traffic. For groceries department items which are usually imported and have a long shelf life, we price at a premium (with an average markup of 35%). Due to changes in market conditions and seasonal supplies, our pricing for seafood and produce are more volatile compared with the pricing of other categories.

Marketing and Advertising

We believe our unique offerings, competitive prices on popular produce, and word — of — mouth are major drivers of store sales. In addition to word-of-mouth, we advertise our brand using in-store tastings, in-store weekly promotion signage, cooking demonstrations and product sampling. We also promote our stores on our official website and an electronic newsletter, and/or inserts and sales flyers in local Chinese newspapers, magazines and local radio stations on a monthly or weekly basis. Our business is also marketed mainly on our official website, a third-party Mobile App “Freshdeals24”, and an applet integrated into WeChat. For the fiscal years ended April 30, 2022 and 2021, we recognized $157,561 and $117,360, for marketing and advertising expenses, respectively. Overall, we have utilized mixed marketing and advertising strategies to enhance our brand recognition, to regularly communicate with our target customers, and to strengthen our ability to market new and differentiated products.

As we intend to establish more satellite stores and with our new mobile app being developed, we foresee a significant increase in advertising in the future, with a focus on social media promotion. With the younger generation being a key focus, we plan on advertising both our satellite stores and mobile app via TikTok, YouTube and Instagram, in addition to WeChat. We also plan to invite selected Internet influencers to cover our stores, products, and offerings.

Competition

Food retail is a large and highly competitive industry. Although the Asian supermarket industry is a niche market, market participants still remain highly fragmented and unsophisticated and we face competition from smaller or dispersed competitors. However, with the rapid growth of the Chinese and other Asian populations in the United States and their consumption power, other competitors may begin operating in this market in the future. Those competitors include: (i) national conventional supermarkets, (ii) regional supermarkets, (iii) national superstores, (iv) alternative food retailers, (v) local foods stores, (vi) small specialty stores, (vii) farmers’ markets, and (viii) e-commerce / online-only grocery stores.

The national and regional supermarket chains have strong experiences in operating multiple store locations and expansion management and have greater marketing or financial resources than we do. Even though they currently offer only a limited selection of Chinese and Asian specialty foods, they may be able to devote greater resources to sourcing, promoting and selling Chinese and other Asian products if they choose. The local food stores and markets are small in size with a deep understanding of local preferences. Their lack of scale results in high risk and limited growth potential. In addition, there are online Asian grocery platforms, such as Weee!, which have longer operating histories and more established reputation for online Asian grocery shopping. However, the lack of their own offline store presence leads to a higher cost to the customers. Online-only grocery stores rely on working with local supermarkets for supplies and that exposes them to the risk of not being able to always fulfill customer demands when the supply is low. In addition, online-only grocery stores, by their nature, are not able to offer in-store shopping experience, such as trying new food or cooked products in store, and in-store pick up. We believe our business model, when compared with the online-only grocery stores, brings a more comprehensive and holistic shopping experience to the customers while maintaining a competitive price point.

Our Competitive Strengths

Strong Management and Operations Team

Our core operations team has extensive experience in and knowledge of supermarket operations, supply chain, logistics and warehouse management as well as e-commerce. Since the acquisition of our four center stores, we have hired experienced operations and management team members both locally in the United States and from China, including: Tao Han, who will serve as our Chief Operating Officer upon consummation of this offering, who has more than 20 years of experience in the retail industry with Yonghui Superstores, one of the largest chain supermarkets in China, and Freshippo (known as “Hema Shengxian” in Chinese), the online and offline retail platform under the Alibaba Group; and the store manager for the Alhambra Store who has 16 years of experience in retail industry including extensive familiarity with process management practices in convenience store chains, which transfers directly to our satellite store concept. We strategically deploy our team members in positions that best match their experience and specialized skills.

We established a new performance-based bonus system. If a store meets or exceeds the pre-set Key Performance Indicator (KPI), the employees of that store will receive cash bonuses. Each department needs to provide weekly performance reports which the management teams will review. Each department needs to provide weekly performance reports, which the management teams will review and ultimately distribute monthly cash bonuses amounting to 1% of gross revenue to the department’s staff for achievement of these performance goals. 1% of gross revenue will set as bonuses for the department’s staff.

Cost Efficient Supply Chain

Unlike many of our direct competitors which are family-owned single stores, we have four retail supermarkets with an average size of 36,000 square feet. We place orders mainly through two primary wholesale agents which purchase products on our behalf from various vendors. Due to their large quantity purchase position, these two wholesale agents are able to get competitive prices for a wide range of items. Similarly, due to our large purchasing power and long term business relationships with the two wholesale agents, even with price markups, we benefit from competitive pricing. The price we pay to the wholesale agents is lower than the prices we would pay to each vendor directly. In addition, by dealing with only two wholesale agents instead of approaching various vendors individually, we are saving time and costs.

Additionally, in order to begin the process of establishing a vertically integrated supply and distribution change, we acquired a 10% equity interest in a wholesale company, Dai Cheong, which has been in the business of importing and exporting Chinese and Asian specialty food and groceries for over 20 years. Dai Cheong, which is owned by our Chairman and Chief Executive Officer John Xu, specializes in identifying products that are popular among Asian-American consumers but rarely found in mainstream stores. Furthermore, Dai Cheong has a well-established sourcing system and has formed an ecosystem that integrates import, customs clearance and wholesale services. Without multi-layer intermediates, our retail supermarkets are able to set such products at competitive prices, not only securing the supply of popular products, but boosting our operation profitability as well.

Superior Customer Propositions

•        We implement stringent quality control procedures and processes across our supply chain, from procurement to inventory and logistics to ensure daily supply of the freshest products to our customers at competitive prices. At the store level we perform three rounds of quality control to each product on a daily basis:

1.      At the time of delivery, our delivery specialist performs comprehensive product checks to ensure product quality. If considerable amounts of product are not in saleable condition, we will request the return of such products or credits from the suppliers.

2.      As we move our products onto the shelves, our staff will perform a second round of quality control checks, and we do not place products that are damaged or otherwise unfit for sale on the supermarket shelves.

3.      After the close of business, we bring perishable, unsold products back to storage to ensure that they remain in saleable condition and we consistently monitor the sell-by dates on dry good products to ensure that they remain in compliance.

•        We perform extensive checks on products delivered to our stores prior to accepting them and return or reject any products that are damaged or expired.

•        Our distributors utilize the cold chain supply method and vacuum sealing to keep perishable products such as meat and seafood fresh from the point of origin until it reaches our stores and to limit damage caused by fluctuating temperatures, air and moisture.

•        Our produce distributors perform quality control checks prior to packaging and delivery to remove any products unsuitable for sale and additionally, much of the produce we sell is grown in greenhouses under controlled conditions.

Targeting Popular Product Trends

With our excellent relationships with reputable suppliers and distribution agents, we consistently update our product offerings to ensure our catalog stays competitive in the market and to reduce unnecessary redundancy. In collaboration with our suppliers and distribution agents we consistently monitor social media and assess store data to identify and subsequently offer products which are popular with our target consumers.

Our Growth Strategy

Continue Building Center Satellite Stores Network

Operation of Center Stores — We have a successful record of operating our existing retail supermarkets and have been able to quickly turn distressed stores into profitable assets. Based on our understanding of the retail grocery market and our history of successfully investing in and operating our existing retail supermarkets, we have quickly identified what we believe to be the key weaknesses of acquired stores and have taken specific actions designed to achieve profitability, such as reducing redundant product offerings, managing fresh produce, meat and seafood inventory to reduce waste and tailoring inventory and product selection to more accurately match the needs of the population that shop at each of our stores. We plan to acquire additional supermarkets with a portion of the proceeds of this offering to expand our footprint to both the West Coast and the East Coast. We plan to acquire our first center store in Northern California by the end of 2024. On the East Coast, we intend to acquire five center stores by the end of 2024. We also plan to establish a new warehouse in New York City to serve the East Coast by the end of 2025. Upon completion of our East Coast expansion, we expect to operate a total of ten center stores by the end of 2025.

Opening Satellite Stores — We currently own a 10% equity interest in the Alhambra Store, which we purchased from Grace Xu, spouse of John Xu, our chief executive officer. We plan to acquire the remaining 90% equity interest in the Alhambra Store with a portion of the net proceeds of this offering and operate it as our first satellite store. Since its opening, our management team has been involved with the operations and management of the Alhambra Store, utilizing our experience in supermarkets. The Alhambra store is situated in a community with a large population of younger customers and will serve as an important step in our targeting of this demographic as well as our plans to expand our center-satellite store model. We plan to open our satellite stores to penetrate local communities and neighborhoods with larger populations of younger and diverse customers. When selecting locations, we will also consider college towns and university neighborhoods in which there is a large Asian-American student population. The satellite stores will serve as “community retail stores”, offering ready-to-eat and ready-to-cook foods and groceries. By fiscal year 2024, we plan to open an additional two to three satellite stores in Chino Hills and Rowland Heights, California, with a portion of the net proceeds of this offering.

Multi-Channel Initiatives

We are exploring our multi-channel initiatives including: improving our in-store shopping experience; increasing and enhancing our mobile ordering with at-home delivery and in-store pickup, and broadening our social media presence. In addition, multi-channel solutions can help realize the users integration, price integration, inventory integration, price integration, marketing integration and orders integration:

•        User integration means establishing a unique ID for each individual consumer which allows us to integrate their shopping experience across online and offline channels, and provide standardized services for these consumers based on the data that corresponds to their ID.

•        Product integration means different sales channels can form integrated management of products. This implies that when sold on various online and offline channels, the same physical good has the same commodity code, and states language for life cycle management.

•        Price integration means realizing a united price basis for the same product in different online and offline channels with the capability of synchronizing price changes across all channels, providing consumers with a convenient shopping experience without a price differentiation.

•        Inventory integration means the realization of inventory sharing, flexible allocation, and inventory forecasting. The integration of data and services between different channels should realize inventory sharing between online and offline multi-channels. If incoming orders reduce the inventory of one online channel, other online channels will simultaneously synchronize this information. Meanwhile, since customers put certain items into their shopping cart without checking out, a certain amount of reserve inventory will be maintained by online channels.

•        Marketing integration means promotional activities, coupons, and virtual assets can be synchronized or kept independent on online and offline channels, user scenarios can be complementary to each other to cater to user needs, and online and offline channels can synchronize marketing activities to enhance momentum building; and

•        Order integration means the realization of routing administration, multi-dimensional combination, and intelligent order splitting. During customers’ shopping process, the order and logistics processing will be completed in different channels to be grouped as the most optimal choice in terms of time and location to achieve the fastest delivery speed and the best user experience.

Our Multi-channel and consumer coverage

Partnership With JD.COM

In April 2021, we entered into a series of agreements with JD E-commerce America Limited (“JD US”), the U.S. subsidiary of JD.com, including the Collaboration Agreement and Intellectual Property License Agreement (each as further described below).

Overall, we believe the collaboration with JD.com will help us improve our business in the following areas:

•        Store Digital Transformation — New stores will utilize state-of-the-art devices and equipment. The devices, including PDAs and mobile checkout devices, tag printers, and laser scanners, will give the staff flexibility while working in stores. Meanwhile, devices such as the laser scanners and tag printers will enable us to upload data digitally to the connected servers for back-end management and analysis.

Store layouts will also be updated based on the thorough analysis performed by JD.com through years of massive data collection and analysis. The purpose is to design the store in a scientific way, including section arrangement, self-checkout POS locations, shelf location deployment to optimize the in-store traffic route and to improve the shopping experience.

Store layout design

•        Newly-designed app that is product centric — JD.com will lead the design and implementation of a new mobile app to serve our customers both online and offline which will include flash sales, daily special promotions, ranking sales and popularity trends, providing customers with targeted recommendations and a calendar of promotional events.

The new mobile app will support year-round promotions based on events, holidays and products. With target customers in mind, the app is designed not only to be used as a shopping app, but also a social platform for people to share their unique experience. The social elements include top-ranked / popular items, gourmet sharing, review and tasting, store exploration, and product unbox reviews.

Illustration of the new mobile app currently being developed

•        Cloud-based server with connected data — With JD.com’s help, we will move our back-end operations fully online via cloud-based servers. This will connect data from all stores together for the management to have a holistic view of performance of the brand. Traditionally, each store has its own data, limiting connectivity with other stores and making it hard for management to have a comprehensive view. The connected data will also help the Company to find and create synergies between stores, analyze data in larger scale and identify bulk order opportunities for potential price benefits. With this connected data, we believe will be able to update inventory, sales, products, consumer traffic, logistics, delivery stats between stores and between online and offline in real time. This will give us the opportunity not just to operate stores, but to operate a 360-degree retail business with optimizing cost efficiency.

•        Smart warehousing and logistics technology — By partnering with JD.com, we will be able to use big data analytics and artificial intelligence to explore warehousing automation solutions which we believe will allow us to achieve lean management of storage, improvement of production efficiency and reduction of operating costs through the use of fully automated warehouses that require limited human intervention. For supply chains, we aim to visualize supply chain health status with the JD.com partnership. The effective adjustment of resources can be made in time to maintain the efficiency and further reduce the cost. We would also be able to optimize distribution routes and vehicle routes via continued data collection and analysis in the target areas and improve the delivery time and user satisfaction. Establishment of satellite distribution station for different consumer groups, such as student concentrated areas. The satellite distribution stations can speed up last mile delivery.

•        Introduction to more popular products — JD.com is the leading retail and e-commerce platform in China and a global ambassador for many world-renowned brands. The partnership with JD.com will allow us to introduce many boutique brand products popular in Asia to our existing and target markets. With Maison’s mature retail network and the fast-growing customer base in the United States, more overseas boutique products are expected to be imported to the United States for the benefit of American consumers.

The Collaboration Agreement

Under the Collaboration Agreement, JD US has agreed to provide the following services to us for fees:

•        Stage 0 — the Consultancy Services including: (1) consideration and assessment of our business nature; (2) information and standards, and, analysis and study of feasibility of omni channel retailing of our business; and (3) preparation and delivery of feasibility plan of omni channel retailing of our stores;

•        Stage 1 — the Initialization Services, including initializing the feasibility plan, digitalization of our stores, delivery of online retailing and e-commerce business and operational solutions for the stores with omni channels;

•        Stage 2 — the Implementation Services, including product and merchandise supply chain configuration, staff training for operation and management of the digital solutions, installation and configuration of hardware, customization of software, concept design and implementation;

•        Stage 3 — the Platform Services, including providing actual operation and management of the store upon delivery and necessary support services.

The Intellectual Property License Agreement

Under the Intellectual Property License, JD US granted us a ten-year limited, non-exclusive, non-transferable, non-sublicensable license in the State of California to:

•        use the brand consisting a combination of certain marks of JD.com (the “JD.com Marks”) and certain marks of ours in such forms to be agreed upon by mutual written consent of us and JD US (the “Co-Brand”);

•        use the JD.com Marks, but only as incorporated into the Co-Brand; and

•        use, copy and distribute any design or embodiment of the brand image or visual identity by which the Co-Brand will be known to the public, including any design of store layout, signage, advertising and marketing materials, consumer communications, artworks, webpages, mobile app content, and other materials that JD US may provide to us, in all cases solely in connection with our operation and promotion of our retail supermarket stores in the State of California as approved by JD US, and the products and goods and the related services offered and sold in such stores.

TRADEMARKS

“HK GOOD FORTUNE SUPERMARKET” and registered trademarks consisting of the stylized wording of “GOOD FORTUNE” are our self-owned trademark and were filed with the United States Patent and Trademark Office for registration application in September 2021 and is awaiting approval but the 30-day opposition period has expired. Such trademark is currently the brand of our four retail supermarkets and will also cover such other supermarkets that we acquire in the future. We consider our trademark to be a valuable asset that diversifies customer’s value alternatives, a useful strategy to enhance profit margins and an important way to establish and protect our brand in a competitive environment. We are not currently in any trademark disputes with any third party.

INSURANCE

We use a combination of insurance and self-insurance to provide coverage for potential liability for worker’s compensation, automobile and general liability, product liability, employee health care benefits and other casualty and property risks. Changes in legal trends and interpretations, variability in inflation rates, changes in the nature and method of claims settlement, benefit level changes due to changes in applicable laws, insolvency or insurance carriers, and changes in discount rates could all affect ultimate settlements of claims. We evaluate our insurance requirements on an ongoing basis to ensure that our insurance programs maintain adequate levels of coverage.

PROPERTIES

All of our retail supermarkets lease operating space from various third parties with which we maintain long-term leases averaging approximately 19 years.

The list below details the information related to our leases:

Store Name	Location	Gross Sq. Ft.	Lease Start	Lease End	Remaining Years	Renewal Options	Rent
Good Fortune Supermarket of San Gabriel, LP	137 S. San Gabriel Blvd., San Gabriel, CA, 91776	25,638	12/1/2015	11/30/2030	8	N/A	—
Hong Kong Supermarket Monrovia, LP	935 W. Duarte Road, Monrovia, CA, 91016	25,320	9/1/2015	8/31/2055	1	35 years
Super HK of El Monte, Inc.	11850 Valley Boulevard, El Monte, CA, 91732	62,000	7/15/2018	7/14/2028	6	5 years
GF Supermarket of MP, Inc. (Acquisition on 6/30/2022)	127 N. Garfield Avenue, Monterey Park, CA 91732	31,716	7/1/2020	6/30/2025	3	3 years

REGULATION

As a supermarket retailer, we are subject to numerous health and safety laws and regulations. Our suppliers are also subject to such laws and regulations. These laws and regulations apply to many aspects of our business, including the manufacturing, packaging, labeling, distribution, advertising, sale, quality and safety of products we sell, as well as the health and safety of our team members and the protection of the environment. We are subject to regulation by various government agencies, including the U.S. Food and Drug Administration (the “FDA”), the U.S. Department of Agriculture (the “USDA”), the Federal Trade Commission (the “FTC”), the Occupational Safety and Health Administration (“OSHA”), the Consumer Product Safety Commission (the “CPSC”), the Environmental Protection Agency (the “EPA”), as well as various state and local agencies.

New or revised government laws and regulations, such as the FDA Food Safety Modernization Act (referred to as “FSMA”), passed in January 2011, which grants the FDA greater authority over the safety of the national food supply, as well as increased enforcement by government agencies, could result in additional compliance costs and civil remedies. Specifically, the FSMA requires the FDA to issue regulations mandating that risk-based preventive controls be observed by the majority of food producers. This authority applies to all domestic food facilities and, by way of imported food supplier verification requirements, to all foreign facilities that supply food products. In addition, the FSMA requires the FDA to establish science-based minimum standards for the safe production and harvesting of produce, requires the FDA to identify “high risk” foods and “high risk” facilities and instructs the FDA to set goals for the frequency of FDA inspections of such high risk facilities as well as non-high risk facilities and foreign facilities from which food is imported into the United States.

With respect to both food and dietary supplements, the FSMA meaningfully augments the FDA’s ability to access producer’s and supplier’s records. This increased access could permit the FDA to identify areas of concern it had not previously considered to be problematic either for us, our producers or our suppliers. The FSMA is also likely to result in enhanced tracking and tracing of food requirements and, as a result, added recordkeeping burdens upon our producers and suppliers. In addition, under the FSMA, the FDA has the authority to inspect certifications and therefore evaluate whether foods and ingredients from our producers and suppliers are compliant with the FDA’s regulatory requirements. Such inspections may delay the supply of certain products or result in certain products being unavailable to us for sale in our stores.

The FDA has broad authority to enforce the provisions of the Federal Food, Drug and Cosmetic Act applicable to the safety, labeling, manufacturing and promotion of foods, including powers to issue a public warning letter to a company, publicize information about illegal products, institute an administrative detention of food, request or order a recall of illegal products from the market, and request the Department of Justice to initiate a seizure action, an injunction action or a criminal prosecution in the U.S. courts. Pursuant to the FSMA, the FDA also has the power to refuse the import of any food that is not appropriately verified as in compliance with all FDA laws and regulations. Moreover, the FDA has the authority to administratively suspend the registration of any facility producing food, including supplements, deemed to present a reasonable probability of causing serious adverse health consequences.

In connection with the marketing and advertisement of products we sell, we could be the target of claims relating to false or deceptive advertising, including under the auspices of the FTC and the consumer protection statutes of some states. These events could interrupt the marketing and sales of products in our stores, severely damage our brand reputation and public image, increase the cost of products in our stores, result in product recalls or litigation, and impede our ability to deliver merchandise in sufficient quantities or quality to our stores, which could result in a material adverse effect on our business, financial condition and results of operations.

We are also subject to laws and regulations more generally applicable to retailers, including labor and employment, taxation, zoning and land use, environmental protection, workplace safety, public health, community right-to-know and alcoholic beverage sales. Certain local regulations may limit our ability to sell alcoholic beverages at certain times. Our stores are subject to unscheduled inspections on a regular basis, which, if violations are found, could result in the assessment of fines, suspension of one or more needed licenses and, in the case of repeated “critical” violations, closure of the store until a re-inspection demonstrates that we have remediated the problem. The buildings in which some stores are located are old and therefore require greater maintenance expenditures by us in order to maintain them in compliance with applicable building codes. If we are unable to maintain these stores in compliance with applicable building codes, we could be required by the building department to close them. Additionally, a number of federal, state and local laws impose requirements or restrictions on business owners with respect to access by disabled persons. Our compliance with these laws may result in modifications to our properties, or prevent us from performing certain further renovations Further, our new store openings could be delayed or prevented or our existing stores could be impacted by difficulties or failures in our ability to obtain or maintain required approvals or licenses.

In addition, we are subject to environmental laws pursuant to which we could be held responsible for all of the costs relating to any contamination at our or our predecessors’ past or present facilities and at third-party waste disposal sites, regardless of our knowledge of, or responsibility for, such contamination. We are also subject to laws governing our relationship with employees, including minimum wage requirements, overtime, working conditions, immigration, and work permit requirements.

As is common in our industry, we rely on our suppliers and contract manufacturers to ensure that the products they manufacture and sell to us comply with all applicable regulatory and legislative requirements. In general, we seek certifications of compliance, representations and warranties, indemnification and/or insurance from our suppliers and contract manufacturers. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in our products. In order to comply with applicable statutes and regulations, our suppliers and contract manufacturers have from time to time reformulated, eliminated or relabeled certain of their products and we have revised certain provisions of our sales and marketing program.

We cannot predict the nature of future laws, regulations, interpretations or applications, or determine what effect either additional government regulations or administrative orders, when and if promulgated, or disparate federal, state and local regulatory schemes would have on our business in the future. They could, however, increase our costs or require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, additional recordkeeping, expanded documentation of the properties of certain products, expanded or different labeling and/or scientific substantiation.

LEGAL PROCEEDINGS

In the ordinary course of our business, we are subject to periodic lawsuits, investigations and claims, including, but not limited to, contractual disputes, and employment, health and safety matters. Although we cannot predict certainty the ultimate resolution of any lawsuits, investigations and claims asserted against it, we do not believe any currently pending legal proceedings to which the Company is a party will have a material adverse effect on our business, prospects, financial condition, cash flows or results of operations.

MANAGEMENT

Executive Officers and Directors

Set forth below is information concerning our current executive officers and directors and all persons who have been selected and agreed to serve as directors effective upon consummation of this offering as of               , 2023.

Name	Age	Position(s)
John Xu	46	President and Chief Executive Officer and Chairman of the Board
Alexandria M. Lopez	37	Chief Financial Officer and Director
Mark Willis*	66	Director Nominee and Chairperson of Compensation Committee
Bin Wang*	65	Director Nominee and Chairperson of the Audit Committee and the Nominating and Corporate Governance Committee
Dr. Xiaoxia Zhang*	53	Director Nominee
Tao Han**	48	Chief Operating Officer

____________

*         Each of Mr. Willis, Mr. Wang and Dr. Zhang has accepted our appointment to be a director of the Company, effective upon the SEC’s declaration of effectiveness of our registration statement on Form S-1, of which this prospectus is a part.

**       Mr. Han has been selected, and has agreed to serve, as our Chief Operating Officer, effective upon consummation of this offering.

Backgrounds of Current Executive Officers and Directors and All Persons Who Have Been Selected and Agreed to Serve as Directors Effective Upon Consummation of this Offering

Set forth below is information concerning our current executive officers and directors identified above.

John Xu has served as Director, President and Chief Executive Officer of the Company since 2019. Mr. Xu has served as Director and President of J&C International Group LLC, a cross-border investment firm since 2013. From 2009 to 2020, Mr. Xu also served as Director and President of Ideal City Realty, LLC, a real estate investment firm. Mr. Xu has extensive experience in business operations, investment and strategic management and retail enterprises, with a keen market sense and deep understanding of cross-border investment environment.

We believe Mr. Xu’s qualifications to serve on our board of directors include his perspective and experience building and leading our Company as the founder and Chief Executive Officer and his extensive experience in business, strategic development and implementation.

Alexandria M. Lopez has served as a member of our board of directors and has been the Chief Financial Officer of the Company since 2019. Ms. Lopez previously served as Chief Financial Officer and Vice President of J&C International Group LLC, a position she has held from 2014 to 2023. Ms. Lopez has over 10 years of financial and accounting experience. Ms. Lopez received a B.A. in Accounting from the University of Phoenix.

We believe Ms. Lopez’s qualifications to serve on our board of directors include her knowledge of our Company and her extensive management experience at our Company.

Mark Willis, has been selected, and has agreed to serve, as a member of our board of directors upon the effective date of the registration statement of which this prospectus is a part. Mr. Willis is the founder and Chief Executive Officer of ParQuest Consulting, which he founded in 2015 and has served, since 2021, as a member of the transition team of New York City Mayor Eric Adams. Prior to these roles, Mr. Willis served in various roles at Morgan Stanley Wealth Management, from 1998 to 2015. Mr. Willis has a BBA in Finance and Investments from Baruch College and an MBA with a concentration computer methodology from the Baruch College Graduate School of Business.

We believe Mr. Willis’s qualifications to serve on our board of directors include his substantial experience in business management and finance as well as his expertise and resources in financial services.

Bin Wang has been selected, and has agreed to serve, as a member of our board of directors upon the effective date of the registration statement of which this prospectus is a part. Mr. Wang is the Managing Director of Eon Capital International Ltd, a Hong Kong-incorporated corporate advisory service company since 2007. He also acted as the Chairman and Chief Executive Officer of Alberton Acquisition Corp. (ALAC), a NASDAQ listed company from 2018 to 2020. From 2010 to 2012, he served as Independent Board Director of Sky Digital Stores

Corp. (SKYC), participating in the company’s a public listing process. Mr. Wang began his financial career in 1994 with Chemical Bank, as market segment manager for developing the bank’s commercial banking business in the US domestic Asian market. He then served as Vice President and Team Leader of Chase International Financial Services after Chemical Bank’s merger into Chase in 1996 and later combination into JP Morgan Chase in 2000. He continued his service at JP Morgan Chase with a broad range of management responsibilities in the development and growth of the bank’s international business until 2006. Mr. Wang graduated from Northwestern Polytechnic University in 1980, received his M.S. degree in Mechanical Engineering from Xi’an Jiaotong University in 1983 and he obtained his M.A. in economics from Illinois State University in 1992. Mr. Wang has over 30 years of management experience in financial industry and has provided his financial advisory services to dozens of corporate clients in both the United States and Asia.

We believe Mr. Wang’s qualifications to serve on our board of directors include his substantial experience in business management as well as his expertise and resources in financial services.

Dr. Xiaoxia Zhang, has been selected, and has agreed to serve, as a member of our board of directors upon the effective date of the registration statement of which this prospectus is a part. Dr. Zhang serves as a consultant for a number of Chinese companies with U.S. operations, focusing on strategy, resourcing, technology and supply chain management. Her clients include Yangfang Shengli Catering, which she helped to grow from its origins as a street vendor to a full-industry-chain company that specializes in hala catering, food processing, packaging, central kitchen and restaurants, and to expand its footprint in the New York and California markets. Dr. Zhang also advises Shanxi Hongtong Fenghe Agroforestr, where she helped to develop its signature product, “Yulu Fragrant Pear”, which is known as the “King of Chinese Pears” and to streamline the company’s supply chain process, increasing company efficiency and profitability. Dr. Zhang also serves as Deputy Director at Renmin University of China Lifelong Learning Center, a position she has held since 2014. She previously served as Chairwoman at Zhongguancun Dongsheng New Urbanization Industry Alliance from 2016 to 2020 and Vice Dean at Tianjin Bohai Urban Development Research Institute from 2011 to 2021. Dr. Zhang received her Doctoral Degree in environment science from Peking University in 2004.

We believe Dr. Zhang’s qualifications to serve on our board of directors include her substantial experience in consulting and supply chain management and development as well as her experience with growth stage companies.

Tao Han has been selected, and has agreed to serve, as our Chief Operating Officer upon consummation of this offering. Since October 2020, Mr. Han has served as the general manager of our stores located in San Gabriel, El Monte and Monrovia. Prior to 2020, Mr. Han has served various managerial positions in retail supermarkets for more than 10 years. From 2017 to 2020, Mr. Han was a marketing manager for Hema Fresh in Beijing. From 2011 to 2017, Mr. Han served as administrative manager of Yonghui Supermarket, a public retail company in China. From 2001 to 2011, he was the Head of Management of Iko-Yokato Beijing.

Board of Directors

Board Composition

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently has two members. Our amended and restated bylaws provide that our board of directors will consist of a number of directors to be fixed from time to time by the board. Immediately following the completion of this offering, we expect that our board of directors will consist of five directors, of which Bin Wang, Mark Willis and Dr. Xiaoxia Zhang qualify as independent directors under the corporate governance standards of the Nasdaq and the independence requirements of Rule 10A-3 under the Exchange Act. Members of the board of directors will be elected at our annual meeting of stockholders to hold office until their successors have been elected and qualified, subject to prior death, resignation, disqualification or removal from office.

Controlled Company

We are a “Controlled Company” as defined under the Nasdaq Stock Market Rules because, and as long as, Mr. John Xu, our Chairman and Chief Executive Officer, holds more than 50% of the Company’s voting power, he will exercise control over the management and affairs of the company and matters requiring stockholder approval, including the election of the Company’s directors. Mr. Xu, who after our initial public offering will control more than 50% of the voting power of our outstanding capital stock, will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors, as well as the overall management and direction of our Company. For so long as we remain a Controlled Company under that definition, we are permitted to elect, and intend, to rely on certain exemptions from corporate governance rules of Nasdaq, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Committees of the board of directors

Our board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee member will be appointed by the board of directors and will serve until his or her successor is elected and qualified, unless he or she is earlier removed or resigns.

Audit Committee

Upon the consummation of this offering, we expect to have an audit committee that consists of Dr. Xiaoxia Zhang, Bin Wang and Mark Willis. The board of directors has determined that each of the members of the audit committee satisfy the independence requirements of the Nasdaq corporate governance standards and Rule 10A-3 under the Exchange Act and is financially literate (as defined under the rules of Nasdaq). In arriving at this determination, the Board has examined each audit committee member’s scope of experience, the nature of their prior and/or current employment and all other factors determined to be relevant under the rules and regulations of Nasdaq and the SEC.

Bin Wang will serve as the chair of the audit committee. The Board has determined that Bin Wang qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, the Board has considered formal education and previous professional experience in financial roles. Both the Company’s independent registered public accounting firm and management will periodically meet privately with the audit committee members.

The committee will have responsibility for, among other things:

•        overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•        overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•        overseeing management’s establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policies;

•        reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings; and

•        reviewing the performance of the independent accountants and making recommendations to the board of directors regarding the appointment or termination of the independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants.

The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Our board of directors will adopt a written charter for our audit committee effective upon consummation of this offering, which will be available on our corporate website at www.maisonsolutionsinc.com upon consummation of this offering.

The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. The Company will comply with future requirements to the extent they become applicable to the Company.

Compensation Committee

The Company’s compensation committee will consist of Mark Willis, Bin Wang and Dr. Xiaoxia Zhang. The Board has determined that each of the members of nominating and corporate governance committee satisfy the independence requirements of Nasdaq and the SEC. Mark Willis will serve as the chair of the compensation committee. The functions of the compensation committee include, among other things:

•        reviewing our compensation practices and policies, including equity benefit plans and incentive compensation;

•        reviewing key employee compensation policies;

•        monitoring performance and compensation of our employee-directors, officers and other key employees; and

•        preparing recommendations and periodic reports to the board of directors concerning these matters.

Our board of directors will adopt a written charter for our compensation committee effective upon consummation of this offering, which will be available on our corporate website at www.maisonsolutionsinc.com upon consummation of this offering.

The composition and function of the compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. The Company will comply with future requirements to the extent they become applicable to the Company.

Nominating and Corporate Governance Committee

The Company’s nominating and corporate governance committee consists of Bin Wang, Mark Willis and Dr. Xiaoxia Zhang. The Board has determined that each of the members of nominating and corporate governance committee satisfy the independence requirements of Nasdaq and the SEC. Bin Wang will serve as the chair of the nominating and corporate governance committee. The functions of the nominating and corporate governance committee include, among other things:

•        making recommendations as to the size, composition, structure, operations, performance and effectiveness of the board of directors;

•        establishing criteria and qualifications for membership on the board of directors and its committees;

•        assessing and recommending to the board of directors strong and capable candidates qualified to serve on the board of directors and its committees;

•        developing and recommending to the board of directors a set of corporate governance principles; and

•        considering and recommending to the board of directors other actions relating to corporate governance.

Our board of directors will adopt a written charter for our nominating and corporate governance committee effective upon consummation of this offering, which will be available on our corporate website at www.maisonsolutionsinc.com upon consummation of this offering.

The composition and function of the nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. The Company will comply with future requirements to the extent they become applicable.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Ethics

In connection with this offering, our board of directors will adopt a code of ethics effective upon consummation of this offering that establishes the standards of ethical conduct applicable to all of our directors, officers, employees, consultants and contractors. The code of ethics will address, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code of ethics, employee misconduct, conflicts of interest or other violations. Our code of ethics will be publicly available on our website at www.maisonsolutionsinc.com. Any waiver of our code of ethics with respect to our directors, executive officers or other principal financial officers may only be authorized by our board of directors and will be disclosed as required by applicable law and the listing rules of Nasdaq.

Director Compensation

From 2019 to date, our directors were John Xu and Alexandria Marie Lopez and they have never received any compensation for their services as directors. We did, however, reimburse them for their travel expenses incurred in connection with their attendance at board meetings and fulfilling their duties as members of our board of directors.

Our board of directors will adopt a new non-employee director compensation program effective upon consummation of this offering, under which each non-employee director will receive compensation from us for their service on our board of directors as follows:

Director Service Agreements

In connection with the election as our directors, each of our current non-executive directors (including the independent directors) has entered into a standard director service agreement (the “Form Director Service Agreement”) with us, pursuant to which (a) such director will be entitled to annual cash retainers and/or equity incentive plans (which have yet to be established), (b) we agreed to indemnify our directors to the fullest extent authorized in our governing documents and applicable law, and such indemnity only applies if the director acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, we had no reasonable cause to believe that the director’s conduct was unlawful; and (c) the directorship term will expire at the next annual stockholders meeting, subject to earlier extraordinary events.

Executive Compensation

This section discusses the material components of the executive compensation program for our executive officers who are named in the section titled “Summary Compensation Table” below. The table summarizes the compensation paid to our principal executive officer and each of our other named executive officers determined under 402(m)(2) of Regulation S-K during 2022 and 2021. We refer to these individuals as our “named executive officers.” In fiscal years ended April 30, 2022 and 2021, our named executive officers and their positions were as follows:

•        John Xu, our President and Chief Executive Officer;

•        Alexandria M. Lopez, our Chief Financial Officer; and

•        Tao Han, our General Manager (who will be named Chief Operating Officer upon the consummation of this offering).

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table.

The following table sets forth certain information concerning the annual compensation of our Chief Executive Officer and our other named executive officers during the last two fiscal years.

Officer Compensation Table (Fiscal Year 2022 and 2021)

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John Xu,	2022	71,000		—	—	—	—	—	—
President and Chief Executive Officer	2021	—	—	—	—	—	—	—	—
Alexandria M. Lopez,	2022	106,000	—	—	—	—	—	—	—
Chief Financial Officer	2021	—	—	—	—	—	—	—	—
Tao Han,	2022	86,000		—	—	—	—	—	—
Chief Operating Officer	2021	65,000	5,000	—	—	—	—	—	—

From 2019 to June 2021, our Chief Executive Offer John Xu and Chief Financial Officer Alexandria M. Lopez did not receive any compensation for their services as executive officers of Maison. From July 2021, Mr. Xu was paid a base salary in an amount of $71,000 per year and Ms. Lopez was paid a base salary in an amount of $106,000 per year.

Employment Agreements

We have entered into employment agreements with each of our named executive officers that generally set forth the terms and conditions of employment, including base salary, target bonus opportunities, the opportunity to participate in the equity incentive plans of Maison Solutions Inc., and any of its respective affiliates (to be documented in the relevant agreements of each such entity), and including, and standard employee benefit plan participation.

Grants of Plan Based Awards

None of our named executive officers participate in or have account balances in any plan based award programs.

Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested

None of our named executive officers have ever held options to purchase interests in it or other awards with values based on the value of its interests.

Pension Benefits

Prior to the consummation of this offering none of our named executive officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by the Company.

Nonqualified Deferred Compensation

Prior to the consummation of this offering none of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other deferred compensation plans maintained by the Company.

Limitation on Liability and Indemnification Matters

We have entered into indemnification agreements with our directors and officers that contain provisions that limit their personal liability for monetary damages. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of our directors in any action or proceeding. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain directors’ and officers’ liability insurance.

Our amended and restated bylaws will provide that we shall advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her.

The limitation of liability represented by the indemnification agreements and the indemnification provisions in our amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty of care. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of our Class A and Class B common stock (i) immediately prior to this offering and (ii) as adjusted to give effect to this offering (assuming no exercise of the underwriters’ overallotment option), by:

•        each person known by us to beneficially own more than 5% of our common stock;

•        each of our named executive officers;

•        each of our directors and director nominees; and

•        all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within 60 days. We have based percentage ownership of our common stock before this offering on 13,760,000 shares of our Class A common stock and 2,240,000 shares of our Class B common stock outstanding as of the date of this prospectus.

	Shares Beneficially Owned Prior to this Offering				% of Voting Power Before this Offering	Shares Beneficially Owned After this Offering				% of Voting Power After this Offering
	Class A		Class B			Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%		Shares	%(6)	Shares	%
5% Stockholders:
Stratton Arms Holding, LLC(1)(2)	13,600,000	85%	—	*	37.61%	13,600,000	81.15%	—	*	34.73%
Amsterdam NYC Fund, LP(3)	3,200,000	20%	—	*	8.85%	3,200,000	19.10%	—	*	8.17%
Golden Tree USA, Inc(4)	—	*	2,240,000	14%	61.95%	—		2,240,000	14%	57.20%
Executive Officers and Directors:
John Xu(6)	13,600,000	85%	2,240,000	14%	99.56%	13,600,000	81.15%	2,240,000	14%	91.93%
Alexandria M. Lopez	—	—	—	—	—	—		—
Tao Han	—	—	—	—	—	—		—
Bin Wang	—	—	—	—	—	—		—
Dr. Xiaoxia Zhang	—	—	—	—	—	—		—
Mark Willis	—	—	—	—	—	—		—

____________

*         Represents less than 1%

(1)      The address of Stratton Arms Holding, LLC is 3901 Main Street Ste 501, Flushing NY 11354.

(2)      Stratton Arms Holding, LLC owns 50% of the partnership interest of Amsterdam NYC Fund, LP and acts as the general partner of Amsterdam NYC Fund, LP. Stratton Arms Holding, LLC is deemed to be the beneficial owner of 3,200,000 Class A common stock held indirectly through its ownership in Amsterdam NYC Fund, LP.

(3)      The address of Amsterdam NYC Fund, LP is 3901 Main Street Ste 501, Flushing NY 11354.

(4)      The address of Golden Tree USA, Inc is 3901 Main Street Ste 501, Flushing NY 11354.

(5)      John Xu is 100% owner of Stratton Arms Holding, LLC and Golden Tree USA, Inc. John Xu has sole voting and dispositive power over the shares owned by Stratton Arms Holding, LLC and Golden Tree USA, Inc. John Xu is the Chairman of the Board and Chief Executive Officer of the Company.

(6)      Based on 16,760,000 shares of common stock to be outstanding upon the consummation of this offering, assuming the over-allotment option is not exercised.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since July 2019 and any currently proposed transactions to which we were or are expected to be a participant in which any of our directors, executive officers, or holders of more than 5% of our capital stock, or any affiliate or member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest. Most of these transactions are between John Xu, our majority shareholder, chairman of the board and chief executive officer, and us.

•        On October 29, 2019, the Company acquired a 25% equity interest of Hong Kong Supermarket of Monterey Park, Ltd for $0.66 million. On January 1, 2020, the Company sold the 25% equity interest of Hong Kong Supermarket of Monterey Park, Ltd to HZV Holding Inc. for $0.66 million, a company owned by John Xu.

•        In fiscal year 2020, the Company borrowed $1,863,666 at 0% interest per annum from Ideal Investment, a company owned by John Xu. As of April 30, 2020, the Company has converted all payables from Ideal Investment to shares and the balance was zero.

•        In fiscal year 2020, the Company lent $20,000 at 0% interest per annum to Good Fortune CA3, LP, a company owned by John Xu. Good Fortune CA3, LP repaid the Company this amount in full in 2022.

•        As of April 30, 2021, the Company has borrowed $86,288 at 0% interest per annum from John Xu. The Company paid back this amount in 2022.

•        In fiscal year 2021, the Company lent $270,000 at 0% interest per annum to JC International Group LLC, a company owned by John Xu. JC International Group LLC repaid the Company in full in 2022.

•        In fiscal year 2021, the Company lent $60,000 at 0% interest per annum to Ideal Investment, a company owned by John Xu. Ideal Investment has paid back this amount as of April 30, 2022.

•        In fiscal year 2021, the Company lent $30,000 at 0% interest per annum to Ideal City Capital, a company owned by John Xu. Ideal City Capital has paid back this amount as of April 30, 2022.

•        In fiscal year 2021, the Company lent $122,000 at 0% interest per annum to Fowler Development, a company owned by John Xu. Fowler Development has paid back this amount as of April 30, 2022.

•        In fiscal year 2021, the Company lent $43,100 at 0% interest per annum to Good Fortune CA3, LP, a company owned by John Xu. Good Fortune CA3, LP has paid back this amount as of April 30, 2022.

•        On May 1, 2021, the Company acquired a 10% equity interest of Dai Cheong Co., Inc, a California corporation, from DC Holding. DC Holding is owned by John Xu. The purchase price for this transaction was $162,665.

•        As of April 30, 2022, the Company lent $20,000 at 0% interest per annum to Good Fortune CA3, LP, a company owned by John Xu, this amount was repaid on July 29, 2022.

•        In fiscal year 2022, the Company borrowed $30,825 at 0% interest per annum from Ideal City Capital, a company owned by John Xu. This amount was repaid on October 19, 2022.

•        In fiscal year 2022, the Company borrowed $108,361 at 0% interest per annum from JC International Group LLC, a company owned by John Xu. This amount was repaid on October 19, 2022.

•        As of April 30, 2022, the Company owed John Xu $174,594. This amount was repaid on October 20, 2022.

•        As of April 30, 2022, the Company owed Grace Xu $40,775. This amount was repaid on October 20, 2022.

•        On December 31, 2021, the Company acquired a 10% equity interest of HKGF Market of Alhambra, Inc., the legal entity holding the Alhambra Store, from Grace Xu. The purchase price for this transaction was $40,775.

•        On June 30, 2022, the Company acquired 100% of the equity of GF Supermarket of MP, Inc. from DNL Management Inc. (51% ownership) and Ms. Grace Xu (49% ownership). This acquisition was treated as a related party transaction. The purchase price for this transaction was $1.5 million. On February 21, 2023, the Company and the selling shareholders renegotiated and entered into an Amended Stock Purchase Agreement, with an effective date on October 31, 2022, to amend the purchase price to $2.5 million, which both parties believed reflected the true fair value of Maison Monterey Park.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our Amended and Restated Certificate of Incorporation and our amended and restated bylaws, each of which will become effective immediately prior to the completion of this offering, the amended and restated investors’ rights agreement to which we and certain of our stockholders are parties, and of the DGCL. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

General

Pursuant to our Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on October 1, 2021, our authorized stock consists of:

The total number of shares of all classes of stock which the Corporation is authorized to issue is 100,000,000 comprised of (i) 95,000,000 shares of common stock, $0.0001 par value per share (the “common stock”), of which (a) 92,000,000 shares shall be a series designated as Class A common stock (the “Class A common stock”), (b) 3,000,000 shares shall be a series designated as Class B common stock (the “Class B common stock”), and (ii) 5,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”).

Voting Rights

Each holder of our Class A common stock is entitled to one (1) vote per share, and each holder of our Class B common stock is entitled to ten (10) votes per share, on all matters submitted to a vote of the stockholders. The holders of our Class A and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated Certificate of Incorporation. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•        if we were to seek to amend our amended and restated Certificate of Incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•        if we were to seek to amend our amended and restated Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our amended and restated Certificate of Incorporation will not provide for cumulative voting for the election of directors.

Dividend Rights

The holders of our Class A and Class B common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds. See the section titled “Dividend Policy” for additional information.

Conversion

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, which occurs after the completion of this offering, except for certain permitted transfers further described in our amended and restated Certificate of Incorporation, including estate planning or charitable transfers where exclusive voting control with respect to the shares of Class B common stock is retained by the transferring holder, and transfers to affiliates or certain other related entities of the transferring holder.

All outstanding shares of our Class B common stock will convert automatically into shares of our Class A common stock at 5:00 p.m. New York City time on a date fixed by our board of directors that is not less than 60 days nor more than 180 days following the date the aggregate number of shares of our Class B common stock then outstanding ceases to represent at least 5% of the aggregate number of all shares of our common stock then outstanding. In addition, each share of Class B common stock held by our John Xu, our Chief Executive Officer, (or any of Mr. Xu’s permitted transferees) will automatically convert into one share of Class A common stock at 5:00 p.m. New York City time on a date fixed by our board of directors that is not less than 60 nor more than 180 days following the death or disability of Mr. Xu. Once converted into Class A common stock, the Class B common stock may not be reissued.

Liquidation

In the event of our liquidation, dissolution, or winding up, holders of our Class A and Class B common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities

Rights and Preferences

Holders of our Class A and Class B common stock have no pre-emptive, conversion (except as noted above), or subscription rights, and there are no redemption or sinking fund provisions applicable to our Class A common stock or Class B common stock.

Fully Paid and Non-Assessable

All of the outstanding shares of our Class A and Class B common stock are fully paid and non-assessable.

Anti-Takeover Provisions

The provisions of the DGCL, our amended and restated certificate of incorporation, and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated Certificate of Incorporation and our amended and restated bylaws contain provisions that could make the following actions and transactions, among others, more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Dual Class Stock

As described above in the subsection titled “— Class A and Class B common stock — Voting Rights,” our amended and restated certificate of incorporation will continue to provide for a dual class common stock structure, which will provide Mr. Xu and current investors with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Undesignated Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The board of directors of the Company is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such shares and as may be permitted by the DGCL. The board of directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our Company.

Special Stockholder Meetings

Our amended and restated bylaws will provide that a special meeting of stockholders may only be called by an officer of our company pursuant to a resolution adopted by a majority of our board of directors then in office or the chairperson of our board of directors.

Requirements for Advance Notification of Stockholder Proposals and Nominations

Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Forum Selection

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought against or on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), (iv) any action as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware, or (v) any action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located within the State of Delaware). However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and as such, the exclusive jurisdiction clauses set forth above would not apply to such suits. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees, or agents and arising under the Securities Act. Nothing in our amended and restated certificate of incorporation and amended and restated bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware (a Foreign Action), in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of our amended and restated certificate of incorporation and amended and restated bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our amended and restated certificate of incorporation and amended and restated bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees, or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Amendment of Charter Provisions

Any amendment of the above provisions in our amended and restated certificate of incorporation would require approval by holders of at least 66 2/3% of the voting power of all of the then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the affirmative vote of holders of at least 80% of the shares of Class B common stock outstanding at the time of such vote, voting as a separate series, is required to amend or repeal, or adopt any provision of our amended and restated certificate of incorporation relating to the rights and preferences of our common stock.

Limitation on Liability and Indemnification

For a discussion of limitation on liability and indemnification, see the section titled “Management — Limitation on Liability and Indemnification Matters.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is VStock Transfer LLC.

Listing

We have applied to list our Class A common stock on the Nasdaq Capital Market under the symbol “MSS.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our Class A common stock.

Sale of Restricted Securities

Upon completion of this offering, we will have 17,510,000 shares of Class A common stock outstanding (or 18,072,500 shares if the underwriters exercise in full their option to purchase 562,500 additional shares from us). Of these, the 3,750,000 shares of Class A common stock being sold in this offering (or 4,312,500 shares of Class A common stock if the underwriters exercise their over-allotment option in full), will be freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares of common stock that may be held or acquired by our directors, executive officers and other “affiliates”, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144. The remaining 13,760,000 shares of our outstanding Class A common stock upon completion of this offering will be “restricted securities,” as that term is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 under the Securities Act, subject to the registration rights, and lock-up agreements described below.

Rule 144

In general, under Rule 144 as currently in effect, persons who became the beneficial owner of shares of our Class A common stock prior to the completion of this offering may sell such shares upon the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act for at least 90 days prior to the date of the sale and have filed all reports required thereunder, or (2) the expiration of a one-year holding period.

At the expiration of the six-month holding period, assuming we have been subject to the Exchange Act reporting requirements for at least 90 days and have filed all reports required thereunder, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our Class A common stock acquired prior to the completion of this offering, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell upon expiration of the lock-up agreements described below, within any three-month period, a number of shares of Class A common stock acquired prior to the completion of this offering in the amount that does not exceed the greater of either of the following:

•        1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 175,100 shares immediately after this offering, assuming an initial public offering price of $4.00 per share, or

•        the average weekly trading volume of our common stock on the Nasdaq Capital Market, where we have applied to list our Class A common stock, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our Class A common stock acquired prior to the completion of the offering without restriction. A person who was one of our affiliates at any time during the three months preceding a sale, upon expiration of the lock-up agreements described below, would remain subject to the volume restrictions described above.

Sales of any shares of Class A common stock that may be held or acquired by our affiliates through this offering will not be subject to the holding period limitations described above, but will remain subject to the volume limitations and other restrictions of Rule 144 and the lock-up agreement described below.

Sales under Rule 144 by our affiliates or persons selling on behalf of our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-US HOLDERS

The following discussion is a summary of the material US federal income tax consequences to Non-US Holders (as defined below) of the purchase, ownership, and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other US federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-US tax laws are not discussed. This discussion is based on the US Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the US Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-US Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Class A common stock.

This discussion is limited to Non-US Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all US federal income tax consequences relevant to a Non-US Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-US Holders subject to special rules, including, without limitation:

•        US expatriates and former citizens or long-term residents of the United States;

•        persons holding our Class A common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        banks, insurance companies, and other financial institutions;

•        brokers, dealers, or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid US federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for US federal income tax purposes (and investors therein);

•        tax-exempt organizations or governmental organizations;

•        persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•        persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•        tax-qualified retirement plans; and

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for US federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the US federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE US FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE US FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-US TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-US Holder

For purposes of this discussion, a “Non-US Holder” is any beneficial owner of our Class A common stock that is neither a “US person” nor an entity treated as a partnership for US federal income tax purposes. A US person is any person that, for US federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to US federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a US court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for US federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Class A common stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for US federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under US federal income tax principles. Amounts not treated as dividends for US federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-US Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-US Holder will be subject to US federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-US Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-US Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-US Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-US Holder are effectively connected with the Non-US Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-US Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-US Holder will be exempt from the US federal withholding tax described above. To claim the exemption, the Non-US Holder must furnish to the applicable withholding agent a valid IRS Document

Form W-8ECI, certifying that the dividends are effectively connected with the Non-US Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to US federal income tax on a net income basis at the regular rates. A Non-US Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-US Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-US Holder will not be subject to US federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•        the gain is effectively connected with the Non-US Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-US Holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-US Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        our Class A common stock constitutes a US real property interest (USRPI) by reason of our status as a US real property holding corporation (USRPHC) for US federal income tax purposes.

Gain described in the first bullet point above generally will be subject to US federal income tax on a net income basis at the regular rates. A Non-US Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-US Holder described in the second bullet point above will be subject to US federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by US source capital losses of the Non-US Holder (even though the individual is not considered a resident of the United States), provided the Non-US Holder has timely filed US federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-US real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-US Holder will not be subject to US federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-US Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-US Holder’s holding period.

Non-US Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-US status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-US Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain US-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-US office of a non-US broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-US Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-US Holder’s US federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (FATCA)) on certain types of payments made to non-US financial institutions and certain other non-US entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the US Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING

Joseph Stone Capital, LLC (“JSC”) is serving as the representative of the underwriters for this offering (the “Representative”). Under the terms and subject to the conditions contained in the underwriting agreement, JSC has agreed to purchase from us on a firm commitment basis 3,750,000 shares of Class A common stock at the assumed initial public offering price of $4.00 per share, less the underwriting discounts and commissions.

The underwriting agreement provides that the obligation of the Representative to purchase all of the Class A common stock being offered to the public is subject to specific conditions, including, but not limited to, obtaining listing approval on the Nasdaq Capital Market, the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the shares being offered to the public, other than those covered by the over-allotment option described below, if any of these shares are purchased.

Over-Allotment Option

We have also granted to Representative an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 562,500 additional shares of Class A common stock at the public offering price, less the underwriting discounts and commissions (the “Over-allotment Option”). The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares offered by this prospectus. To the extent that the underwriters exercise this option, the underwriters will become obligated, subject to conditions, to purchase, and we will be obligated to sell, the additional shares. If any additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the other shares are being offered hereunder.

Discounts, Commissions and Expenses

Under the underwriting agreement, we will pay the underwriters fees and commissions equal to 6.75% of the gross proceeds raised in the offering and a non-accountable expense allowance equal to 1.25% of the gross proceeds. In addition to the cash commission, we will also reimburse the underwriters for the full amount of their reasonable out-of-pocket expenses, including their legal and travel expenses in an amount not to exceed $145,000. Such advance payments will be returned to us to the extent such out-of-pocket expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C). The Representative will also receive an advisory fee of $50,000.

We have agreed to pay up to a maximum of $145,000 in expenses relating to the offering, including, but not limited to, (i) all filing fees and communication expenses relating to the registration of the shares of Class A common stock to be sold in this offering (including the Over-Allotment Option shares) with the SEC and the filing of the offering materials with FINRA; (ii) all fees, expenses and disbursements relating to the registration or qualification of such shares of Class A common stock under the securities laws of such foreign jurisdictions as the underwriters may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of underwriter’s counsel); (iii) the costs of all mailing and printing of the placement documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; (iv) the costs of preparing, printing and delivering certificates representing the shares of Class A common stock and the fees and expenses of the transfer agent for such shares of Class A common stock; (v) the reasonable cost for road show meetings and preparation of a power point presentation; (vi) costs and expenses incurred in conducting background checks of the Company’s officers and directors by a background search firm not to exceed $3,000 per person; (vii) the costs for bound volumes, commemorative mementos and lucite tombstones; (viii) the costs and expenses of a public relations firm; (ix) the costs associated with post-closing advertising of the offering; (x) the fees and expenses of the Company’s accountants, legal counsel and other agents and representatives; and (xi) translation costs for due diligence purposes.

The table below shows the per share and total commissions that we will pay to the underwriter.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions (6.75%)	$	$
Proceeds to us, before expenses	$	$

In addition, we have agreed to grant the underwriters non-redeemable warrants to purchase an amount equal to five percent (5%) of the shares of Class A common stock sold in the offering. The underwriters warrants will be exercisable, in whole or in part, during a period commencing six (6) months after the closing of the offering and will expire five (5) years thereafter in accordance with FINRA Rule 5110(f)(2)(G)(i). Such warrants are exercisable at a price of 120% of the public offering price of the Class A common stock offered pursuant to this offering. We will register the shares of Class A common stock underlying the underwriter warrants and will file all necessary undertakings in connection therewith. The underwriter warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following commencement of sales of the public offering, except that they may be assigned, in whole or in part, to any member participating in the offering and the officers or partners thereof, and that all securities so transferred remain subject to the lock-up restriction for the remainder of the time period. The underwriter warrants may be exercised as to all or a lesser number of shares of Class A common stock and will provide for cashless exercise. Additionally, we will grant to the underwriters customary registration rights with respect to the underwriter warrants in the underwriter’s warrant agreement to be executed at the closing of this offering as set forth in the underwriting agreement, attached hereto as Exhibit 1.1.

Determination of Offering Price

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the Representative. In determining the initial public offering price, we and the Representative expect to consider a number of factors, including:

•        the information set forth in this prospectus and otherwise available to the Representative;

•        our prospects and the history and prospects for the industry in which we compete;

•        an assessment of our management;

•        our prospects for future earnings;

•        the general condition of the securities markets at the time of this offering;

•        the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

•        other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A common stock, or that the shares of Class A common stock will trade in the public market at or above the initial public offering price.

Lock-Up Agreements

We and all of our directors, executive officers, senior management and existing beneficial owners of 5% or greater of our outstanding Class A common stock have agreed that, subject to certain exceptions, not to, without the prior written consent of the underwriter, for a period of 12 months after the closing of this offering: (i) offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock; or (iii) make any demand for or exercise any right with respect to the registration of any Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock, whether any such transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise.

Right of First Refusal

JSC shall have a right of first refusal for the twelve (12) month period following the closing of this offering to act as a lead managing underwriters or lead placement agent and lead book runner in connection with any public or private offering of equity securities or securities convertible into equity securities contemplated by the Company. JSC shall have fifteen (15) business days from its receipt of the written terms of such engagement by the Company to determine whether or not to accept such offer.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the underwriters may be required to make for these liabilities.

Stamp Taxes

If you purchase Class A common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under Exchange Act, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the Class A common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the maximum number of units sold in this offering. The underwriters may close out any covered short position by purchasing shares of securities in the open market. In determining the source of shares of securities to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market.

“Naked” short sales are sales in excess of maximum number of units sold in this offering. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering.

A stabilizing bid is a bid for the purchase of Class A common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the Class A common stock. A syndicate covering transaction is the bid for or the purchase of Class A common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Class A common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriters or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of Class A common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in, and may in the future engage in, various activities, which may include securities trading, investment banking and other commercial dealings, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. In addition, from time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Class A common stock offered hereby. Any such short positions could adversely affect future trading prices of the Class A common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Application for Nasdaq Capital Market

We have applied to list our Class A common stock on the Nasdaq Capital Market under the symbol “MSS.” We will not consummate and close this offering without a listing approval letter from Nasdaq. If our Class A common stock is listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), has not been, and will not be, lodged with the Australian Securities and Investments Commission, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act. It does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia and may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act as set out below. Accordingly, if you receive this prospectus in Australia:

A. By applying for Class A common stock, you confirm and warrant that you are either:

•        a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•        a “sophisticated investor” under section 708(8)I or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)I(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

•        a person associated with the Company under Section 708(12) of the Corporations Act; or

•        a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

The Class A common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Class A common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Class A common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Class A common stock, you represent and warrant to us that you are an Exempt Investor. To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

B. As any offer of Class A common stock under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Class A common stock, you warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Bermuda

The Class A common stock may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted under applicable Bermuda legislation.

British Virgin Islands

The Class A common stock are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The Class A common stock may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), but only where the offer will be made to, and received by, the relevant BVI company entirely outside of the British Virgin Islands.

Canada

The Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute a public offer of the Class A common stock, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any Class A common stock to the public in the Cayman Islands.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or each referred as a “Relevant Member State,” an offer to the public of the Class A common stock which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Class A common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•        to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters or the underwriter nominated by us for any such offer; or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Class A common stock shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, and each person who initially acquires any Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriters and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any Class A common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Class A common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer Class A common stock to the public” in relation to the Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe to the Class A common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No Class A common stock have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or the SFO, and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong, or the CEO, or which do not constitute an offer or invitation to the public for the purpose of the CEO and the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the content of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Class A common stock, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the Class A common stock has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A common stock may not be circulated or distributed, nor may the Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the Class A common stock, as principal, if the offer is on terms that the Class A common stock may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the Class A common stock is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the Class A common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any resident of the PRC or for the benefit of, legal or natural persons of the PRC except pursuant to applicable laws and regulations of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the Class A common stock or any beneficial interest therein without obtaining all prior PRC governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by the issuer and its representatives to observe these restrictions. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Korea

The Class A common stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the Class A common stock have been and will be offered in Korea as a private placement under the FSCMA. None of the Class A common stock may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The Class A common stock have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the Class A common stock shall comply with all applicable regulatory requirements (including, but not limited to, requirements under the FETL) in connection with the purchase of the Class A common stock. By the purchase of the Class A common stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the Class A common stock pursuant to the applicable laws and regulations of Korea.

Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

South Africa

Due to restrictions under the securities laws of South Africa, the Class A common stock are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

•        the offer, transfer, sale, renunciation or delivery is to: (a) persons whose ordinary business is to deal in securities, as principal or agent; (b) the South African Public Investment Corporation; (c) persons or entities regulated by the Reserve Bank of South Africa; (d) authorized financial service providers under South African law; (e) financial institutions recognized as such under South African law; (f) a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or (g) any combination of the person in (a) to (f); or

•        the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) in South Africa is being made in connection with the issue of the Class A common stock. Accordingly, this prospectus does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the Class A common stock in South Africa constitutes an offer of the Class A common stock in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this prospectus must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as SA Relevant Persons). Any investment or investment activity to which this prospectus relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A common stock may not be circulated or distributed, nor may the Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person, which is: a corporation (which is not an accredited investor (as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A common stock pursuant to an offer made under Section 275 of the SFA except:

•        to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•        where no consideration is or will be given for the transfer;

•        where the transfer is by operation of law;

•        as specified in Section 276(7) of the SFA; or

•        as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Taiwan

The Class A common stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Class A common stock in Taiwan.

United Arab Emirates

This prospectus is not intended to constitute an offer, sale or delivery of Class A common stock or other securities under the laws of the United Arab Emirates, or the UAE. The Class A common stock have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the Class A common stock and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the Class A common stock may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus will be passed upon for our company by Akerman LLP, Los Angeles, California. The underwriters have been represented by Davidoff Hutcher & Citron LLP, New York, New York in connection with this offering.

EXPERTS

The consolidated financial statements of Maison Solutions Inc. as of and for each of the year in the two-year period ended April 30, 2022 and 2021 appearing in this prospectus and the registration statement of which it is a part have been audited by Friedman LLP, located at 165 Broadway 21st Floor, New York, NY 10006 independent registered public accounting firm, and are included in reliance upon the report of such firm given upon their authority of as experts in accounting and auditing.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Effective September 1, 2022, Friedman LLP combined with Marcum LLP. On January 3, 2023, we engaged Kreit & Chiu CPA LLP (“KC”) to serve as our independent registered public accounting firm and dismissed Friedman LLP, effective January 14, 2023, subject to the completion of all necessary client acceptance procedures and the required communications between KC and Friedman LLP, which were completed on January 17, 2023.

Friedman LLP’s reports on our consolidated financial statements for the years ended April 30, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during our two most recent fiscal years and through January 14, 2023, there have been no disagreements with Friedman LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Friedman LLP’s satisfaction, would have caused Friedman LLP to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

For our two most recent fiscal years and the subsequent interim period through January 14, 2023, there were no ‘reportable events’ as that term is defined in Item 304(a)(1)(v) of Regulation S-K, other than the material weaknesses reported by management in the Risk Factors section beginning on page 15 of this prospectus and neither our Company nor anyone acting on our behalf consulted KC with respect to the material weaknesses or any reportable events.

During our two most recent fiscal years and through January 14, 2023, neither our Company nor anyone acting on our behalf consulted KC with respect to any of the matters or reportable events set forth in 304(a)(1)(v)) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the Class A common stock that we propose to sell in this offering, we refer you to the registration statement and the exhibits, schedules, financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the registration statement. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the reporting, proxy and information requirements of the Exchange Act, and as a result will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above, as well as on our website, without charge, at www.maisonsolutionsinc.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our Class A common stock.

MAISON SOLUTIONS INC.
INDEX TO FINANCIAL STATEMENTS

MAISON SOLUTIONS INC.
CONSOLIDATED BALANCE SHEETS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

	January 31, 2023	April 30, 2022
	(Unaudited)
ASSETS
Current Assets
Cash and equivalents	$2,580,244	$898,061
Accounts receivable, net	937,999	—
Accounts receivable – related parties	240,313	409,463
Inventories, net	2,920,404	2,320,359
Prepayments	24,631	727,654
Loan receivables	—	4,410,270
Other receivables and other current assets	510,317	272,052
Other receivable – related parties	33,995	20,000
Total Current Assets	7,247,903	9,057,859
Restricted cash – non-current	1,101	74,370
Property and equipment, net	714,491	552,395
Intangible assets	509,843	15,272
Security deposits	457,491	301,200
Investment in equity securities – related parties	203,440	203,440
Operating lease right-of-use assets, net	19,232,603	15,895,258
Goodwill	1,990,606	—
Total Assets	$30,357,478	$26,099,794

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$2,404,704	$3,374,532
Accounts payable – related parties	513,977	—
Current portion of loan payables	422,371	498,252
Accrued expenses and other payables	1,364,329	1,435,344
Contract liabilities	254,160	370,929
Other payables – related parties	246,017	354,555
Operating lease liabilities – current	1,776,649	1,065,852
Income taxes payables	818,803	443,150
Total Current Liabilities	7,801,010	7,542,614
Long-term loan payables	2,610,563	2,796,605
Other long-term payables	110,114	55,150
Operating lease liabilities – non-current	19,329,255	16,552,469
Deferred tax liability, net	125,299	—
Total Liabilities	29,976,241	26,946,838

Commitment and contingencies (Note 15)

Stockholders’ Equity (Deficit)
Class A Common stock, $0.0001 par value, 92,000,000 shares authorized; 13,760,000 shares issued and outstanding	1,376	1,376
Class B Common stock, $0.0001 par value, 3,000,000 shares authorized; 2,240,000 shares issued and outstanding	224	224
Retained earnings (accumulated deficit)	191,533	(729,093)
Total Maison Solutions, Inc. Stockholders’ Equity (Deficit)	193,133	(727,493)
Noncontrolling interests	188,104	(119,551)
Total Stockholders’ Equity (Deficit)	381,237	(847,044)
Total Liabilities and Stockholders’ Equity (Deficit)	$30,357,478	$26,099,794

The accompanying notes are an integral part of these consolidated financial statements.

MAISON SOLUTIONS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED JANUARY 31, 2023 AND 2022 (UNAUDITED)

	Nine Months Ended January 31,
	2023	2022
Net Revenues
Supermarket	$41,215,255	$31,074,455
Total Revenues, Net	41,215,255	31,074,455

Cost of Revenues
Supermarket	31,815,554	24,800,409
Total Cost of Revenues	31,815,554	24,800,409
Gross Profit	9,399,701	6,274,046

Selling Expenses	6,670,088	4,806,980
General and Administrative Expenses	2,649,419	2,137,623
Total Operating Expenses	9,319,507	6,944,603
Income (Loss) from Operations	80,194	(670,557)

Other Income, net	1,321,533	41,438
Interest Income (Expense)	15,705	(41,798)
Total other Income (Expenses), net	1,337,238	(360)
Income (Loss) Before Income Taxes	1,417,432	(670,917)
Income Tax Provisions	189,151	27,116
Net Income (Loss)	1,228,281	(698,033)

Net Income Attributable to Noncontrolling Interests	307,655	51,540
Net Income (Loss) Attributable to Maison Solutions Inc.	$920,626	$(749,573)
Income (Loss) per Share Attributable to Maison Solutions, Inc. – Basic and Diluted	$0.06	$(0.05)
Weighted Average Number of Common Stock – Basic and Diluted	16,000,000	16,000,000

The accompanying notes are an integral part of these consolidated financial statements.

MAISON SOLUTIONS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE NINE MONTHS ENDED JANUARY 31, 2023 AND 2022 (UNAUDITED)

	Class A Common Stock		Class B Common Stock		Retained Earnings	Noncontrolling Interests	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at April 30, 2022	13,760,000	$1,376	2,240,000	$224	$(729,093)	$(119,551)	$(847,044)
Net loss	—	—	—	—	920,626	307,655	1,228,281
Balance at January 31, 2023	13,760,000	$1,376	2,240,000	$224	$191,533	$188,104	$381,237
	Class A Common Stock		Class B Common Stock		Accumulated Deficit	Noncontrolling Interests	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at April 30, 2021	13,760,000	$1,376	2,240,000	$224	$(166,349)	$(27,269)	$(192,018)
Net loss	—	—	—	—	(749,573)	51,540	(698,033)
Balance at January 31, 2022	13,760,000	$1,376	2,240,000	$224	$(915,922)	$24,271	$(890,051)

The accompanying notes are an integral part of these consolidated financial statements.

MAISON SOLUTIONS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED JANUARY 31, 2023 AND 2022 (UNAUDITED)

	Nine Months Ended January 31,
	2023	2022
Cash flows from operating activities
Net income (loss)	$1,228,281	$(698,033)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	312,549	401,476
Provision for inventory shrinkage reserve	29,479	58,792
Gain on disposal of fixed assets	—	(31,642)
Change in deferred taxes	(8,229)	—
Changes in operating assets and liabilities:
Accounts receivable	(880,952)	(796,139)
Accounts receivable – related party	85,981	(101,173)
Inventories	242,560	(601,257)
Prepayments	703,023	4,858
Other receivables and other current assets	(238,475)	(139,443)
Security deposits	5,654	(20,476)
Accounts payable	(1,290,541)	1,906,923
Accounts payable-related party	94,193	60,056
Accrued expenses and other payables	(156,804)	394,750
Contract Liabilities	(127,138)	19,830
Operating lease liabilities	149,489	142,777
Taxes payables	192,391	23,749
Other long-term payables	22,764	19,859
Net cash provided by operating activities	364,225	644,907

Cash flows from investing activities
Purchase of fixed assets	(24,185)	(54,196)
Payment of intangible assets	—	(7,282)
Payment for acquisition of subsidiary	(2,500,000)	—
Cash received from asset disposal	—	31,050
Loans repaid from/provided to third parties	4,410,270	(618,490)
Net cash provided by (used in) investing activities	1,886,085	(648,918)

Cash flows from financing activities
Bank overdraft	(281,941)	—
Repayments on loan payables	(261,923)	—
Borrowings from loan payables	—	1,976,850
(Lending to) payment from other receivables – related parties	(62,932)	416,125
Borrowings from (repayment to) other payables – related parties	(34,600)	35,637
Net cash provided by (used in) financing activities	(641,396)	2,428,612

MAISON SOLUTIONS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
FOR THE NINE MONTHS ENDED JANUARY 31, 2023 AND 2022 (UNAUDITED)

	Nine Months Ended January 31,
	2023	2022
Net changes in cash and restricted cash	1,608,914	2,424,601
Cash and restricted cash at the beginning of the period	972,431	788,655
Cash and restricted cash at the end of the period	$2,581,345	$3,213,256

Supplemental disclosure of cash and restricted cash
Cash	$2,580,244	$3,212,155
Restricted cash	1,101	1,101
Total cash and restricted cash	$2,581,345	$3,213,256

Supplemental disclosure of cash flow information
Cash paid for interest	$29,577	$29,351
Cash paid for income taxes	$8,481	$2,400

Supplemental disclosure of non-cash investing and financing activities
Purchase price of cost method investments included in other payables – related parties	$—	$203,440

The accompanying notes are an integral part of these consolidated financial statements.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

1. Organization

Maison Solutions Inc. (“Maison”, the “Company”, and formerly known as “Maison International Inc.”) was founded on July 24, 2019 as an Illinois corporation with its principal place of business in California. In September 2021, the Company was redomiciled in the State of Delaware as a corporation registered under the laws of the State of Delaware.

Immediately upon formation, the Company acquired three retail Asian supermarkets with two brands (Good Fortune and Hong Kong Supermarkets) in Los Angeles, California and rebranded them as “HK Good Fortune Supermarkets”. Upon completion of these acquisitions, these entities became controlled subsidiaries of the Company (hereafter collectively referred to as “Maison Group”).

•        In July 2019, the Company purchased 91% of the equity interests in Good Fortune Supermarket San Gabriel, LP (“Maison San Gabriel”) and 85.25% of the equity interests in Good Fortune Supermarket of Monrovia, LP (“Maison Monrovia”), each of which owns a Good Fortune Supermarket.

•        In October 2019, the Company purchased 91.67% of the equity interests in Super HK of El Monte, Inc. (“Maison El Monte”), which owns a Hong Kong Supermarket.

•        On June 30, 2022, the Company purchased 100% equity interest in GF Supermarket of MP, Inc. (“Maison Monterey Park”), the legal entity holding a supermarket in Monterey Park.

The Company, through its four subsidiaries engages in the specialty grocery retailer business. The Company is a fast-growing specialty grocery retailer offering traditional Asian food and merchandise to U.S. consumers, in particular to Asian-American communities.

2. Summary of significant accounting policies

Basis of presentation

The accompanying unaudited financial information as of and for the nine months ended January 31, 2023 and 2022 were prepared in accordance with accounting principles generally accepted in the U.S. (“US GAAP”) for interim financial statements and are in the form prescribed by Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for annual financial statements. The information included in these financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in the Form S-1.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries and, when applicable, entities for which the Company has a controlling financial interest. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Noncontrolling interests

The Company follows FASB (Financial Accounting Standards Board) ASC (Accounting Standards Codification) Topic 810, “Consolidation,” governing the accounting for and reporting of noncontrolling interests (“NCI”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCI be treated as a separate component of equity, not as a liability, that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially-owned consolidated subsidiary be allocated to noncontrolling interests even when such allocation might result in a deficit balance.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

2. Summary of significant accounting policies (cont.)

The net income attributed to NCI was separately designated in the accompanying statements of operations. Losses attributable to NCI in a subsidiary may exceed a NCI’s interests in the subsidiary’s equity. The excess attributable to NCI is attributed to those interests. NCIs shall continue to be attributed their share of losses even if that attribution results in a deficit NCIs balance.

As of January 31, 2023 and April 30, 2022, the Company had NCIs of $188,104 and negative amount for $119,551, respectively, which represent 9% of the equity interest of Maison San Gabriel, 14.75% of the equity interest of Maison Monrovia and 8.33% of the equity interest of Maison El Monte. For the nine months ended January 31, 2023 and 2022, the Company had net income of $307,655 and $51,540, respectively, that were attributable to NCIs.

Liquidity

As reflected in the accompanying consolidated financial statements, the Company had retained earnings of $191,533 at January 31, 2023, the Company had net income of $920,626 and net loss of $749,573 for the nine months ended January 31, 2023 and 2022. The management plans to increase its revenue by strengthening its sales force, providing attractive sales incentive programs, and increasing marketing and promotion activities. Management also intends to raise additional funds by way of a private or public offering, or by obtaining loans from banks or others.

The Company had $2.58 million cash on hand and working capital deficit of $0.55 million at January 31, 2023. The Company has historically funded its working capital needs primarily from operations. The working capital requirements are affected by the efficiency of operations and depend on the Company’s ability to increase its revenue. The Company believes that its cash on hand and operating cash flows will be sufficient to fund its operations over at least the next 12 months from the date of issuance of these financial statements. However, the Company may need additional cash resources in the future if the Company experiences changed business conditions or other developments, and may also need additional cash resources in the future if the Company wishes to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed the Company’s amounts of cash on hand, the Company may seek to issue debt or equity securities or obtain a credit facility.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates are used for, but not limited to, useful lives of property and equipment, commitments and contingencies, inventory reserve, allowance for estimated uncollectable accounts receivable and other receivables, impairment of long-lived assets, contract liabilities and valuation of deferred tax assets. Given the global economic climate and additional or unforeseen effects from the COVID-19 pandemic, these estimates have become more challenging, and actual results could differ materially from these estimates.

Cash and cash equivalents

Cash and equivalents include cash on hand, demand deposits and short-term cash investments that are highly liquid in nature and have original maturities when purchased of three months or less. The Company’s cash is maintained at financial institutions in the United States of America. Deposits in these financial institutions may, from time to time, exceed the Federal Deposit Insurance Corporation (“FDIC”)’s federally insured limits. The standard insurance amount is $250,000 per depositor, per insured bank, for each account ownership category. The bank deposits exceeding the standard insurance amount will not be covered. As of January 31, 2023 and April 30, 2022, cash balances held in the banks, exceeding the standard insurance amount, are $2,330,244 and $872,318, respectively. The Company has not experienced any losses in accounts held in these financial institutions and believes it is not exposed to any risks on its cash held in these financial institutions.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

2. Summary of significant accounting policies (cont.)

Cash from operating, investing and financing activities of the consolidated statement of cash flows are net of assets and liabilities acquired of Maison Monterey Park.

Restricted cash

Restricted cash is an amount of cash deposited with banks in conjunction with borrowings from banks. Restriction on the use of such cash and the interest earned thereon is imposed by the banks and remains effective throughout the terms of the bank borrowings and notes payable. Restricted cash is classified as non-current assets on the Company’s consolidated balance sheets, as all the balances are not expected to be released to cash within the next 12 months. As of January 31, 2023 and April 30, 2022, the Company had restricted cash of $1,101 and $74,370, respectively.

Accounts receivable

The Company’s accounts receivable arises from product sales. The Company does not adjust its receivables for the effects of a significant financing component at contract inception if it expects to collect the receivables in one year or less from the time of sale. The Company does not expect to collect receivables greater than one year from the time of sale.

The Company’s policy is to maintain an allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of January 31, 2023 and April 30, 2022, there was no allowance for the doubtful accounts.

Accounts receivable — related parties

Accounts receivable consist primarily of receivables from related parties on 30-day credit terms and are presented net of an allowance for estimated uncollectible amounts. The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. Once collection efforts have been exhausted, the accounts receivable is written off against the allowance. As of January 31, 2023 and April 30, 2022, there was no allowance for the doubtful accounts.

Inventories, net

Inventories consisting of products available for sale, are primarily accounted for using the first-in, first-out method, and are valued at the lower of cost and net realizable value. This valuation requires the Company to make judgments, based on currently available information, about the likely method of disposition, such as through sales to individual customers, returns to product vendors, or liquidations, and expected recoverable values of each disposition category. The Company records inventory shrinkage based on the historical data and management’s estimates and provides a reserve for inventory shrinkage for the nine months ended January 31, 2023 and 2022.

Prepayments

Prepayments and deposits are mainly comprised of cash deposited and advanced to suppliers for future inventory purchases and services to be performed. This amount is refundable and bears no interest. For any prepayments that management determines will not be in receipts of inventories, services, or refundable, the Company recognizes an allowance account to reserve such balances. Management reviews its prepayments on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of January 31, 2023 and April 30, 2022, the Company had made prepayment to its vendors and its insurance provider. The Company’s management continues to evaluate the reasonableness of the allowance policy and update it if necessary.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

2. Summary of significant accounting policies (cont.)

Other receivables and other current assets

Other receivables and other current assets primarily include non-interest-bearing loans of the other business entities. Management regularly reviews the aging of receivables and changes in payment trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of January 31, 2023 and April 30, 2022, the Company did not have any bad debt allowance for other receivables.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful lives of the individual assets.

The following table includes the estimated useful lives of certain of our asset classes:

Furniture & fixtures	5 – 10 years
Leasehold improvements	Shorter of the lease term or estimated useful life of the assets
Equipment	5 – 10 years
Automobiles	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment of long-lived assets

Management reviews long-lived assets, including property and equipment with finite lives and operating lease right-of-use assets, for indicators of impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation is performed at the lowest level of identifiable cash flows, which is at the individual store level. Undiscounted cash flows expected to be generated by the related assets are estimated over the assets’ useful lives based on updated projections. If the evaluation indicates that the carrying amount of the assets may not be recoverable, any potential impairment is measured based upon the fair value of the related asset or asset group as determined by an appropriate market appraisal or other valuation technique. The Company did not record any impairment loss during the nine months ended January 31, 2023 and 2022.

Security deposits

Security deposits primarily include deposits made to the Company’s landlord for its supermarkets and office facilities. These deposits are refundable upon expiration of the lease.

Investment in equity securities

The Company accounts for investments with less than 20% of the voting shares and does not have the ability to exercise significant influence over operating and financial policies of the investee using the cost method. The Company elects the measurements alternative and records investment in equity securities at the historical cost in its consolidated financial statements and subsequently records any dividends received from the net accumulated earrings of the investee as income. Dividends received in excess of earnings are considered a return of investment and are recorded as reduction in the cost of the investments.

Investment in equity securities is evaluated for impairment when facts or circumstances indicate that the fair value of the long-term investments is less than its carrying value. An impairment is recognized when a decline in fair value is determined to be other-than-temporary. The Company reviews several factors to determine whether a loss

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

2. Summary of significant accounting policies (cont.)

is other-than-temporary. These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near-term prospects of the investments; and (v) ability to hold the security for a period sufficient to allow for any anticipated recovery in fair value. No event had occurred and indicated that other-than-temporary impairment existed and therefore the Company did not record any impairment charges for its investments for the nine months ended January 31, 2023.

In May 2021, the Company purchased a 10% equity interest in Dai Cheong Trading Inc., a grocery trading company, for $162,665 from DC Holding. DC Holding is 100% owned by John Xu, the Chairman and Chief Executive Officer of the Company. See Note 11 — “Related party balances and transactions”.

In December 2021, the Company purchased a 10% equity interest in HKGF Market of Alhambra, Inc, the legal entity holding the store for $40,775 from Ms. Grace Xu, sole shareholder of HKGF Market of Alhambra, Inc. and a related party as the spouse of Mr. John Xu, our chief executive officer. See Note 11 — “Related party balances and transactions”.

Goodwill

Goodwill is the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. In accordance with ASC Topic 350, “Intangibles-Goodwill and Other,” goodwill is not amortized but is tested for impairment, annually or more frequently when circumstances indicate a possible impairment may exist. Impairment testing is performed at a reporting unit level.

Generally, the Company first performs a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If factors indicate that this is the case, the Company then estimates the fair value of the related reporting unit determined using discounted cash flow (“DCF”) analysis. A number of significant assumptions and estimates are involved in the application of the DCF analysis to forecast operating cash flows, including the discount rate, the internal rate of return and projections of realizations and costs to produce. Management considers historical experience and all available information at the time the fair values of its reporting units are estimated.

If the fair value is less than the carrying value, the goodwill of the reporting unit is determined to be impaired and the Company will record an impairment equal to the excess of the carrying value over its fair value. The Company did not record any impairment loss during the nine months ended January 31, 2023.

Leases

On May 1, 2020, the Company adopted Accounting Standards Update (“ASU”) 2016-02, Lease (FASB ASC Topic 842). The adoption of Topic 842 resulted in the presentation of operating lease right-of-use (“ROU”) assets and operating lease liabilities on the consolidated balance sheet. See Note 12 — “Leases” for additional information.

The Company determines if an arrangement contains a lease at the inception of a contract under ASC Topic 842. At the commencement of each lease, management determines its classification as an operating or finance lease. For leases that qualify as operating leases, ROU assets and liabilities are recognized at the commencement date based on the present value of any remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of its leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The ROU assets include adjustments for accrued lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise such options.

A short-term lease is defined as a lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. When determining whether a lease qualifies as a short-term lease, the Company evaluates the lease term and the purchase option. Hence, the Company does not recognize any operating lease ROU assets and operating lease liabilities for short-term leases.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

2. Summary of significant accounting policies (cont.)

The Company evaluates the carrying value of ROU assets if there are indicators of impairment and review the recoverability of the related asset group. If the carrying value of the asset group is determined to not be recoverable and is in excess of the estimated fair value, the Company will record an impairment loss in other expenses in the consolidated statements of operations.

The Company also subleases certain mini stores that are within the supermarket to other parties. The Company collects security deposits and rent from these sub-lease tenants. The rent income collected from sub-lease tenants recognized as rental income and deducted occupancy cost.

Fair value measurements

The Company records its financial assets and liabilities in accordance with the framework for measuring fair value in accordance with U.S GAAP. This framework establishes a fair value hierarchy that prioritizes the inputs used to measure fair value:

Level 1:      Quoted prices for identical instruments in active markets.

Level 2:      Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3:      Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value measurements of nonfinancial assets and non-financial liabilities are primarily used in the impairment analysis of intangible assets and long-lived assets.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), from May 1, 2020, using the modified retrospective transition approach to all contracts that did not have an impact on the beginning retained earnings on May 1, 2020. The Group’s revenue recognition policies effective on the adoption date of ASC 606 are presented as below.

In accordance with ASC Topic 606, the Company’s performance obligation is satisfied upon the transfer of goods to the customer, which occurs at the point of sale. Revenues are recorded net of discounts, sales taxes and returns and allowances.

The Company sells Company gift cards to customers. There are no administrative fees on unused gift cards, and the gift cards do not have an expiration date. Gift card sales are recorded as contract liability when sold and are recognized as revenue when either the gift card is redeemed, or the likelihood of the gift card being redeemed is remote (“gift card breakage”). The Company’s gift card breakage rate is based upon historical redemption patterns, and it recognizes breakage revenue utilizing the redemption recognition method. The Company also offers discounts on the gift cards sold to its customers. The discounts are recorded as sales discount when gift card been redeemed. The Company’s contract liability related to gift cards was $254,160 and $370,929 as of January 31, 2023 and April 30, 2022, respectively.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

2. Summary of significant accounting policies (cont.)

The following table summarizes disaggregated revenue from contracts with customers by product group: perishable and non-perishable goods. Perishable product categories include meat, seafood, vegetables, and fruit. Non-perishable product categories include grocery, liquor, cigarettes, lottery, newspaper, reusable bag, non-food, and health products.

	Nine Months ended January 31,
	2023	2022
	(Unaudited)	(Unaudited)
Perishables	$23,069,855	$18,495,264
Non-perishables	18,145,400	12,579,191
Total revenues	$41,215,255	$31,074,455

Cost of sales

Cost of sales includes the rental expense, depreciation, the direct costs of purchased merchandise, shrinkage costs, store supplies, and inbound shipping costs.

The Company subleases certain mini stores that are within the supermarket to other parties. The Company collects security deposits and rents from these sub-lease tenants. The rent income collected from sub-lease tenants are recognized as rental income and deducted rental expense.

Selling expenses

Selling expenses mainly consist of advertising costs, promotion expenses and payroll and related expenses for personnel engaged in selling and marketing activities. Advertising expenses, which consist primarily of online and offline advertisements, are expensed when the services are performed. The Company’s advertising expenses were $16,070 and $89,958 for the nine months ended January 31, 2023 and 2022, respectively.

General and administration expenses

General and administration expenses mainly consist of payroll and related costs for employees involved in general corporate functions, professional fees and other general corporate expenses, as well as expenses associated with the use by these functions of facilities and equipment, such as rental and depreciation expenses.

Concentrations of risks

(a)     Major customers

For each of the nine months ended January 31, 2023 and 2022, the Company did not have any customers that accounted for more than 10% of consolidated total net sales.

(b)    Major vendors

The following table sets forth information as to the Company’s suppliers that accounted for 10% or more of the Company’s total purchases for the nine months ended January 31, 2023 and 2022.

Nine Months Ended January 31, 2023		Nine Months Ended January 31, 2022
Supplier	Percentage of Total Purchases	Supplier	Percentage of Total Purchases
A	—%	A	27%
B	20%	B	22%
C	18%	C	13%
D	18%	D	—%

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

2. Summary of significant accounting policies (cont.)

(c)     Credit risks

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. Accounts receivable are typically unsecured and derived from products sold to customers, and are thereby exposed to credit risk. However, the Company believes the concentration of credit risk in its accounts receivable is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Historically, the Company did not have any bad debt on its accounts receivable.

The Company also has loan receivables to its centralized vendors occasionally. The loan receivables are typically unsecured and exposed to credit risk. However, the Company believes that the loan receivables amount to its centralized vendor is managed by financial department and these centralized vendors are still providing products monthly to the Company. The Company does not generally require collateral from the vendors. The Company also evaluates the need for an allowance for doubtful accounts based on upon factors surrounding the credit risks. Historically, the Company did not have any bad debt on its loan receivables and all loan receivables been collected in subsequent period.

Income taxes

Income taxes are accounted for in accordance with the provisions of ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company’s deferred tax assets are subject to periodic recoverability assessments. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that more likely than not will be realized. In determining the need for a valuation allowance, management reviews both positive and negative evidence, including current and historical results of operations, future income projections and the overall prospects of our business. Realization of the deferred tax assets is principally dependent upon achievement of projected future taxable income offset by deferred tax liabilities. Changes in recognition or measurement are reflected in the period in which the judgment occurs.

The Company utilizes a two-step approach to recognizing and measuring uncertain income tax positions (tax contingencies). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not the position will be sustained on audit, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating our tax positions and estimating its tax benefits, which may require periodic adjustments, and which may not accurately forecast actual outcomes. The Company includes interest and penalties related to its tax contingencies in income tax expense.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the CARES Act) was signed into law, intended to provide economic relief to those impacted by the COVID-19 pandemic, the CARES Act, among other things, includes provisions addressing the carryback of net operating losses for specific periods, temporary modifications to the limitations placed on the tax deductibility of net interest expenses, and technical amendments for qualified improvement property (QIP). The impacts of the CARES Act are recorded as components within the Company’s deferred income tax liabilities and income tax receivable on the Company’s balance sheets.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

2. Summary of significant accounting policies (cont.)

Earnings (loss) per share

Basic earnings (loss) per ordinary share is computed by dividing net earnings (loss) attributable to common stockholders by the weighted-average number of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to common stockholders by the sum of the weighted average number of common stock outstanding and of potential common stock (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common stock that has an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) is excluded from the calculation of diluted earnings per share. For the nine months ended January 31, 2023 and 2022, the Company had no dilutive potential common stock.

Related Parties

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC Topic 850, “Related Party Disclosures” and other relevant ASC standards. Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions in Note 11 — “Related party balances and transactions”.

Segment Information

The Company’s chief operating decision-maker has been identified as the chief executive officer, who reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by different product types for purposes of allocating resources and evaluating financial performance. The Company and its subsidiaries offer grocery products, general merchandise, health and beauty care products, pharmacy, fuel and other items and services in its stores. The Company’s supermarket stores are geographically based, have similar economic characteristics and similar expected long-term financial performance. The Company’s operating segments, and reporting units are its four stores, which are reported in one reportable segment. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Based on qualitative and quantitative criteria established by ASC Topic 280, “Segment Reporting”, the Company considers itself to be operating within one reportable segment.

Recently Issued Accounting Pronouncements

The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

2. Summary of significant accounting policies (cont.)

in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, to update the effective date of ASU No. 2016-02 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. The Company has not early adopted this update and it became effective on May 1, 2023. The Company is currently evaluating the impact of ASU 2019-05 will have on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company elected early adoption for this policy on May 1, 2021 and did not have a material impact on the Company’s consolidated financial statements.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables — Non-refundable Fees and Other Costs”. The amendments in this Update represent changes to clarify the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. ASU 2020-08 is effective for the Company for annual and interim reporting periods beginning May 1, 2021. Early adoption was permitted, including adoption in an interim period. All entities should apply the amendments in this Update on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. These amendments do not change the effective dates for Update 2017-08. The adoption of this standard on May 1, 2021, did not have a material impact on the Company’s consolidated financial statements.

No other new accounting pronouncements issued or effective had, or are expected to have, a material impact on the Company’s consolidated financial statements.

3. Inventories, net

A summary of inventories, net is as follows:

	January 31, 2023	April 30, 2022
	(Unaudited)
Perishables	$756,106	$410,266
Non-perishables	2,366,583	2,045,215
Reserve for inventory shrinkage	(202,285)	(135,122)
Inventories, net	$2,920,404	$2,320,359

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

3. Inventories, net (cont.)

Movements of reserve for inventory shrinkage are as follows:

	January 31, 2023	April 30, 2022
	(Unaudited)
Beginning balance	$135,122	$119,859
GF Supermarket of MP, Inc. Inventory shrinkage reserve at July 1, 2022	37,684	—
Provision for inventory shrinkage reserve	29,479	15,263
Ending Balance	$202,285	$135,122

4. Prepayments

	January 31, 2023	April 30, 2022
	(Unaudited)
Prepayment for inventory purchases	$20,000	$656,917
Prepaid expense – services provider	4,631	70,737
Total prepayments	$24,631	$727,654

As of January 31, 2023, the $20,000 prepayment is the amount the Company paid to GF distribution, the Company’s major vendor. The $4,631 prepaid expense is the amount the Company paid to its insurance company to purchase next term general liability insurance.

As of April 30, 2022, the $656,917 prepayment is the amount the company paid to XHJC Holding Inc., who is the Company’s new centralized vendor. This vendor requires approximately one month prepayment for purchases. The prepayment balance, as of April 30, 2022, was used for the Company’s May 2022 purchase. The $70,737 prepaid expense is the amount the Company paid to its insurance company to purchase next term general liability insurance.

5. Loan receivables

A summary of the Company’s loan receivables is listed as follows:

Borrower	Relationship	January 31, 2023	April 30, 2022
		(Unaudited)
Drop in the Ocean, Inc.	Vendor	$—	$3,977,134
XHJC Holding Inc.	Vendor	—	433,136
Total loan receivables		$—	$4,410,270

On April 30, 2020, the Company entered a promissory note with its vendor Drop in the Ocean, Inc. (“Drop in the Ocean”) with a total loan amount of up to $4,000,000 with 6% interest. Drop in the Ocean repaid $1,800,000 to the Company on September 9, 2022, $1,200,000 on October 14, 2022, $761,932 on October 28, 2022, and $215,344 on October 31, 2022, including an extra 6% interest.

The Company entered a promissory note with its vendor XHJC Holding Inc. on January 1, 2022, with a total loan amount of up to $1,000,000 with 4% interest. On November 4, 2022, XHJC Holding Inc. repaid $433,136 to the Company.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

6. Property and equipment, net

	January 31, 2023	April 30, 2022
	(Unaudited)
Furniture & Fixtures	$3,000,312	$2,455,698
Equipment	1,011,333	1,011,333
Leasehold Improvement	486,644	480,530
Automobile	37,672	37,672
Total property and equipment	4,535,961	3,985,233
Accumulated depreciation	(3,821,470)	(3,432,838)
Property and equipment, net	$714,491	$552,395

Depreciation expenses for the nine months ended January 31, 2023 and 2022 were $291,521 and $399,989, respectively.

7. Intangible assets

Intangible assets mainly consisted of a trademark acquired through the acquisition of Maison Monterey Park on June 30, 2022. The fair value of the trademark at acquisition date was $515,600, to be amortized over 15 years. The amortization of the trademark for the nine months ended January 31, 2023 was $20,051.

8. Goodwill

Goodwill represented the excess fair value of the assets under the fair value of the identifiable assets owned at the closing of the acquisition of Maison Monetary Park, including an assembled workforce, which cannot be sold or transferred separately from the other assets in the business. See Note 17 — “Acquisition of subsidiary” for additional information. As of January 31, 2023, the Company had goodwill of $1,990,606. The Company did not record any impairment to the goodwill for the nine months ended January 31, 2023.

9. Accrued expenses and other payables

	January 31, 2023	April 30, 2022
	(Unaudited)
Accrued payroll	$516,534	$318,594
Accrued interest expense	302,417	97,818
Accrued loss for legal matter	98,500	98,500
Other payables	106,716	757,244
Due to third parties	291,490	—
Accrued consulting expense payable	—	132,000
Sales tax payable	48,672	31,188
Total accrued expenses and other payables	$1,364,329	$1,435,344

10. Loan payables

A summary of the Company’s loans is listed as follows:

Lender	Due date	January 31, 2023	April 30, 2022
		(Unaudited)
American First National Bank	March 2, 2024	$388,041	$645,157
U.S. Small Business Administration	June 15, 2050	2,644,893	2,649,700
Total loan payables		3,032,934	3,294,857
Current portion of loan payables		(422,371)	(498,252)
Non-current loan payables		$2,610,563	$2,796,605

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

10. Loan payables (cont.)

American First National Bank — a National Banking Association

On March 2, 2017, Maison Monrovia entered into a $1 million Business Loan Agreement with American First National Bank, a National Banking Association, at a 4.5% annual interest rate with a maturity date on March 2, 2024. On March 2, 2017, Good Fortune Supermarket of San Gabriel, LP, entered into a $1 million Business Loan Agreement with American First National Bank at a 4.5% annual interest rate with a maturity date on March 2, 2024. The covenant of loans required that so long as the loan agreements remains in effect, borrower will maintain a ratio of debt service coverage within 1.300 to 1.000. This coverage ratio will be evaluated as of the end of each fiscal year. The interest rate for these two loans is subject to change from time to time based on changes in an independent index which is the Wall Street Journal US prime as published in the Wall Street Journal Money Rate Section. The annual interest rate was 4.5% for the years ended April 30, 2022 and 2021, and ranging from 4.5% to 7.75% for the nine months ended January 31, 2023.

The collateral for the bank loans is personally guaranteed by Mr. Wu, who is the prior owner and applicant for the bank loan. At the same time, a minimum of $1 million in general liability insurance to cover the collateral business assets located at 935 W. Duarte Dr. Monrovia, CA 91016. As of April 30, 2022 and 2021, the coverage ratio for Maison Monrovia is 1.01 and 1.48. As of April 30, 2022 and 2021, the coverage ratio for Good Fortune Supermarket of San Gabriel, LP (“Maison San Gabriel”) is 2.00 and 2.58 respectively. The Company reported this situation to American First National Bank, and there was no change on the term up to the date the Company issued these consolidated financial statements. Due to the violation of a covenant as of April 30, 2022, the Company reclassified the loan balance of $313,278 under Maison Monrovia as current loan payable. The interest expense for this loan were $22,708 and $29,351, respectively, for the nine Months ended January 31, 2023 and 2022.

U.S. Small Business Administration (“SBA”)

Borrower	Due date	January 31, 2023	April 30, 2022
		(Unaudited)
Maison Monrovia	June 15, 2050	$149,716	$149,900
Maison San Gabriel	June 15, 2050	1,996,165	1,999,900
Maison El Monte	June 15, 2050	499,012	499,900
Total SBA loan payables		$2,644,893	$2,649,700

On June 15, 2020, Maison Monrovia entered into a $150,000 Business Loan Agreement with SBA at 3.75% annual interest rate and maturity date on June 15, 2050. On June 15, 2020 Maison San Gabriel entered into a $150,000 Business Loan Agreement with SBA at 3.75% annual interest rate and maturity date on June 15, 2050. On June 15, 2020, Maison El Monte entered into a $150,000 Business Loan Agreement with SBA at 3.75% annual interest rate and maturity date on June 15, 2050.

On January 12, 2022, Maison San Gabriel entered into an additional $1,850,000 Business Loan Agreement with SBA at 3.75% annual interest rate and maturity date on June 15, 2050.

On January 6, 2022, Maison El Monte, Inc. entered into an additional $350,000 Business Loan Agreement with SBA at 3.75% annual interest rate and maturity date on June 15, 2050.

Per SBA loan agreement, all interest payments on these three loans were deferred to December 2022. As of January 31, 2023 and April 30, 2022, the Company’s aggregate balance on the three SBA loans was $2,644,893 and $2,649,700, respectively. Interest expenses were $71,494 and $12,383 for the nine months ended January 31, 2023 and 2022, respectively. During the nine months ended January 31, 2023, the Company made repayment of $13,010 (which includes principal of $5,107 and interest expense of $7,903).

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

11. Related party balances and transactions

Related party transactions

Revenues — related parties

Name of Related Party	Nature	Relationship	Nine Months ended January 31, 2023	Nine Months ended January 31, 2022
			(Unaudited)	(Unaudited)
The United Food LLC	Supermarket product sales	John Xu, one of the United Food LLC’s shareholder	$22,270	$—
GF Supermarket of MP, Inc.*	Supermarket product sales	Grace Xu, spouse of John Xu, spouse of John Xu, the Company’s chief executive officer is the major shareholder with 49% ownership	—	500,700
HKGF Market of Alhambra, Inc.	Supermarket product sales	Grace Xu, spouse of John Xu, the Company’s chief executive officer, controls this entity with 100% ownership	569,432	225,074
Total			$591,702	$725,844

Investment in equity securities purchased from related parties

Name of Investment Company	Nature of Operation	Investment percentage	Relationship	As of January 31, 2023	As of April 30, 2022
				(Unaudited)
Dai Cheong Trading Co Inc.	Import and wholesales of groceries	10%	John Xu, the Company’s Chairman and Chief Executive Officer, controls this entity with 100% ownership through DC Holding CA, Inc.	$162,665	$162,665
HKGF Market of Alhambra, Inc.	Supermarket product sales	10%	Grace Xu, spouse of John Xu, the Company’s chief executive officer, controls this entity with 100% ownership	40,775	40,775
Total				$203,440	$203,440

In May 2021, the Company purchased a 10% equity interest in Dai Cheong Trading Inc., a grocery trading company, for $162,665 from DC Holding CA, Inc. DC Holding CA, Inc. is owned by John Xu, the Chairman and Chief Executive Officer of the Company.

In December 2021, the Company purchased a 10% equity interest in HKGF Market of Alhambra, Inc, the legal entity holding the Alhambra store for $40,775 from Ms. Grace Xu, a related party as the spouse of Mr. John Xu, our chief executive officer.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

11. Related party balances and transactions (cont.)

Related party balances

Accounts receivable — related parties

Name of Related Party	Nature	Relationship	January 31, 2023	April 30, 2022
			(Unaudited)
GF Supermarket of MP, Inc.*	Supermarket product sales	Grace Xu, spouse of John Xu, the Company’s chief executive officer is the major shareholder with 49% ownership	$—	$114,158
HKGF Market of Alhambra, Inc*	Supermarket product sales	Grace Xu, spouse of John Xu, the Company’s chief executive officer, controls this entity with 100% ownership	238,553	292,566
United Food LLC*	Supermarket product sales	John Xu, is the United Food LLC’s shareholder	1,760	2,739
Total			$240,313	$409,463

____________

*        The receivables as of April 30, 2022 have been repaid by the related parties on July 28, 2022.

Accounts payable — related parties

Name of Related Party	Nature	Relationship	January 31, 2023	April 30, 2022
			(Unaudited)
Hong Kong Supermarket M.P	Due on demand, non-interest bearing	John Xu, the Company’s Chairman and Chief Executive Officer, controls this entity	$495,325	$—
Dai Cheong Trading Co Inc.	Import and wholesales of groceries	John Xu, the Company’s Chairman and Chief Executive Officer, controls this entity with 100% ownership through DC Holding CA, Inc.	18,652	—
Total			$513,977	$—

Other receivables — related parties

Name of Related Party	Nature	Relationship	January 31, 2023	April 30, 2022
			(Unaudited)
Good Fortune CA3, LP*	Due on demand, non-interest bearing	John Xu, the Company’s Chairman and Chief Executive Officer, has majority ownership of this entity	—	20,000
Ideal Investment	Due on demand, non-interest bearing	John Xu, the Company’s Chairman and Chief Executive Officer, has majority ownership of this entity	3,995
Ideal City Capital	Due on demand, non-interest bearing	John Xu, the Company’s Chairman and Chief Executive Officer, has majority ownership of this entity	30,000	—
John Xu		John Xu, the Company’s Chairman and Chief Executive Officer	—	—
Total			$33,995	$20,000

____________

*        This receivable had been repaid by the related party on July 29, 2022.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

11. Related party balances and transactions (cont.)

Other payables — related parties

Name of Related Party	Nature	Relationship	January 31, 2023	April 30, 2022
			(Unaudited)
John Xu	due on demand, non-interest bearing	The Company’s Chairman and Chief Executive Officer	$200,810	$174,594
Grace Xu	due on demand, non-interest bearing	Spouse of John Xu, the Company’s chief executive officer	40,775	40,775
Hong Kong Supermarket M.P	due on demand, non-interest bearing	John Xu, the Company’s chief executive officer, controls this entity	4,432	—
J&C Int’l Group LLC	due on demand, non-interest bearing	John Xu, the Company’s chief executive officer, has majority ownership of this entity	—	108,361
Ideal City Capital	due on demand, non-interest bearing	John Xu, the Company’s chief executitve officer, has majority ownership of this entity	—	30,825
Total			$246,017	$354,555

12. Leases

The Company accounted for leases in accordance with ASU No. 2016-02, Leases (Topic 842), for all periods presented. The Company leases certain supermarkets and office facilities from third parties. Some of the Company’s leases include one or more options to renew, which are typically at the Company’s sole discretion. The Company evaluates the renewal options, and, when it is reasonably certain of exercise, it will include the renewal period in its lease term. New lease modifications result in re-measurement of the right of use (“ROU”) assets and lease liabilities. Operating ROU assets and lease liabilities are recognized at the lease commencement date, based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term. As of January 31, 2023, the average remaining term of the lease is 16.15 years. The Company’s total lease expenses are $1.99 million and $1.47 million for the nine months ended January 31, 2023 and 2022, respectively.

The Company’s material leases consist of store rent. The lease detail information is listed below:

Store	Lease Term Due
Maison Monrovia	August 31, 2055 (with extension)
Maison San Gabriel	November 30, 2030
Maison El Monte	July 14, 2028
Maison Monterey Park	May 1, 2028

The Company’s ROU assets and lease liabilities are recognized using an effective interest rate of 4.5% which was determined using the Company’s incremental borrowing rate.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

12. Leases (cont.)

The Company’s operating ROU assets and lease liabilities were as follows:

	January 31, 2023	April 30, 2022
	(Unaudited)
Operating ROU:
ROU assets	$19,232,603	$15,895,258
Total operating ROU assets	$19,232,603	$15,895,258
	January 31, 2023	April 30, 2022
	(Unaudited)
Operating lease obligations:
Current operating lease liabilities	$1,776,649	$1,065,852
Non-current operating lease liabilities	19,329,255	16,552,469
Total lease liabilities	$21,105,904	$17,618,321

As of January 31, 2023, the five-year maturity of the Company’s operating lease liabilities is as follow:

Years Ending January 31,	Operating lease liabilities
2024	$2,671,860
2025	2,701,406
2026	2,751,266
2027	2,809,526
2028	2,840,422
Thereafter	18,120,823
Total lease payments	31,895,303
Less: interest	(10,789,399)
Present value of lease liabilities	$21,105,904

13. Stockholder’s Equity (Deficit)

Common stock

Maison was initially authorized to issue 500,000 shares of common stock with a par value of $0.0001 per share. On September 8, 2021, the total number of authorized shares of common stock was increased to 100,000,000 by way of a 200-for-1 stock split, among which, the authorized shares were divided in to 92,000,000 shares of Class A common stock entitled to one (1) vote per share and 3,000,000 shares of Class B common stock entitled to ten (10) votes per share and 5,000,000 shares of preferred stock. All shares and per share amounts used herein and in the accompanying consolidated financial statements have been retroactively adjusted to reflect (i) the increase of share capital as if the change of share numbers became effective as of the beginning of the first period presented for Maison Group and (ii) the reclassification of all outstanding shares of our common stock beneficially owned by Golden Tree USA Inc. into Class B common stock, which are collectively referred to as the “Reclassification”.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

14. Income Taxes

Maison Solutions is a Delaware holding company that is subject to the U.S. income tax. Maison Monrovia and Maison San Gabriel are pass through entities whose income or losses flow through Maison Solution’s income tax return.

Since its formation in 2019, the Company and its subsidiaries filed separate returns based upon a tax year-end of December 31. The Company recently filed an application with the IRS and the state of California to change its and its subsidiaries year-end to April 30. Based upon approval from the tax authorities, the Company intends to file stub period returns for each of the entities for the period January 1, 2023 to April 30, 2023 and file individual entity’s tax return for the years thereafter. The income tax provision in these financial statements is based upon the pretax income (loss) for the nine months ended January 31, 2023 and 2022.

Income Tax Provision

The provision for income taxes provisions consists of the following components:

	Nine Months ended January 31, 2023	Nine Months ended January 31, 2022
	(Unaudited)	(Unaudited)
Current:
Federal income tax expense	$126,185	$16,828
State income tax expense	71,195	10,288
Deferred:
Federal income tax benefit	(6,175)	—
State income tax benefit	(2,054)	—
Total	$189,151	$27,116

The following is a reconciliation of the difference between the actual (benefit) provision for income taxes and the (benefit) provision computed by applying the federal statutory rate on income (loss) before income taxes:

	Nine Months ended January 31, 2023	Nine Months ended January 31, 2022
	(Unaudited)	(Unaudited)
Federal statutory rate	21.00%	(21.00)%
State statutory rate, net of effect of state income tax deductible to federal income tax	7.12%	(6.70)%
Permanent difference – penalties, interest, and others	3.87%	5.78%
Utilization of net operating losses (“NOL”)	(21.20)%	(3.88)%
Valuation allowance	2.55%	29.84%
Effective tax rate	13.34%	4.04%

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

14. Income Taxes (cont.)

Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred taxes are comprised of the following:

	January 31, 2023	April 30, 2022
	(Unaudited)
Deferred tax assets:
Inventory reserve	$20,636	$13,101
ROU, net of lease liabilities	524,217	—
NOL	572,315	872,592
Valuation allowance	(1,103,795)	(885,693)
Deferred tax assets, net	$13,373	$—

Deferred tax liability:
Trademark acquired at acquisition of Maison Monterey Park	138,672	—
Deferred tax liability, net of deferred tax assets	$125,299	$—

As of January 31, 2023 and April 30, 2022, Maison and Maison El Monte had approximately $2.21 million and $3.28 million, respectively, of U.S. federal NOL carryovers available to offset future taxable income which do not expire but are limited to 80% of income until utilized. As of January 31, 2023 and April 30, 2022, Maison and Maison El Monte had approximately $1.54 million and $2.61 million, respectively, of California state net operating loss which can be carried forward up to 20 years to offset future taxable income. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends upon the Company’s future generation of taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

The Company has recorded $38,243 and $24,550 of interest and penalties related to understated income tax payments for the nine months ended January 31, 2023 and 2022, respectively. The Company intends to file amended income tax returns in 2023 with respect to these positions. The tax late payment was due to the change in the tax year-end, since the year-end for the purpose of financial statements reporting already changed to fiscal year ending April 30, the Company recorded the tax provision and tax liability for the nine months ending January 31, 2023 and 2022 and as of January 31, 2023 and April 30, 2022 for the taxable income (loss) in the consolidated financial statements. The Company has not yet filed amendment to the income tax returns, and therefore did not receive the actual tax late payment notice from the IRS yet.

15. Other income

Other income mainly consisted of $1.32 million employee retention credit (“ERC”) received in January 2023. The ERC is a tax credit for businesses that continued to pay employees while shut down due to the COVID-19 pandemic or had significant declines in gross receipts from March 13, 2020 to December 31, 2021.

16. Commitments and contingencies

Contingencies

The Company is otherwise periodically involved in various legal proceedings that are incidental to the conduct of its business, including, but not limited to, employment discrimination claims, customer injury claims, and investigations. When the potential liability from a matter can be estimated and the loss is considered probable, the

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

16. Commitments and contingencies (cont.)

Company records the estimated loss. Due to uncertainties related to the resolution of lawsuits, investigations, and claims, the ultimate outcome may differ from the estimates. Although the Company cannot predict with certainty the ultimate resolution of any lawsuits, investigations, and claims asserted against it, management does not believe any currently pending legal proceeding to which the Company is a party will have a material adverse effect on its financial statements.

In May 2020, Maison El Monte was named as a co-defendant in a complaint filed by a consumer advocacy group alleging violations of a California health and safety regulation. The case is pending in the Superior Court of the State of California, and as such the Company has not made any accruals of the nine months ended January 31, 2023 related to this case.

In June 2022, Maison San Gabriel entered into a confidential settlement agreement with the plaintiff in connection with a California employment law case whereby Maison San Gabriel agreed to pay $98,500 to plaintiff in full settlement of all claims in the case. As a result of the settlement agreement, the Company accrued $98,500 as a loss relating to the case for the fiscal year ended April 30, 2022. This settlement amount is subject to reduction by a court proceeding scheduled in 2023.

Commitments

On April 19, 2021 JD E-commerce America Limited (“JD US”) and the Company entered into a Collaboration Agreement (the “Collaboration Agreement”) pursuant to which JD.com will provide services to Maison focused on updating in store technology through the development of a new mobile app and the updating of new in-store technology, and revising store layouts to promote efficiency. The Collaboration Agreement provided for a consultancy and initialization fee of $220,000, 40% of which was payable within 3 days of effectiveness, 40% of which is due within 3 days of the completion and delivery of initialization services (including initializing of a feasibility plan, store digitalization, delivery of online retailing and e-commerce business and operational solutions for the Stores) as outlined in the Collaboration Agreement and the remaining 20% is payable within three (3) days of the completion and delivery of the implementation services (including product and merchandize supply chain configuration, staff training for operation and management of the digital solutions, installation and configuration of hardware, customization of software, concept design and implementation), as outlined in the Collaboration Agreement. The Collaboration Agreement also included certain additional storage and implementation fees to be determined by the parties and royalty fees, following the commercial launch of the platform developed by JD US, of 1.2% of gross merchandise value based on information generated by the platform. For each additional store requiring Consultancy and Initialization service, an additional $50,000 will be charged for preparing the feasibility plan for such additional store. The Collaboration Agreement has an initial term of 10 years and customary termination and indemnification provisions. Simultaneously with the effectiveness of the Collaboration Agreement, JD US and Maison entered into an Intellectual Property License Agreement (the “IP Agreement”) outlining certain trademarks, logos and designs and other intellectual property rights used in connection with the retail supermarket operations outlined in the Collaboration Agreement, which includes an initial term of 10 years and customary termination provisions, there are no additional licensing fees or costs associated with the IP Agreement.

17. Acquisition of subsidiary

On June 30, 2022, the Company purchased 100% equity interest in GF Supermarket of MP, Inc (“Maison Monterey Park”), the legal entity holding a supermarket in Monterey Park. Mrs. Grace Xu (spouse of Mr. John Xu, the Company’s chief executive officer) is the selling shareholder of GF Supermarket of MP Inc., with 49% ownership percentage. Another selling shareholder of GF Supermarket of MP Inc. is DNL Management Inc with 51% ownership percentage, who is not a related party of the Company. The purchase consideration was $1.5 million. On February 21, 2023, the Company and the selling shareholders renegotiated and entered into an Amended Stock Purchase Agreement, with an effective date on October 31, 2022, to amend the purchase price to $2.5 million, which both parties believed reflected the true fair value of Maison Monterey Park.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

17. Acquisition of subsidiary (cont.)

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition. Goodwill as a result of the acquisition of Maison Monterey Park is calculated as follows; however, the following purchase price allocation amounts are preliminary, as the Company is still in the process of completing the valuation of certain intangible assets acquired as part of the acquisition:

Total purchase considerations	$2,500,000
Fair value of tangible assets acquired:
Accounts receivable	79,651
Due from related party	25,000
Property and equipment	448,932
Security deposit	161,945
Inventory	872,084
Deferred tax asset	10,545
Operating lease right-of-use assets	4,680,216
Intangible assets (trademark) acquired	515,600
Total identifiable assets acquired	6,793,973

Fair value of liabilities assumed:
Bank overdraft	(281,940)
Accounts payable	(865,769)
Contract liabilities	(10,369)
Income tax payable	(183,262)
Accrued liability and other payable	(85,789)
Tenant Security deposit	(32,200)
Operating lease liabilities	(4,680,967)
Deferred tax liability	(144,283)
Total liabilities assumed	(6,284,579)
Net identifiable assets acquired	509,394
Goodwill as a result of the acquisition	$1,990,606

The following condensed unaudited pro forma consolidated results of operations for the Company for the nine months ended January 31, 2023 and 2022 present the results of operations of the Company and Maison Monterey Park as if the acquisitions occurred on May 1, 2022 and 2021, respectively.

The pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisitions been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.

For the Nine Months Ended January 31, 2023
(Unaudited)
Revenue	$44,038,436
Operating costs and expenses	43,633,975
Income from operations	404,461
Other income	1,337,288
Income tax expense	(286,445)
Net income	$1,455,304

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2023 (UNAUDITED) AND APRIL 30, 2022

17. Acquisition of subsidiary (cont.)

For the Nine Months Ended January 31, 2022
(Unaudited)
Revenue	$40,991,621
Operating costs and expenses	41,874,297
Loss from operations	(882,677)
Other expense	(333)
Income tax expense	(27,116)
Net loss	$(910,126)

18. Subsequent Event

The Company follows the guidance in FASB ASC 855-10 for the disclosure of subsequent events. The Company evaluated subsequent events through the date the financial statements were issued and determined the Company has the following major subsequent event that need to be disclosed.

Subsequent promissory note issued to Mrs. Grace Xu

On October 19, 2022, the Company issued a promissory note to Mrs. Grace Xu, spouse of John Xu (the Company’s chief executive officer), for an amount of $750,000 with 6% annual interest rate. The principal amount of this promissory note and any accrued but unpaid interest shall be due and payable, in one installment or many installments, no later than one year from October 19, 2022. On February 21, 2023, the Company entered into an Amended Stock Purchase Agreement, with an effective date of October 31, 2022, to amend the purchase price of Maison Monterey Park to be $2.5 million; accordingly this note was repaid by offsetting with the amended purchase price of Maison Monterey Park (described in Note 17 — “Acquisition of subsidiary”) that the Company ought to pay Grace Xu.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Maison Solutions Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Maison Solutions Inc. and Subsidiaries (collectively, the “Company”) as of April 30, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended April 30, 2022 and related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended April 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We served as the Company’s auditor from May 2021 through December 2022.

New York, New York

December 22, 2022

MAISON SOLUTIONS INC.
CONSOLIDATED BALANCE SHEETS
AS OF APRIL 30, 2022 AND APRIL 30, 2021

	April 30, 2022	April 30, 2021
ASSETS
Current Assets
Cash	$898,061	$714,285
Accounts receivable – related parties	409,463	673,504
Inventories, net	2,320,359	1,944,364
Prepayments	727,654	4,858
Loan receivables	4,410,270	698,146
Other receivables and other current assets	272,052	345,572
Other receivable – related parties	20,000	510,914
Total Current Assets	9,057,859	4,891,643
Restricted cash – non-current	74,370	74,370
Property and equipment, net	552,395	931,258
Intangible assets	15,272	10,030
Security deposits	301,200	302,746
Investment in equity securities – related parties	203,440	—
Operating lease right-of-use assets	15,895,258	17,052,255
Total Assets	$26,099,794	$23,262,302

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$3,374,532	$1,943,145
Current portion of loan payables	498,252	304,619
Accrued expenses and other payables	1,435,344	793,806
Contract liabilities	370,929	176,852
Other payables – related parties	354,555	86,288
Operating lease liabilities – current	1,065,852	1,003,546
Income taxes payables	443,150	427,109
Total Current Liabilities	7,542,614	4,735,365
Long-term loan payables	2,796,605	1,073,767
Other long-term payables	55,150	60,550
Operating lease liabilities – non-current	16,552,469	17,584,638
Total Liabilities	26,946,838	23,454,320

Commitment and contingencies

Stockholders’ Deficit
Class A Common stock, $0.0001 par value, 92,000,000 shares authorized; 13,760,000 shares issued and outstanding	1,376	1,376
Class B Common stock, $0.0001 par value, 3,000,000 shares authorized; 2,240,000 shares issued and outstanding	224	224
Accumulated deficit	(729,093)	(166,349)
Total Maison Solutions, Inc. Stockholders’ Deficit	(727,493)	(164,749)
Noncontrolling interests	(119,551)	(27,269)
Total Stockholders’ Deficit	(847,044)	(192,018)
Total Liabilities and Stockholders’ Deficit	$26,099,794	$23,262,302

The accompanying notes are an integral part of these consolidated financial statements.

MAISON SOLUTIONS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED APRIL 30, 2022 AND 2021

	Years Ended April 30,
	2022	2021
Net Revenues
Supermarket	$41,984,221	$41,195,276
Total Revenues, Net	41,984,221	41,195,276

Cost of Revenues
Supermarket	33,697,597	32,884,774
Total Cost of Revenues	33,697,597	32,884,774
Gross Profit	8,286,624	8,310,502
Selling Expenses	6,112,493	6,005,538
General and Administrative Expenses	3,000,721	1,751,562
Total operating expenses	9,113,214	7,757,100
(Loss) Income from Operations	(826,590)	553,402
Other Income, net	155,821	968,652
Interest Income (Expenses), net	43,481	(59,209)
Total other income, net	199,302	909,443
(Loss) Income Before Income Taxes	(627,288)	1,462,845
Income Tax Provisions	(27,738)	(436,055)
Net (Loss) Income	(655,026)	1,026,790
Net Loss (Income) Attributable to Noncontrolling Interests	92,282	(122,711)
Net (Loss) Income Attributable to Maison Solutions Inc.	$(562,744)	$904,079
(Loss) Earnings per Share Attributable to Maison Solutions, Inc.
- Basic and Diluted	$(0.04)	$0.06
Weighted Average Number of Common Stock
- Basic and Diluted	16,000,000	16,000,000

The accompanying notes are an integral part of these consolidated financial statements.

MAISON SOLUTIONS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
AS OF APRIL 30, 2022 AND 2021

	Class A Common Stock		Class B Common Stock		Accumulated Deficit	Noncontrolling Interests	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at April 30, 2020	13,760,000	$1,376	2,240,000	$224	$(1,070,428)	$(149,980)	$(1,218,808)
Net income	—	—	—	—	904,079	122,711	1,026,790
Balance at April 30, 2021	13,760,000	1,376	2,240,000	224	(166,349)	(27,269)	(192,018)
Net loss	—	—	—	—	(562,744)	(92,282)	(655,026)
Balance at April 30, 2022	13,760,000	$1,376	2,240,000	$224	$(729,093)	$(119,551)	$(847,044)

The accompanying notes are an integral part of these consolidated financial statements.

MAISON SOLUTIONS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED APRIL 30, 2022 AND APRIL 30, 2021

	Years Ended April 30,
	2022	2021
Cash flows from operating activities
Net (loss) income	$(655,026)	$1,026,790
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation expense	437,408	578,874
Provision for inventory shrinkage reserve	15,263	31,553
Changes in operating assets and liabilities:
Accounts receivable – related party	264,041	(411,678)
Inventories	(391,258)	(420,013)
Prepayments	(722,797)	147,902
Other receivables and other current assets	73,520	201,413
Security deposits	1,545	(46,914)
Accounts payable	1,431,386	(957,124)
Accrued expenses and other payables	641,537	161,707
Contract Liabilities	194,077	152,015
Operating lease liabilities	187,139	217,536
Taxes payables	16,041	426,309
Other long-term payables	(5,400)	763
Net cash provided by operating activities	1,487,476	1,109,133

Cash flows from investing activities
Repayments from (payments to) other receivable – related parties	490,914	(490,914)
Payments of equipment	(58,545)	(27,123)
Payments of intangible assets	(5,242)	(10,030)
Loans provided to third parties	(3,712,124)	(698,146)
Net cash used in investing activities	(3,284,997)	(1,226,213)

Cash flows from financing activities
Repayments on loan payables	—	(525,292)
Borrowings from loan payables	1,916,470	—
Repayments on other payables – related parties	—	(125,702)
Borrowings from other payables – related parties	64,827	—
Net cash provided by (used in) financing activities	1,981,297	(650,994)
Net changes in cash and restricted cash	183,776	(768,074)
Cash and restricted cash at the beginning of the year	788,655	1,556,729
Cash and restricted cash at the end of the year	$972,431	$788,655

Supplemental disclosure of cash and restricted cash
Cash	$898,061	$714,285
Restricted cash	74,370	74,370
Total cash and restricted cash	$972,431	$788,655

Supplemental disclosure of cash flow information
Cash paid for interest	$73,759	$62,494
Cash paid for income taxes	$4,000	$9,746

Supplemental disclosure of non-cash investing and financing activities
Purchase price of equity security investments included in other payables – related parties	$203,440	$—

The accompanying notes are an integral part of these consolidated financial statements.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

1. Organization

Maison Solutions Inc. (“Maison”, the “Company”, and formerly known as “Maison International Inc.”) was founded on July 24, 2019 as an Illinois corporation with its principal place of business in California. In September 2021, the Company was redomiciled in the State of Delaware as a corporation registered under the laws of the State of Delaware.

Immediately upon formation, the Company acquired three retail Asian supermarkets with two brands (Good Fortune and Hong Kong Supermarkets) in Los Angeles, California and rebranded them as “HK Good Fortune Supermarkets”. Upon completion of these acquisitions, these entities became controlled subsidiaries of the Company (hereafter collectively referred to as “Maison Group”).

•        In July 2019, the Company purchased 91% of the equity interests in Good Fortune Supermarket San Gabriel, LP (“Maison San Gabriel”) and 85.25% of the equity interests in Good Fortune Supermarket of Monrovia, LP (“Maison Monrovia”), each of which owns a Good Fortune Supermarket.

•        In October 2019, the Company purchased 91.67% of the equity interests in Super HK of El Monte, Inc. (“Maison El Monte”), which owns a Hong Kong Supermarket.

The Company, through its three controlled subsidiaries, Maison Group, engages in the specialty grocery retailer business. The Company is a fast-growing specialty grocery retailer offering traditional Asian food and merchandise to U.S. consumers, in particular to the Asian-American communities.

2. Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its controlled subsidiaries and, when applicable, entities for which the Company has a controlling financial interest. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Noncontrolling interests

The Company follows FASB (Financial Accounting Standards Board) ASC (Accounting Standards Codification) Topic 810, “Consolidation,” governing the accounting for and reporting of noncontrolling interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCI (previously referred to as minority interests) be treated as a separate component of equity, not as a liability, that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially-owned consolidated subsidiary be allocated to noncontrolling interests even when such allocation might result in a deficit balance.

The net income attributed to NCI was separately designated in the accompanying statements of operations. Losses attributable to NCI in a subsidiary may exceed a NCI’s interests in the subsidiary’s equity. The excess attributable to NCI is attributed to those interests. NCIs shall continue to be attributed their share of losses even if that attribution results in a deficit NCIs balance.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

2. Summary of significant accounting policies (cont.)

As of April 30, 2022 and 2021, the Company had NCIs of negative amount for $119,551 and $27,269 respectively, which represent 9% of the equity interest of Maison San Gabriel, 14.75% of the equity interest of Maison Monrovia and 8.33% of the equity interest of Maison El Monte. For the years ended April 30, 2022 and 2021, the Company had net loss of $(92,282) and net income of $122,711 respectively that were attributable to NCIs.

Liquidity

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $729,093 on April 30, 2022, the Company had net loss of $655,026 for the year ended April 30, 2022. The management plans to increase its revenue by strengthening its sales force, providing attractive sales incentive programs, and increasing marketing and promotion activities. Management also intends to raise additional funds by way of a private or public offering, or by obtaining loans from banks or others.

The Company had $0.90 million cash on hand and working capital of $1.52 million at April 30, 2022. For the years ended April 30, 2022 and 2021, cash provided by operating activities were approximately $1.5 million and 1.1 million, respectively. The Company has historically funded its working capital needs primarily from operations. The working capital requirements are affected by the efficiency of operations and depend on the Company’s ability to increase its revenue . The Company believes that its cash on hand and operating cash flows will be sufficient to fund its operations over at least the next 12 months from the date of this offering document. However, the Company may need additional cash resources in the future if the Company experiences changed business conditions or other developments, and may also need additional cash resources in the future if the Company wishes to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed the Company’s amounts of cash on hand, the Company may seek to issue debt or equity securities or obtain a credit facility.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates are used for, but not limited to, useful lives of property and equipment, commitments and contingencies, inventory reserve, allowance for estimated uncollectable accounts receivable and other receivables, impairment of long-lived assets, contract liabilities and valuation of deferred tax assets. Given the global economic climate and additional or unforeseen effects from the COVID-19 pandemic, these estimates have become more challenging, and actual results could differ materially from these estimates.

Cash

The Company’s cash is maintained at financial institutions in the United States of America. Deposits in these financial institutions may, from time to time, exceed the Federal Deposit Insurance Corporation (“FDIC”)’s federally insured limits. The standard insurance amount is $250,000 per depositor, per insured bank, for each account ownership category. The bank deposits exceeding the standard insurance amount will not be covered. As of April 30, 2022 and 2021, cash balances held in the banks, exceeding the standard insurance amounts, are $872,318 and $688,542, respectively. The Company has not experienced any losses in accounts held in these financial institutions and believes it is not exposed to any risks on its cash held in these financial institutions.

Restricted cash

Restricted cash is an amount of cash deposited with banks in conjunction with borrowings from banks. Restriction on the use of such cash and the interest earned thereon is imposed by the banks and remains effective throughout the terms of the bank borrowings and notes payable. Restricted cash is classified as non-current assets on the Company’s consolidated balance sheets, as all the balances are not expected to be released to cash within the next 12 months.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

2. Summary of significant accounting policies (cont.)

Accounts receivable — related parties

Accounts receivable consist primarily of receivables from related parties on 30-day credit terms and are presented net of an allowance for estimated uncollectible amounts. The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. Once collection efforts have been exhausted, the accounts receivable is written off against the allowance. As of April 30, 2022 and 2021, there was no allowance for the doubtful accounts.

Inventories, net

Inventories, net consisting of products available for sale, are primarily accounted for using the first-in, first-out method, and are valued at the lower of cost and net realizable value. This valuation requires the Company to make judgments, based on currently available information, about the likely method of disposition, such as through sales to individual customers, returns to product vendors, or liquidations, and expected recoverable values of each disposition category. The Company records inventory shrinkage based on the historical data and management’s estimates and provides a reserve for inventory shrinkage for the years ended April 30, 2022 and 2021.

Prepayments

Prepayments and deposits are mainly comprised of cash deposited and advanced to suppliers for future inventory purchases and services to be performed. This amount is refundable and bears no interest. For any prepayments that management determines will not be in receipts of inventories, services, or refundable, the Company recognizes an allowance account to reserve such balances. Management reviews its prepayments on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of April 30, 2022 and 2021, the Company had made prepayment to its vendors and its insurance provider. The Company’s management continues to evaluate the reasonableness of the allowance policy and update it if necessary. As of April 30, 2022 and 2021, there was no allowance for the doubtful accounts.

Other receivables and other current assets

Other receivables and other current assets primarily include non-interest-bearing loans of the other business entities. Management regularly reviews the aging of receivables and changes in payment trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of April 30, 2022 and 2021, the Company did not have any bad debt allowance for other receivables.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful lives of the individual assets.

The following table includes the estimated useful lives of certain of our asset classes:

Furniture & fixtures	5 – 10 years
Leasehold improvements	Shorter of the lease term or estimated useful life of the assets
Equipment	5 – 10 years
Automobiles	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

2. Summary of significant accounting policies (cont.)

are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment of long-lived assets

Management reviews long-lived assets, including property and equipment with finite lives and operating lease right-of-use assets, for indicators of impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation is performed at the lowest level of identifiable cash flows, which is at the individual store level. Undiscounted cash flows expected to be generated by the related assets are estimated over the assets’ useful lives based on updated projections. If the evaluation indicates that the carrying amount of the assets may not be recoverable, any potential impairment is measured based upon the fair value of the related asset or asset group as determined by an appropriate market appraisal or other valuation technique. The Company did not record any impairment loss during the years ended April 30, 2022 and 2021.

Security deposits

Security deposits primarily include deposits made to the Company’s landlord for its supermarkets and office facilities. These deposits are refundable upon expiration of the lease.

Investment in equity securities

The Company accounts for investments with less than 20% of the voting shares and does not have the ability to exercise significant influence over operating and financial policies of the investee using the cost method. The Company elects the measurements alternative and records investment in equity securities at the historical cost in its consolidated financial statements and subsequently records any dividends received from the net accumulated earrings of the investee as income. Dividends received in excess of earnings are considered a return of investment and are recorded as reduction in the cost of the investments.

Investment in equity securities is evaluated for impairment when facts or circumstances indicate that the fair value of the long-term investments is less than its carrying value. An impairment is recognized when a decline in fair value is determined to be other-than-temporary. The Company reviews several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near-term prospects of the investments; and (v) ability to hold the security for a period sufficient to allow for any anticipated recovery in fair value. No event had occurred and indicated that other-than-temporary impairment existed and therefore the Company did not record any impairment charges for its investments for the year ended April 30, 2022.

In May 2021, the Company purchased a 10% equity interest in Dai Cheong Trading Inc., a grocery trading company, for $162,665 from DC Holding. DC Holding is owned by John Xu, the Chairman and Chief Executive Officer of the Company. See Note 9 — “Related party balances and transactions”.

In December 2021, the Company purchased a 10% equity interest in HKGF Market of Alhambra, Inc, the legal entity holding the store for $40,775 from Ms. Grace Xu, a related party as the spouse of Mr. John Xu, our chief executive officer. See Note 9 — “Related party balances and transactions”.

Leases

On May 1, 2020, the Company adopted Accounting Standards Update (“ASU”) 2016-02, Lease (FASB ASC Topic 842). The adoption of Topic 842 resulted in the presentation of operating lease right-of-use (“ROU”) assets and operating lease liabilities on the consolidated balance sheet. See Note 10 — “Leases” for additional information.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

2. Summary of significant accounting policies (cont.)

The Company determines if an arrangement contains a lease at the inception of a contract under ASC Topic 842. At the commencement of each lease, management determines its classification as an operating or finance lease. For leases that qualify as operating leases, ROU assets and liabilities are recognized at the commencement date based on the present value of any remaining lease payments over the lease term. For this purpose, the Company considers only payments that are fixed and determinable at the time of commencement. As most of its leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The ROU assets include adjustments for accrued lease payments. The ROU asset also includes any lease payments made prior to commencement and is recorded net of any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise such options.

A short-term lease is defined as a lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. When determining whether a lease qualifies as a short-term lease, the Company evaluates the lease term and the purchase option. Hence, the Company does not recognize any operating lease ROU assets and operating lease liabilities for short-term leases.

The Company evaluates the carrying value of ROU assets if there are indicators of impairment and review the recoverability of the related asset group. If the carrying value of the asset group is determined to not be recoverable and is in excess of the estimated fair value, the Company will record an impairment loss in other expenses in the consolidated statements of operations.

The Company also subleases certain mini stores that are within the supermarket to other parties. The Company collects security deposits and rent from these sub-lease tenants. The rent income collected from sub-lease tenants recognized as rental income and deducted occupancy cost.

Fair value measurements

The Company records its financial assets and liabilities in accordance with the framework for measuring fair value in accordance with U.S GAAP. This framework establishes a fair value hierarchy that prioritizes the inputs used to measure fair value:

Level 1: Quoted prices for identical instruments in active markets.

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value measurements of nonfinancial assets and non-financial liabilities are primarily used in the impairment analysis of intangible assets and long-lived assets.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), from May 1, 2020, using the modified retrospective transition approach to all contracts that did not have an impact on the beginning retained earnings on May 1, 2020. The Group’s revenue recognition policies effective on the adoption date of ASC 606 are presented as below.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

2. Summary of significant accounting policies (cont.)

In accordance with ASC Topic 606, the Company’s performance obligation is satisfied upon the transfer of goods to the customer, which occurs at the point of sale. Revenues are recorded net of discounts, sales taxes and returns and allowances.

The Company sells Company gift cards to customers. There are no administrative fees on unused gift cards, and the gift cards do not have an expiration date. Gift card sales are recorded as contract liability when sold and are recognized as revenue when either the gift card is redeemed, or the likelihood of the gift card being redeemed is remote (“gift card breakage”). The Company’s gift card breakage rate is based upon historical redemption patterns, and it recognizes breakage revenue utilizing the redemption recognition method. The Company also offers discounts on the gift cards sold to its customers. The discounts are recorded as sales discount when gift card been redeemed. The Company’s contract liability related to gift cards was $370,929 and $176,852 as of April 30, 2022 and 2021, respectively.

The following table summarizes disaggregated revenue from contracts with customers by product group: perishable and non-perishable goods. Perishable product categories include meat, seafood, vegetable, and fruit. Non-perishable product categories include grocery, liquor, cigarettes, lottery, newspaper, reusable bag, non-food, and health products.

	Years ended April 30,
	2022	2021
Perishables	$24,138,729	$25,006,247
Non-perishables	17,845,492	16,189,029
Total revenues	$41,984,221	$41,195,276

Cost of sales

Cost of sales includes the rental expense, depreciation, the direct costs of purchased merchandise, shrinkage costs, store supplies, and inbound shipping costs.

Selling expenses

Selling expenses mainly consist of advertising costs, promotion expenses and payroll and related expenses for personnel engaged in selling and marketing activities. Advertising expenses, which consist primarily of online and offline advertisements, are expensed when the services are performed. The Company’s advertising expenses were $157,561 and $117,360 for the years ended April 30, 2022 and 2021, respectively.

General and administration expenses

General and administration expenses mainly consist of payroll and related costs for employees involved in general corporate functions, professional fees and other general corporate expenses, as well as expenses associated with the use by these functions of facilities and equipment, such as rental and depreciation expenses.

Concentrations of risks

(a)      Major customers

For each of the years ended April 30, 2022 and 2021, the Company did not have any customers that accounted for more than 10% of consolidated total net sales.

(b)    Major vendors

For the year ended April 30, 2022, three suppliers accounted for 23%, 21% and 14% of the Company’s total purchases, respectively. For the year ended April 30, 2021, three suppliers accounted for 54%, 26% and 18% of the Company’s total purchases, respectively.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

2. Summary of significant accounting policies (cont.)

(c)     Credit risks

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. Accounts receivable are typically unsecured and derived from products sold to customers, and are thereby exposed to credit risk. However, the Company believes the concentration of credit risk in its accounts receivable is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Historically, the Company did not have any bad debt on its accounts receivable.

The Company also has loan receivables to its centralized vendors occasionally. The loan receivables are typically unsecured and exposed to credit risk. However, the Company believes that the loan receivables amount to its centralized vendor is managed by financial department and these centralized vendors are still providing products monthly to the Company. The Company does not generally require collateral from the vendors. The Company also evaluates the need for an allowance for doubtful accounts based on upon factors surrounding the credit risks. Historically, the Company did not have any bad debt on its loan receivables and all loan receivables been collected in subsequent period.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company’s deferred tax assets are subject to periodic recoverability assessments. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that more likely than not will be realized. In determining the need for a valuation allowance, management reviews both positive and negative evidence, including current and historical results of operations, future income projections and the overall prospects of our business. Realization of the deferred tax assets is principally dependent upon achievement of projected future taxable income offset by deferred tax liabilities. Changes in recognition or measurement are reflected in the period in which the judgment occurs.

The Company utilizes a two-step approach to recognizing and measuring uncertain income tax positions (tax contingencies). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not the position will be sustained on audit, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating our tax positions and estimating its tax benefits, which may require periodic adjustments, and which may not accurately forecast actual outcomes. The Company includes interest and penalties related to its tax contingencies in income tax expense.

Earnings (loss) per share

Basic earnings (loss) per ordinary share is computed by dividing net earnings (loss) attributable to common stockholders by the weighted-average number of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to common stockholders by the sum of the weighted average number of common stock outstanding and of potential common stock (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common stock that has an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) is excluded from the calculation of diluted earnings per share. For the years ended April 30, 2022 and 2021, the Company had no dilutive potential common stock.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

2. Summary of significant accounting policies (cont.)

Related Parties

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC Topic 850, “Related Party Disclosures” and other relevant ASC standards. Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions in Note 9 — “Related party balances and transactions”.

Segment Information

The Company’s chief operating decision-maker has been identified as the chief executive officer, who reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by different product types for purposes of allocating resources and evaluating financial performance. The Company and its subsidiaries offer grocery products, general merchandise, health and beauty care products, pharmacy, fuel and other items and services in its stores. The Company’s supermarket stores are geographically based, have similar economic characteristics and similar expected long-term financial performance. The Company’s operating segments, and reporting units are its four stores, which are reported in one reportable segment. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Based on qualitative and quantitative criteria established by ASC Topic 280, “Segment Reporting”, the Company considers itself to be operating within one reportable segment.

Recently Issued Accounting Pronouncements

The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, to update the effective date of ASU No. 2016-02 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

2. Summary of significant accounting policies (cont.)

The new effective date for these preparers is for fiscal years beginning after December 15, 2022. The Company has not early adopted this update and it became effective on May 1, 2023. The Company is currently evaluating the impact of ASU 2019-05 will have on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company elected early adoption for this policy on May 1, 2021 and did not have a material impact on the Company’s consolidated financial statements.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables — Non-refundable Fees and Other Costs”. The amendments in this Update represent changes to clarify the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. ASU 2020-08 is effective for the Company for annual and interim reporting periods beginning May 1, 2021. Early adoption was permitted, including adoption in an interim period. All entities should apply the amendments in this Update on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. These amendments do not change the effective dates for Update 2017-08. The adoption of this standard on May 1, 2021, did not have a material impact on the Company’s consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements to Subtopic 205-10, presentation of financial statements”. The amendments in this Update improve the codification by ensuring that all guidance that requires or provides an option for an entity to provide information in the notes to financial statements is codified in the disclosure section of the codification. That reduces the likelihood that the disclosure requirement would be missed. The amendments also clarify guidance so that an entity can apply the guidance more consistently. ASU 2020-10 is effective for the Company for annual and interim reporting periods beginning January 1, 2022. Early application of the amendments is permitted for any annual or interim period for which financial statements are available to be issued. The amendments in this Update should be applied retrospectively. An entity should apply the amendments at the beginning of the period that includes the adoption date. The Company is currently evaluating the impact

No other new accounting pronouncements issued or effective had, or are expected to have, a material impact on the Company’s consolidated financial statements.

3. Inventories, net

A summary of inventories, net is as follows:

	April 30, 2022	April 30, 2021
Perishables	$410,266	$249,927
Non-perishables	2,045,215	1,814,296
Reserve for inventory shrinkage	(135,122)	(119,859)
Inventories, net	$2,320,359	$1,944,364

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

3. Inventories, net (cont.)

Movements of reserve for inventory shrinkage are as follows:

	Year ended April 30,
	2022	2021
Beginning balance	$119,859	$88,306
Provision for inventory shrinkage reserve	15,263	31,553
Ending Balance	$135,122	$119,859

4. Prepayments

	April 30, 2022	April 30, 2021
Prepayment for inventory purchases	$656,917	$104
Prepaid expense – services provider	70,737	4,754
Total prepayments	$727,654	$4,858

As of April 30, 2022, the $656,917 prepayment is the amount the company paid to XHJC Holding Inc., who is the Company’s new centralized vendor. This vendor requires approximately one month prepayment for purchases. The prepayment balance, as of April 30, 2022, was used for the Company’s May 2022 purchase. The $70,737 prepaid expense is the amount the Company paid to its insurance company to purchase next term general liability insurance.

5. Loan receivables

A summary of the Company’s loan receivables is listed as follows:

Borrower	Relationship	April 30, 2022	April 30, 2021
Drop in the Ocean, Inc.	Vendor	$3,977,134	$698,146
XHJC Holding Inc.	Vendor	433,136	—
Total loan receivables		$4,410,270	$698,146

On April 30, 2020, the Company entered a promissory note with its vendor Drop in the Ocean, Inc. (“Drop in the Ocean”) with a total loan amount of up to $4,000,000 with 6% interest. Drop in the Ocean repaid $1,800,000 to the Company on September 9, 2022, $1,200,000 on October 14, 2022, $761,932 on October 28, 2022, and $215,344 on October 30, 2022, including an extra 6% interest.

The Company entered a promissory note with its vendor XHJC Holding Inc. on January 1, 2022, with a total loan amount of up to $1,000,000 with 4% interest. On November 4, 2022, XHJC Holding Inc. repaid $433,136 to the Company.

Interest income for the years ended April 30, 2022 and 2021 amounted to $117,241 and $708, respectively.

6. Property and equipment, net

	April 30, 2022	April 30, 2021
Furniture & Fixtures	$2,455,698	$2,445,142
Equipment	1,011,333	1,007,998
Leasehold Improvement	480,530	421,814
Automobile	37,672	51,734
Total property and equipment	3,985,233	3,926,688
Accumulated depreciation	(3,432,838)	(2,995,430)
Property and equipment, net	$552,395	$931,258

Depreciation expenses for the years ended April 30, 2022 and 2021 were $437,408 and $578,874, respectively.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

7. Accrued expenses and other payables

	April 30, 2022	April 30, 2021
Accrued payroll	$318,594	$371,075
Accrued interest expense	97,818	81,120
Accrued loss for legal matter	98,500	—
Other payables	757,244	327,858
Accrued consulting expense payable	132,000	—
Sales tax payable	31,188	13,753
Total accrued expenses and other payables	$1,435,344	$793,806

8. Loan payables

A summary of the Company’s loans is listed as follows:

Lender	Due date	April 30, 2022	April 30, 2021
American First National Bank	March 2, 2024	$645,157	$928,686
U.S. Small Business Administration	June 15, 2050	2,649,700	449,700
Total loan payables		3,294,857	1,378,386
Current portion of loan payables		(498,252)	(304,619)
Non-current loan payables		$2,796,605	$1,073,767

American First National Bank — a National Banking Association

On March 2, 2017, Maison Monrovia entered into a $1 million Business Loan Agreement with American First National Bank, a National Banking Association, at 4.5% annual interest rate and maturity date on March 2, 2024. On March 2, 2017, Good Fortune Supermarket of San Gabriel, LP, entered into a $1 million Business Loan Agreement with American First National Bank, a National Banking Association, at 4.5% annual interest rate and maturity date on March 2, 2024. The covenant of loans required that so long as the loan agreements remains in effect, borrower will maintain a ratio of debt service coverage within 1.300 to 1.000. This coverage ratio will be evaluated as of the end of each fiscal year.

The collateral for the bank loans is personally guaranteed by Mr. Wu, who is the prior owner and applicant for the bank loan. At the same time, a minimum of $1 million in general liability insurance to cover the collateral business assets located at 935 W. Duarte Dr. Monrovia, CA 91016. As of April 30, 2022 and 2021, the coverage ratio for Maison Monrovia is 1.01 and 1.48. As of April 30, 2022 and 2021, the coverage ratio for Good Fortune Supermarket of San Gabriel, LP (“Maison San Gabriel”) is 2.00 and 2.58 respectively. The Company reported this situation to American First National Bank, and there was no change on the term up to the date the Company issued these consolidated financial statements. Due to the violation of a covenant as of April 30, 2022, the Company reclassified the loan balance of $313,278 under Maison Monrovia as current loan payable.

U.S. Small Business Administration (“SBA”)

Borrower	Due date	April 30, 2022	April 30, 2021
Maison Monrovia	June 15, 2050	$149,900	$149,900
Maison San Gabriel	June 15, 2050	1,999,900	149,900
Maison El Monte	June 15, 2050	499,900	149,900
Total SBA loan payables		$2,649,700	$449,700

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

8. Loan payables (cont.)

On June 15, 2020, Maison Monrovia entered into a $150,000 Business Loan Agreement with SBA at 3.75% annual interest rate and maturity date on June 15, 2050. On June 15, 2020 Maison San Gabriel entered into a $150,000 Business Loan Agreement with SBA at 3.75% annual interest rate and maturity date on June 15, 2050. On June 15, 2020, Maison El Monte entered into a $150,000 Business Loan Agreement with SBA at 3.75% annual interest rate and maturity date on June 15, 2050.

On January 12, 2022, Maison San Gabriel entered into an additional $1,850,000 Business Loan Agreement with SBA at 3.75% annual interest rate and maturity date on June 15, 2050.

On January 6, 2022, Maison El Monte, Inc. entered into an additional $350,000 Business Loan Agreement with SBA at 3.75% annual interest rate and maturity date on June 15, 2050.

Per SBA loan agreement, all interest payments on these three loans were deferred to December 2022. As of April 30, 2022 and 2021, the Company’s aggregate balance on the three SBA loans was of $2,649,700 and $449,700, respectively. Interest expense was $36,456 and $14,756 for the years ended April 30, 2022 and 2021, respectively.

9. Related party balances and transactions

Related party transactions

Revenues — related parties

Name of Related Party	Nature	Relationship	Year ended April 30, 2022	Year ended April 30, 2021
Hong Kong Supermarket of Monterey Park, Ltd.	Supermarket product sales	John Xu, the Company’s Chairman and Chief Executive Officer, controls this entity	$822,699	$429,808
GF Supermarket M.P, Inc (Acquired assets from Hong Kong Supermarket of Monterey Park, Ltd on August 1, 2021)	Supermarket product sales	Grace Xu, spouse of John Xu (the Company’s chief executive officer) is the major shareholder with 49% ownership	702,082	—
The United Food LLC	Supermarket product sales	John Xu, is the United Food LLC’s shareholder	2,739	—
HKGF Market of Alhambra, Inc	Supermarket product sales	Grace Xu, spouse of John Xu (the Company’s chief executive officer), controls this entity with 100% ownership	387,147	—
Total			$1,914,667	$429,808

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

9. Related party balances and transactions (cont.)

Investment in equity securities purchased from related parties

Name of Investment Company	Nature of Operation	Investment percentage	Relationship	Year ended April 30, 2022	Year ended April 30, 2021
Dai Cheong Trading Co Inc.	Import and wholesales of groceries	10%	John Xu, the Company’s Chairman and Chief Executive Officer, controls this entity with 100% ownership through DC Holding CA, Inc.	$162,665	$—
HKGF Market of Alhambra, Inc	Supermarket product sales	10%	Grace Xu, spouse of John Xu (the Company’s chief executive officer), controls this entity with 100% ownership	40,775	—
Total				$203,440	$—

In May 2021, the Company purchased a 10% equity interest in Dai Cheong Trading Inc., a grocery trading company, for $162,665 from DC Holding CA, Inc. DC Holding CA, Inc. is owned by John Xu, the Chairman and Chief Executive Officer of the Company.

In December 2021, the Company purchased a 10% equity interest in HKGF Market of Alhambra, Inc, the legal entity holding the Alhambra store for $40,775 from Ms. Grace Xu, a related party as spouse of Mr. John Xu.

Related party balances

Accounts receivable — related parties

Name of Related Party	Nature	Relationship	Subsequent Collection Date	April 30, 2022	April 30, 2021
Hong Kong Supermarket M.P.*	Supermarket product sales	John Xu, the Company’s Chairman and Chief Executive Officer, controls this entity		$—	$673,504
GF Supermarket of MP, Inc.*	Supermarket product sales	Grace Xu, spouse of John Xu (the Company’s chief executive officer) is the major shareholder with 49% ownership	July 28, 2022	114,158	—
HKGF Market of Alhambra, Inc*	Supermarket product sales	Grace Xu, spouse of John Xu (the Company’s chief executive officer), controls this entity with 100% ownership	July 28, 2022	292,566	—
United Food LLC*	Supermarket product sales	John Xu, is the United Food LLC’s shareholder	July 28, 2022	2,739	—
Total				$409,463	$673,504

____________

*        These receivables had been repaid by the related parties.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

9. Related party balances and transactions (cont.)

Other receivables — related parties

Name of Related Party	Nature	Relationship	Subsequent Collection Date	April 30, 2022	April 30, 2021
J&C Int’l Group LLC	Loans, due on demand, non-interest bearing	John Xu, the Company’s Chairman and Chief Executive Officer, has majority ownership of this entity		$—	$256,639
Good Fortune CA3, LP*	Loans, due on demand, non-interest bearing	John Xu, the Company’s Chairman and Chief Executive Officer, has majority ownership of this entity	July 29, 2022	20,000	43,100
Ideal Investment	Loans, due on demand, non-interest bearing	John Xu, the Company’s Chairman and Chief Executive Officer, has majority ownership of this entity		—	60,000
Ideal City Capital	Loans, due on demand, non-interest bearing	John Xu, the Company’s Chairman and Chief Executive Officer, has majority ownership of this entity		—	29,175
Fowler Development LLC	Loans, due on demand, non-interest bearing	John Xu, the Company’s Chairman and Chief Executive Officer, has majority ownership of this entity		—	122,000
Total				$20,000	$510,914

____________

*        This receivable had been repaid by the related party.

Other payables — related parties

Name of Related Party	Nature	Relationship	April 30, 2022	April 30, 2021
John Xu	Loans, due on demand, non-interest bearing	The Company’s Chairman and Chief Executive Officer	$174,594	$86,288
Grace Xu	Loans, due on demand, non-interest bearing	Spouse of John Xu, the Company’s Chairman and Chief Executive Officer	40,775	—
J&C Int’l Group LLC	Loans, due on demand, non-interest bearing	John Xu, the Company’s Chairman and Chief Executive Officer, has majority ownership of this entity	108,361	—
Ideal City Capital	Loans, due on demand, non-interest bearing	John Xu, the Company’s Chairman and Chief Executive Officer, has majority ownership of this entity	30,825	—
Total			$354,555	$86,288

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

10. Leases

The Company accounted for leases in accordance with ASU No. 2016-02, Leases (Topic 842), for all periods presented. The Company leases certain supermarkets and office facilities from third parties. Some of the Company’s leases include one or more options to renew, which are typically at the Company’s sole discretion. The Company evaluates the renewal options, and, when it is reasonably certain of exercise, it will include the renewal period in its lease term. New lease modifications result in re-measurement of the right of use (“ROU”) assets and lease liabilities. Operating ROU assets and lease liabilities are recognized at the lease commencement date, based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term. As of April 30, 2022, the average remaining term of the lease is 17.5 years. The Company’s total lease expenses are $1.8 million and $1.7 million for the year ended April 30, 2022 and 2021.

The Company’s material leases consist of store rent. The lease detail information is listed below:

Store	Lease Term Due
Good Fortune Supermarket of Monrovia, LP	August 31, 2055 (with extension)
Good Fortune Supermarket San Gabriel, LP	November 30, 2030
Super HK of El Monte, Inc.	July 14, 2028

The Company’s ROU assets and lease liabilities are recognized using an effective interest rate of 4.5% which was determined using the Company’s incremental borrowing rate.

The Company’s operating ROU assets and lease liabilities were as follows:

	April 30, 2022	April 30, 2021
Operating ROU:
ROU assets	$15,895,258	$17,052,255
Total operating ROU assets	$15,895,258	$17,052,255
	April 30, 2022	April 30, 2021
Operating lease obligations:
Current operating lease liabilities	$1,065,852	$1,003,546
Non-current operating lease liabilities	16,552,469	17,584,638
Total lease liabilities	$17,618,321	$18,588,184

As of April 30, 2022, the five-year maturity of the Company’s operating lease liabilities is as follow:

Years Ending April 30,	Operating lease liabilities
2023	$1,787,002
2024	1,804,228
2025	1,821,884
2026	1,871,781
2027	1,906,230
Thereafter	19,253,944
Total lease payments	28,445,069
Less: interest	(10,826,748)
Present value of lease liabilities	$17,618,321

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

11. Stockholder’s Deficit

Common stock

Maison was initially authorized to issue 500,000 shares of common stock with a par value of $0.0001 per share. On September 8, 2021, the total number of authorized shares of common stock was increased to 100,000,000 by way of a 200-for-1 stock split, among which, the authorized shares are divided in to 92,000,000 shares of Class A Common Stock, 5,000,000 shares of preferred stock entitled to one (1) vote per share and 3,000,000 shares of Class B Common Stock entitled to ten (10) votes per share. The Class B Common Stock is convertible at any time into shares of Class A Common Stock and once converted may not be reissued. The Company believed it to be appropriate to reflect the above transactions on a retroactive basis similar to stock split or dividend pursuant to ASC 260. All shares and per share amounts used herein and in the accompanying consolidated financial statements have been retroactively adjusted to reflect the increase of share capital as if the change of share number became effective as of the beginning of the first period presented for Maison Group.

12. Income Tax

Maison Solutions is a Delaware holding company that is subject to the U.S. income tax.

Since its formation in 2019, the Company and its subsidiaries filed separate returns based upon a tax year-end of December 31. The Company recently filed an application with the IRS and the state of California to change its and its subsidiaries year-end to April 30. Based upon approval from the tax authorities, the Company intends to file stub period returns for each of the entities for the period January 1, 2023 to April 30, 2023 and file individual entity’s tax return for the years thereafter. The income tax provision in these financial statements is based upon the pretax income (loss) for the years ended April 30, 2022 and 2021.

Income Tax Provision

The provision for income taxes provisions consists of the following components:

	Year ended April 30, 2022	Year ended April 30, 2021
Current:
Federal	$17,246	$299,942
State	10,492	136,113
Deferred:
Federal	—	—
State	—	—
Total	$27,738	$436,055

The following is a reconciliation of the difference between the actual (benefit) provision for income taxes and the (benefit) provision computed by applying the federal statutory rate on income (loss) before income taxes:

	Year ended April 30, 2022	Year ended April 30, 2021
Federal statutory rate	(21.00)%	21.00%
State statutory rate, net of effect of state income tax deductible to federal income tax	(6.88)%	6.99%
Permanent difference	(11.70)%	1.82%
Valuation allowance	44.00%	0.00%
Effective tax rate	4.42%	29.81%

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

12. Income Tax (cont.)

Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred taxes are comprised of the following:

	April 30, 2022	April 30, 2021
Deferred tax assets:
Inventory reserve	$13,101	$8,830
Net operating losses (“NOL”)	872,592	551,734
Valuation allowance	(885,693)	(560,564)
Deferred tax assets, net	$—	$—

As of April 30, 2022 and 2021, Maison and Maison El Monte had approximately $3.28 million and $2.02 million, respectively, of U.S. federal NOL carryovers available to offset future taxable income which do not expire but are limited to 80% of income until utilized. As of April 30, 2022 and 2021, Maison and Maison El Monte had approximately $2.61 million and $1.82 million, respectively, of California state net operating loss which can be carried forward up to 20 years to offset future taxable income. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends upon the Company’s future generation of taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

The Company has recorded $25,160 and $20,383 of interest and penalties related to understated income tax payments for the years ended April 30, 2022 and 2021, respectively. The Company intends to file amended income tax returns in 2023 with respect to these positions. The tax late payment was due to the change in the tax year-end, since the year-end for the purpose of financial statements reporting already changed to fiscal year ending April 30, the Company recorded the tax provision and tax liability for the years ending April 30, 2022 and 2021 and as of April 30, 2022 and 2021 for the taxable income (loss) for these two fiscal years in the consolidated financial statements. The Company has not yet filed amendment to the income tax returns, and therefore did not receive the actual tax late payment notice from the IRS yet.

13. Commitments and contingencies

Contingencies

In the ordinary course of our business, we are subject to periodic lawsuits, investigations and claims, including, but not limited to, contractual disputes, and employment, health and safety matters. Although we cannot predict certainty the ultimate resolution of any lawsuits, investigations and claims asserted against it, we do not believe any currently pending legal proceedings to which it is a party will have a material adverse effect on our business, prospects, financial condition, cash flows or results of operations.

In May 2020, Maison El Monte was named as a co-defendant in a complaint filed by a consumer advocacy group alleging violations of a California health and safety regulation. The case is pending in the Superior Court of the State of California, and as such the Company has not made any accruals of the fiscal year ended April 30, 2022 related to this case.

MAISON SOLUTIONS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2022 AND APRIL 30, 2021

13. Commitments and contingencies (cont.)

In June 2022, Maison San Gabriel entered into a confidential settlement agreement with the plaintiff in connection with a California employment law case whereby Maison San Gabriel agreed to pay $98,500 to plaintiff in full settlement of all claims in the case. As a result of the settlement agreement, the Company accrued $98,500 as a loss relating to the case for the fiscal year ended April 30, 2022. This settlement amount is subject to reduction by a court proceeding scheduled in 2023.

Commitments

On April 19, 2021 JD E-commerce America Limited (“JD US”) and the Company entered into a Collaboration Agreement (the “Collaboration Agreement”) pursuant to which JD.com will provide services to Maison focused on updating in store technology through the development of a new mobile app and the updating of new in-store technology, and revising store layouts to promote efficiency. The Collaboration Agreement provided for a consultancy and initialization fee of $220,000, 40% of which was payable within 3 days of effectiveness, 40% of which is due within 3 days of the completion and delivery of initialization services (including initializing of a feasibility plan, store digitalization, delivery of online retailing and e-commerce business and operational solutions for the Stores) as outlined in the Collaboration Agreement and the remaining 20% is payable within three (3) days of the completion and delivery of the implementation services (including product and merchandize supply chain configuration, staff training for operation and management of the digital solutions, installation and configuration of hardware, customization of software, concept design and implementation), as outlined in the Collaboration Agreement. The Collaboration Agreement also included certain additional storage and implementation fees to be determined by the parties and royalty fees, following the commercial launch of the platform developed by JD US, of 1.2% of gross merchandise value based on information generated by the platform. For each additional store requiring Consultancy and Initialization service, an additional $50,000 will be charged for preparing the feasibility plan for such additional store. The Collaboration Agreement has an initial term of 10 years and customary termination and indemnification provisions. Simultaneously with the effectiveness of the Collaboration Agreement, JD US and Maison entered into an Intellectual Property License Agreement (the “IP Agreement”) outlining certain trademarks, logos and designs and other intellectual property rights used in connection with the retail supermarket operations outlined in the Collaboration Agreement, which includes an initial term of 10 years and customary termination provisions, there are no additional licensing fees or costs associated with the IP Agreement.

14. Subsequent Event

The Company evaluated all events and transactions that occurred after April 30, 2022 up through the date the Company issued these consolidated financial statements on December 22, 2022.

New acquisition for new supermarket retail store

On June 30, 2022, the Company purchased 100% equity interest in GF Supermarket of MP, Inc, the legal entity holding a supermarket in Monterey Park. Mrs. Grace Xu (spouse of Mr. John Xu, the Company’s Chairman and Chief Executive Officer) is the selling shareholder of GF Supermarket of MP Inc., with 49% ownership percentage. Another selling shareholder of GF Supermarket of MP Inc. is DNL Management Inc with 51% ownership percentage, who is not a related party of the Company. The purchase consideration was approximately the carrying value of the net assets on the acquisition date of GF Supermarket of MP Inc, which was approximately $1.5 million. The net assets are comprised of $0.68 million of inventory, $0.7 million of net property & equipment, and 0.26 million in cash.

Subsequent promissory note issued to Mrs. Grace Xu

On October 19, 2022, the Company issued a promissory note to Mrs. Grace Xu, spouse of John Xu (the Company’s Chairman and Chief Executive Officer), for an amount of $750,000 with 6% annual interest rate. The principal amount of this promissory note and any accrued but unpaid interest shall be due and payable, in one installment or many installments, no later than one year from October 19, 2022.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
and Stockholders of GF Supermarket of MP, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of GF Supermarket of MP, Inc. (the “Company”) as of April 30, 2022, and the related statement of income, stockholders’ equity, and cash flows for the year ended April 30, 2022, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2022, and the results of its operations and its cash flows for the year ended April 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Kreit & Chiu CPA LLP

We have served as the Company’s auditor since 2022.

Los Angeles, California

May 4, 2023

GF SUPERMARKET OF MP, INC.
BALANCE SHEET

As of	April 30, 2022
ASSETS
Current Assets
Accounts receivable	$30,601
Accounts receivable – related parties, net	1,807
Inventories, net	872,085
Prepayments	193,179
Other receivables and other current assets	41,968
Total Current Assets	1,139,640
Property and equipment, net	455,037
Intangible assets, net	310,344
Security deposits	161,945
Goodwill	349,491
Total Assets	$2,416,457

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Book overdraft	$179,122
Accounts payable	681,293
Accounts payable – related parties, net	708,326
Accrued expenses and other payables	111,023
Contract liabilities	15,458
Income taxes payable	183,262
Total Current Liabilities	1,878,484
Other long-term payables	32,200
Deferred tax liability	76,300
Total Liabilities	1,986,984

Stockholders’ Equity
Paid in capital	31,165
Retained earnings	398,308
Total Stockholders’ Equity	429,473
Total Liabilities and Stockholders’ Equity	$2,416,457

The accompanying notes are an integral part of these financial statements.

GF SUPERMARKET OF MP, INC.
STATEMENT OF INCOME
FOR THE YEAR ENDED APRIL 30, 2022

Net Revenues
Supermarket	$13,838,396
Total Revenues, Net	13,838,396

Cost of Revenues
Supermarket	10,865,134
Total Cost of Revenues	10,865,134
Gross Profit	2,973,262

Selling Expenses	1,926,873
General and Administrative Expenses	489,515
Total Operating Expenses	2,416,388

Income from Operations	556,874

Other Income, net	9,852
Total Other Income, net	9,852

Income Before Income Taxes	566,726
Income Tax Expense	168,418
Net Income	$398,308

The accompanying notes are an integral part of these financial statements.

GF SUPERMARKET OF MP, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY

	Paid in Capital	Retained Earnings	Total Stockholders’ Equity
Balance at May 1, 2021	$—	$—	$—
Shareholder contribution	31,165	—	31,165
Net income	—	398,308	398,308
Balance at April 30, 2022	$31,165	$398,308	$429,473

The accompanying notes are an integral part of these financial statements.

GF SUPERMARKET OF MP, INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED APRIL 30, 2022

Cash flows from operating activities
Net income	$398,308
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	109,262
Provision for inventory shrinkage reserve	37,684
Change in deferred taxes	(15,654)
Changes in operating assets and liabilities:
Accounts receivable	(30,601)
Accounts receivable – related party	(1,807)
Inventories	(909,769)
Prepayments	(193,178)
Security deposits	(161,945)
Accounts payable	681,293
Accounts payable – related parties	708,326
Accrued expenses and other payables	111,023
Contract liabilities	15,458
Taxes payables	183,262
Other long-term payables	32,200
Net cash provided by operating activities	963,862

Cash flows from investing activities
Purchase fixed assets	(546,044)
Acquisition of intangible assets	(586,137)
Net cash used in investing activities	(1,132,181)

Cash flows from financing activities
Capital contributions from stockholder	31,165
Loan to shareholder	(41,968)
Book overdraft	179,122
Net cash provided by financing activities	168,319

Net changes in cash	—
Cash at the beginning of the year	—
Cash at the end of the year	$—

Supplemental disclosure of cash flow information
Cash paid for interest	$—
Cash paid for income taxes	$800

The accompanying notes are an integral part of these financial statements.

GF SUPERMARKET OF MP, INC.
NOTES TO FINANCIAL STATEMENTS

1. Organization

GF Supermarket of MP, Inc. (“Maison Monterey Park” or the “Company”) was incorporated on February 10, 2021 in California. The Company is a fast-growing specialty grocery retailer offering traditional Asian food and merchandise to U.S. consumers, in particular to Asian-American communities.

2. Summary of significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates are used for, but not limited to, useful lives of property and equipment, commitments and contingencies, inventory reserve, allowance for estimated uncollectable accounts receivable and other receivables, impairment of long-lived assets, contract liabilities and valuation of deferred tax assets. Given the global economic climate and additional or unforeseen effects from the COVID-19 pandemic, these estimates have become more challenging, and actual results could differ materially from these estimates.

Cash and cash equivalents

Cash and equivalents include cash on hand, demand deposits and short-term cash investments that are highly liquid in nature and have original maturities when purchased of three months or less. The Company’s cash is maintained at financial institutions in the United States of America. Deposits in these financial institutions may, from time to time, exceed the Federal Deposit Insurance Corporation (“FDIC”)’s federally insured limits. The standard insurance amount is $250,000 per depositor, per insured bank, for each account ownership category. The bank deposits exceeding the standard insurance amount will not be covered. As of April 30, 2022, the Company had book overdraft of $179,122. The Company has not experienced any losses in accounts held in these financial institutions and believes it is not exposed to any risks on its cash held in these financial institutions.

Accounts receivable — related parties

Accounts receivable consist primarily of receivables from related parties on 30-day credit terms and are presented net of an allowance for estimated uncollectible amounts. The Company periodically assesses its accounts receivable for collectability on a specific identification basis. If collectability of an account becomes unlikely, an allowance is recorded for that doubtful account. Once collection efforts have been exhausted, the accounts receivable is written off against the allowance. As of April 30, 2022, there was no allowance for the doubtful accounts. Accounts receivable and accounts payable with the same related party were netted off.

Inventories, net

Inventories consisting of products available for sale, are primarily accounted for using the first-in, first-out method, and are valued at the lower of cost and net realizable value. This valuation requires the Company to make judgments, based on currently available information, about the likely method of disposition, such as through sales to individual customers, returns to product vendors, or liquidations, and expected recoverable values of each disposition category. The Company records inventory shrinkage based on the historical data and management’s estimates and provides a reserve for inventory shrinkage for the year ended April 30, 2022.

GF SUPERMARKET OF MP, INC.
NOTES TO FINANCIAL STATEMENTS

2. Summary of significant accounting policies (cont.)

Prepayments

Prepayments and deposits are mainly comprised of cash deposited and advanced to suppliers for future inventory purchases and services to be performed. This amount is refundable and bears no interest. For any prepayments that management determines will not be in receipts of inventories, services, or refundable, the Company recognizes an allowance account to reserve such balances. Management reviews its prepayments on a regular basis to determine if the allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of April 30, 2022, the Company had made prepayment to its vendors and its insurance provider. The Company’s management continues to evaluate the reasonableness of the allowance policy and update it if necessary.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the estimated useful lives of the individual assets.

The following table includes the estimated useful lives of certain of our asset classes:

Furniture & fixtures	5 – 10 years
Leasehold improvements	Shorter of the lease term or estimated useful life of the assets (five years)
Equipment	5 – 10 years
Automobiles	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statements of operations. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment of long-lived assets

Management reviews long-lived assets, including property and equipment with finite lives and operating lease right-of-use assets, for indicators of impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation is performed at the lowest level of identifiable cash flows, which is at the individual store level. Undiscounted cash flows expected to be generated by the related assets are estimated over the assets’ useful lives based on updated projections. If the evaluation indicates that the carrying amount of the assets may not be recoverable, any potential impairment is measured based upon the fair value of the related asset or asset group as determined by an appropriate market appraisal or other valuation technique. The Company did not record any impairment loss during the year ended April 30, 2022.

Goodwill

Goodwill is tested annually for impairment or more frequently when an event or circumstance indicates that goodwill might be impaired. Generally, the Company first performs a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If factors indicate that this is the case, the Company then estimates the fair value of the related reporting unit. If the fair value is less than the carrying value, the goodwill of the reporting unit is determined to be impaired and the Company will record an impairment equal to the excess of the carrying value over its fair value. The Company did not record any impairment loss to the goodwill during the year ended April 30, 2022.

GF SUPERMARKET OF MP, INC.
NOTES TO FINANCIAL STATEMENTS

2. Summary of significant accounting policies (cont.)

Fair value measurements

The Company records its financial assets and liabilities in accordance with the framework for measuring fair value in accordance with U.S GAAP. This framework establishes a fair value hierarchy that prioritizes the inputs used to measure fair value:

Level 1: Quoted prices for identical instruments in active markets.

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair value measurements of nonfinancial assets and non-financial liabilities are primarily used in the impairment analysis of intangible assets and long-lived assets.

Financial instruments included in current assets and current liabilities are reported in the balance sheet at cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

The Company followed ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), in accordance with ASC Topic 606, the Company’s performance obligation is satisfied upon the transfer of goods to the customer, which occurs at the point of sale. Revenues are recorded net of discounts, sales tax and returns and allowances.

The Company sells Company gift cards to customers. There are no administrative fees on unused gift cards, and the gift cards do not have an expiration date. Gift card sales are recorded as contract liability when sold and are recognized as revenue when either the gift card is redeemed, or the likelihood of the gift card being redeemed is remote (“gift card breakage”). The Company’s gift card breakage rate is based upon historical redemption patterns, and it recognizes breakage revenue utilizing the redemption recognition method. The Company also offers discounts on the gift cards sold to its customers. The discounts are recorded as sales discount when gift card been redeemed. The Company’s contract liability related to gift cards was $15,458 as of April 30, 2022.

The following table summarizes disaggregated revenue from contracts with customers by product group: perishable and non-perishable goods. Perishable product categories include meat, seafood, vegetables, and fruit. Non-perishable product categories include grocery, liquor, cigarettes, lottery, newspaper, reusable bag, non-food, and health products.

Year ended April 30, 2022
Perishables	$7,171,914
Non-perishables	6,666,482
Total revenues	$13,838,396

Cost of sales

Cost of sales includes the rental expense (occupancy cost), depreciation, the direct costs of purchased merchandise, shrinkage costs, store supplies, and inbound shipping costs.

The Company subleases certain mini stores that are within the supermarket to other parties. The Company collects security deposits and rent from these sub-lease tenants. The rent income of $257,532 collected from sub-lease tenants recognized as rental income and deducted occupancy cost of $674,386.

GF SUPERMARKET OF MP, INC.
NOTES TO FINANCIAL STATEMENTS

2. Summary of significant accounting policies (cont.)

Selling expenses

Selling expenses mainly consist of advertising costs, promotion expenses and payroll and related expenses for personnel engaged in selling and marketing activities. Advertising expenses, which consist primarily of online and offline advertisements, are expensed when the services are performed. The Company’s advertising expenses were $62,416 for the year ended April 30, 2022.

General and administration expenses

General and administration expenses mainly consist of payroll and related costs for employees involved in general corporate functions, professional fees and other general corporate expenses, as well as expenses associated with the use by these functions of facilities and equipment, such as rental and depreciation expenses.

(a)     Concentrations of risks Major customers

For the year ended April 30, 2022, the Company did not have any customers that accounted for more than 10% of total net sales.

(b)    Major vendors

For the year ended April 30, 2022, the Company had two vendors that accounted for 35% and 18% of the Company’s net purchase, respectively.

(c)     Credit risks

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. Accounts receivable are typically unsecured and derived from products sold to customers, and are thereby exposed to credit risk. However, the Company believes the concentration of credit risk in its accounts receivable is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Historically, the Company did not have any bad debt on its accounts receivable.

Income taxes

Income taxes are accounted for in accordance with the provisions of ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company’s deferred tax assets are subject to periodic recoverability assessments. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that more likely than not will be realized. In determining the need for a valuation allowance, management reviews both positive and negative evidence, including current and historical results of operations, future income projections and the overall prospects of our business. Realization of the deferred tax assets is principally dependent upon achievement of projected future taxable income offset by deferred tax liabilities. Changes in recognition or measurement are reflected in the period in which the judgment occurs.

The Company utilizes a two-step approach to recognizing and measuring uncertain income tax positions (tax contingencies). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not the position will be sustained on audit, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more

GF SUPERMARKET OF MP, INC.
NOTES TO FINANCIAL STATEMENTS

2. Summary of significant accounting policies (cont.)

than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating our tax positions and estimating its tax benefits, which may require periodic adjustments, and which may not accurately forecast actual outcomes. The Company includes interest and penalties related to its tax contingencies in income tax expense.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the CARES Act) was signed into law, intended to provide economic relief to those impacted by the COVID-19 pandemic, the CARES Act, among other things, includes provisions addressing the carryback of net operating losses for specific periods, temporary modifications to the limitations placed on the tax deductibility of net interest expenses, and technical amendments for qualified improvement property (QIP). The impacts of the CARES Act are recorded as components within the Company’s deferred income tax liabilities and income tax receivable on the Company’s balance sheets.

Related Parties

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC Topic 850, “Related Party Disclosures” and other relevant ASC standards. Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions in Note 9 — “Related party balances and transactions”.

Segment Information

The Company’s chief operating decision-maker has been identified as the chief executive officer, who reviews financial information presented on a basis, accompanied by disaggregated information about revenues by different product types for purposes of allocating resources and evaluating financial performance. The Company and its subsidiaries offer grocery products, general merchandise, health and beauty care products, pharmacy, fuel and other items and services in its stores. The Company’s operating segments and reporting units are reported in one reportable segment. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the unit level. Based on qualitative and quantitative criteria established by ASC Topic 280, “Segment Reporting”, the Company considers itself to be operating within one reportable segment.

Recently Issued Accounting Pronouncements

The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In January 2017, the FASB issued ASU No. 2017-04, Simplifying the Test for Goodwill Impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The guidance should be adopted on a prospective basis. As a smaller reporting company, the standard will be effective for the Company for interim and annual reporting periods beginning after December 15, 2022, with early adoption permitted. The Company does not believe there will be a impact of adopting this standard on its financial statement In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit

GF SUPERMARKET OF MP, INC.
NOTES TO FINANCIAL STATEMENTS

2. Summary of significant accounting policies (cont.)

Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, to update the effective date of ASU No. 2016-02 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these amendments is for fiscal years beginning after December 15, 2022. The Company has not early adopted this update and it became effective on May 1, 2023. The Company is currently evaluating the impact of ASU 2019-05 will have on the Company’s financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company elected early adoption for this policy on July 1, 2021 and did not have a material impact on the Company’s financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) (“ASU 2020-04”). ASU 2020-04 contains practical expedients for reference rate reform related activities that impact debt, leases, derivatives and other contracts. The guidance in ASU 2020-04 is optional and may be elected over time as reference rate reform activities occur. The Company continues to evaluate the impact of the guidance and may apply the elections as applicable as changes in the market occur.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables — Non-refundable Fees and Other Costs”. The amendments in this Update represent changes to clarify the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. ASU 2020-08 is effective for the Company for annual and interim reporting periods beginning May 1, 2021. Early adoption was permitted, including adoption in an interim period. All entities should apply the amendments in this Update on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. These amendments do not change the effective dates for Update 2017-08. The adoption of this standard on July 1, 2021, did not have a material impact on the Company’s financial statements.

No other new accounting pronouncements issued or effective had, or are expected to have, a material impact on the Company’s financial statements.

GF SUPERMARKET OF MP, INC.
NOTES TO FINANCIAL STATEMENTS

3. Inventories, net

A summary of inventories, net is as follows:

April 30, 2022
Perishables	$167,111
Non-perishables	742,658
Reserve for inventory shrinkage	(37,684)
Inventories, net	$872,085

Movements of reserve for inventory shrinkage are as follows:

April 30, 2022
Beginning balance	$—
Provision for inventory shrinkage reserve	37,684
Ending Balance	$37,684

4. Prepayments

April 30, 2022
Prepayment for inventory purchases	$193,179
Total prepayments	$193,179

5. Property and equipment, net

April 30, 2022
Furniture & Fixtures	$374,098
Equipment	153,565
Leasehold Improvement	18,381
Total property and equipment	546,044
Accumulated depreciation	(91,007)
Property and equipment, net	$455,037

Depreciation expenses for the year ended April 30, 2022 were $91,007.

6. Intangible assets

Intangible assets mainly consisted of a trademark acquired through the purchase of assets from Hong Kong Supermarket of M.P (“HKMP” or the “seller”) including all the property and equipment, inventory and other tangible assets on July 1, 2021. The fair value of the trademark at acquisition date was $328,600, to be amortized over 15 years. The amortization of the trademark for the year ended April 30, 2022 was $18,255.

7. Goodwill

Goodwill represented the excess fair value of the assets under the fair value of the identifiable assets acquired, including an assembled workforce, which cannot be sold or transferred separately from the other assets in the business. See Note 11 — “Acquisition of business” for additional information. As of April 30, 2022, the Company had goodwill of $349,491, and no impairment loss was recorded during the year ended April 30, 2022.

GF SUPERMARKET OF MP, INC.
NOTES TO FINANCIAL STATEMENTS

8. Accrued expenses and other payables

April 30, 2022
Accrued payroll	$62,112
Other payables	19,264
Credit card payable	17,424
Sales tax payable	12,223
Total accrued expenses and other payables	$111,023

9. Related party balances and transactions

Accounts receivable — related parties

Name of Related Party	Nature	Relationship	April 30, 2022	Maison Monterey Park purchased from	Maison Monterey Park sold to
Good Fortune Supermarket of Monrovia, LP (“Maison Monrovia”)	Supermarket product sales	Maison owns 85.25%*	$1,807	4,018	4,660

Accounts payables — related parties

Name of Related Party	Nature	Relationship	April 30, 2022	Maison Monterey Park purchased from	Maison Monterey Park sold to
HKGF Market of Alhambra, Inc	Supermarket product purchased	Grace Xu, spouse of John Xu, the Company’s chief executive officer, 49% shareholder of the Company, controls this entity with 100% ownership	$3,093	$8,535	$5,441
Super HK of El Monte, Inc. (“Maison El Monte”)	Supermarket product purchased	Maison owns 91.67%*	149,016	642,229	7,069
Hong Kong Supermarket of M.P.	Supermarket product purchased	John Xu, spouse of Grace Xu, indirectly controls this entity	544,878	—	—
Good Fortune Supermarket San Gabriel, LP (“Maison San Gabriel”)	Supermarket product purchased	Maison owns 91.00%*	11,339	63,366	8,469
Total			$708,326	$714,130	$20,979

____________

*        Maison Solutions Inc. (“Maison”) acquired Maison Monterey Park on July 1, 2022 (see Note 12).

GF SUPERMARKET OF MP, INC.
NOTES TO FINANCIAL STATEMENTS

9. Related party balances and transactions (cont.)

Other receivable — related party

Name of Related Party	Nature	Relationship	April 30, 2022
Grace Xu	Advance, no interest, was repaid in October 2022	49% shareholder of the Company	$41,968

10. Income Taxes

The income tax provision in these financial statements is based upon the pretax income for the year ended April 30, 2022.

Income Tax Provision

The provision for income taxes provisions consists of the following components:

Year ended April 30, 2022
Current:
Federal income tax expense	$125,945
State income tax expense	58,127
Deferred:
Federal income tax benefit	(11,747)
State income tax benefit	(3,907)
Total	$168,418

The following is a reconciliation of the difference between the actual provision for income taxes and the provision computed by applying the federal statutory rate on income before income taxes:

Year ended April 30, 2022
Federal statutory rate	21.00%
State statutory rate, net of effect of state income tax deductible to federal income tax	6.98%
Permanent difference – penalties, interest, and others	1.74%
Effective tax rate	29.72%

Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred taxes are comprised of the following:

April 30, 2022
Deferred tax asset:
Inventory impairment	$10,545
Deferred tax liability:
Trademark	86,845
Deferred tax liability, net of deferred tax asset	$76,300

GF SUPERMARKET OF MP, INC.
NOTES TO FINANCIAL STATEMENTS

10. Income Taxes (cont.)

The Company has recorded $8,727 of interest and penalties related to understated income tax payments for the year ended April 30, 2022. The estimated tax penalty was due to the change in the tax year-end, the Company had calendar year-end for year 2021 and 2022, and in the end of 2022, the Company filed an application of change year-end with the IRS to change its year-end to April 30 since the year-end for the purpose of financial statements reporting already changed to fiscal year ending April 30, the Company recorded the tax provision and tax liability for the year ending April 30, 2022 and as of April 30, 2022 for the taxable income in the financial statements. The Company‘s corporate income tax return for calendar year 2021 is open to the IRS audit, the Company has not yet filed its 2022 income tax return.

11. Acquisition of business

On July 1, 2021, the Company entered an Asset Purchase Agreement with Hong Kong Supermarket of M.P (“HKMP” or the “seller”) to purchase assets from HKMP including all the property and equipment, inventory and other tangible assets for $2.25 million. As of April 30, 2022, the remaining outstanding balance for the assets purchased from HKMP was $381,575.

The following table summarizes the fair values of the assets acquired at the date of acquisition. Goodwill as a result of the acquisition of the assets from HKMP is calculated as follows:

Total purchase considerations	$2,225,000
Fair value of tangible assets acquired:
Property and equipment	480,062
Inventory	1,053,465
Other assets	105,336
Total tangible assets acquired	1,638,863
Deferred tax liability arising from trademark acquired	(91,954)
Net tangible assets acquired	1,546,909
Intangible assets (trademark) acquired	328,600
Goodwill as a result of the acquisition	$349,491

12. Subsequent Event

The Company follows the guidance in FASB ASC 855-10 for the disclosure of subsequent events. The Company evaluated subsequent events through the date the financial statements were issued and determined the Company has the following major subsequent event that need to be disclosed.

On June 30, 2022, Mrs. Grace Xu, (spouse of Mr. John Xu, the Company’s chief executive officer) the selling shareholder of Maison Monterey Park with 49% ownership, and DNL Management Inc. with 51% ownership of the Company, sold 100% equity interest in Maison Monterey Park to Maison. The purchase consideration was $1.5 million. On February 21, 2023, the selling shareholders of Maison Monterey Park and Maison renegotiated and entered into an Amended Stock Purchase Agreement, with an effective date on October 31, 2022, to amend the purchase price to $2.5 million, which both parties believed it reflected the true fair value of Maison Monterey Park.

Effective on June 21, 2022, the Company (“subtenant”) entered a Consent to Sublease with the landlord of the supermarket and HKMP (“tenant”), wherein the landlord consented the certain Standard Sublease Multi-Tenant, between tenant and subtenant, with respect to subletting by subtenant, pursuant to the terms of Section 14.1 of the original lease agreement entered on June 30, 2020. Under the original lease agreement, the term of the lease was from July 1, 2020 through June 30, 2025, with option to renew for another three years. The monthly base rent was $67,438.56 for the first two years, $72,000 for the third year, $73,000 for the fourth year and $74,000 for the fifth year.

             shares of Class A Common Stock

___________________

PROSPECTUS

___________________

JOSEPH STONE CAPITAL, LLC

            , 2023

Through and including            , 2023 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. All of the expenses below will be paid by the Registrant.

SEC registration fee	$
FINRA filing fee	$	*
NASDAQ listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees and expenses		*
Blue sky fees and expenses		*
Miscellaneous fees and expenses		*
Total	$	*

____________

*        To be filed by amendment.

Item 14.     Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our amended and restated bylaws provide for the indemnification of officers and directors of the corporation consistent with Section 145 of the DGCL.

We intend to maintain liability insurance policies that indemnify our directors and officers against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act, that may be incurred by them in their capacity as such.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The underwriting agreement to be filed as an exhibit 1.1 to this registration statement will provide for indemnification of us and our directors and certain of our officers by the underwriters for certain liabilities.

Item 15.     Recent Sales of Unregistered Securities

In the two years preceding the filing of this registration statement, other than the initial subscription by our initial shares at the time of our incorporation, we have not sold any securities.

Item 16.     Exhibits and Financial Statements

(a)     Exhibits

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.
3.1***	Certificate of Incorporation of Maison Solutions Inc.
3.2***	Amended and Restated Certificate of Incorporation of Maison Solutions Inc.
3.3***	Bylaws of Maison Solutions Inc.
3.4***	Amended and Restated Bylaws of Maison Solutions Inc.
4.1*	Specimen Class A Common Stock Certificate.
5.1*	Opinion of Akerman LLP as to the legality of the securities being registered.
10.1***#	Form of Maison Solutions Inc. 2023 Stock Incentive Plan.
10.2***	Form of Indemnification Agreement between Maison Solutions Inc. and each of the directors and officers thereof.
10.3***	Form of Employment Agreement between Maison Solutions Inc. and John Xu.
10.4***	Form of Employment Agreement between Maison Solutions Inc. and Alexandria M. Lopez.
10.5***	Form of Employment Agreement between Maison Solutions Inc. and Tao Han.
10.6***

Amended Loan Authorization and Agreement by and between the U.S. Small Business Administration and Good Fortune Supermarket of Monrovia LP, principal amount of $150,000 at 3.75% interest for a term of 30 years dated June 3, 2020.

10.7***

Loan Authorization and Agreement by and between the U.S. Small Business Administration and Good Fortune Supermarket of San Gabriel LP, principal amount of $2,000,000 at 3.75% interest for a term of 30 years dated January 12, 2022.

10.8***

Amended Loan Authorization and Agreement by and between the U.S. Small Business Administration and Super HK of El Monte Inc, principal amount of $500,000 at 3.75% interest for a term of 30 years dated January 6, 2022.

10.9***	Collaboration Agreement by and between JD E-commerce American Limited and Maison Solutions Inc. dated April 19, 2021 (English Translation).
10.10***	Intellectual Property License Agreement by and between JD E-commerce American Limited and Maison Solutions Inc. dated April 19, 2021 (English Translation).
10.11***

Business Loan Agreement by and between American First National Bank and Good Fortune Supermarket of Monrovia, LP, principal amount of $1,000,000 at 4.5% to 6.5% variable interest for a term of 7 years dated March 2, 2017.

10.12***

Business Loan Agreement by and between American First National Bank and Good Fortune Supermarket of San Gabriel, LP, principal amount of $1,000,000 at 4.5% to 6.5% variable interest for a term of 7 years dated March 2, 2017.

16.1**	Letter of Friedman LLP, dated June 2, 2023.
21.1***	Subsidiaries of Maison Solutions Inc.
23.1**	Consent of Friedman LLP.

Exhibit Number	Description
23.2*	Consent of Akerman LLP (included as part of Exhibit 5.1 hereto).
24.1***	Power of attorney (included on the signature page to this Registration Statement).
99.1***	Consent of Mark Willis, Director Nominee.
99.2***	Consent of Bin Wang, Director Nominee.
99.3***	Consent of Dr. Xiaoxia Zhang, Director Nominee.
107**	Calculation of Filing Fee Table.

____________

*        To be filed by amendment.

**      Filed herewith.

***    Previously Filed

#        Management contract or compensatory plan or arrangement.

Item 17.     Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on the 2nd day of June, 2023.

MAISON SOLUTIONS INC.
By:	/s/ John Xu
Name:	John Xu
Title:	President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Capacity in Which Signed	Date
/s/ John Xu	Chief Executive Officer and Chairman	June 2, 2023
John Xu	(Principal Executive Officer)
/s/ Alexandria M. Lopez*	Chief Financial Officer and Director	June 2, 2023
Alexandria M. Lopez	(Principal Financial Officer)
/s/ Tao Han*	Chief Operating Officer	June 2, 2023
Tao Han
/s/ Bin Wang*	Director Nominee	June 2, 2023
Bin Wang
/s/ Mark Willis*	Director Nominee	June 2, 2023
Mark Willis
/s/ Dr. Xiaoxia Zhang*	Director Nominee	June 2, 2023
Dr. Xiaoxia Zhang
* By:	/s/ John Xu
Attorney-In-Fact

II-4